Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 25, 2025

among

The Other Borrowers Party Hereto From Time to Time

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A., BNP PARIBAS,

CITIBANK, N.A. and PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

COOPERATIEVE CENTRAL RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK

NEDERLAND” NEW YORK BRANCH, THE TORONTO-DOMINION BANK, NEW YORK

BRANCH, TRUIST BANK, and COMERICA BANK,

as Documentation Agents,

COBANK, ACB,

CAPITAL FARM CREDIT, PCA and

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunners and Joint Lead Arrangers in respect of the Farm Credit Term A Facility,

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., BNP PARIBAS,

CITIBANK, N.A. and PNC CAPITAL MARKETS LLC,

as Joint Bookrunners and Joint Lead Arrangers in respect of the Revolving Facility

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B	–	Form of Guaranty Agreement

Exhibit C	–	Form of Security Agreement

Exhibit D	–	Form of Compliance Certificate

Exhibit E	–	Form of Incremental Facility Activation Notice

Exhibit F	–	[Reserved]

Exhibit G	–	Form of Tax Exemption Certificate

SCHEDULES:

Schedule 1.09	–	Agreed Security Principles

Schedule 2.01	–	Commitments; Rolled Term A Loans

Schedule 3.12	–	Subsidiaries

Schedule 3.13	–	Labor Matters

Schedule 6.01	–	Existing Indebtedness

Schedule 6.02	–	Existing Liens

Schedule 6.04	–	Investments

Schedule 6.07	–	Certain Affiliate Transactions

Schedule 10.04	–	Voting Participants

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 25, 2025 (this “Agreement”), among DARLING INGREDIENTS INC., a Delaware corporation (the “Parent Borrower”), DARLING INTERNATIONAL CANADA INC., a company formed under the laws of the province of New Brunswick, Canada (the “Canadian Borrower”), DARLING INTERNATIONAL NL HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), organized under the laws of The Netherlands (the “Dutch Parent Borrower”), DARLING INGREDIENTS INTERNATIONAL HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (the “Dutch Subsidiary Borrower”), the Additional Borrowers party hereto from time to time, the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A. and PNC BANK, NATIONAL ASSOCIATION, as Syndication Agents (in such capacity, the “Syndication Agents”) and COOPERATIEVE CENTRAL RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH, TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST BANK, and COMERICA BANK, as Documentation Agents (in such capacity, the “Documentation Agents”).

WHEREAS, the Parent Borrower is a party to that certain Second Amended and Restated Credit Agreement, dated as of January 6, 2014, among the Parent Borrower, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified immediately prior to the effectiveness hereof, the “Existing Credit Agreement”);

WHEREAS, prior to the effectiveness of this Agreement on the date hereof, the Parent had (i) Term A-1 Loans and Term A-3 Loans (each as defined in the Existing Credit Agreement) in aggregate outstanding principal amount of $395,000,000 and $296,250,000, respectively (the “Existing Farm Credit Loans”), (ii) Term A-2 Loans and Term A-4 Loans (each as defined in the Existing Credit Agreement) in aggregate outstanding principal amount of $465,625,000 and $475,000,000, respectively (the “Existing Institutional Loans”), and (iii) Revolving Commitments (as defined in the Existing Credit Agreement) in aggregate amount of $1,500,000,000 (the “Existing Revolving Commitments” and, together with the Existing Farm Credit Loans and the Existing Institutional Loans, collectively, the “Existing Facilities”); and

WHEREAS, the parties hereto have agreed to (x) refinance and/or replace the Existing Facilities, as applicable, as set forth herein and (y) amend and restate the Existing Credit Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Borrowers” has the meaning set forth in Section 10.21.

“Additional Lender” has the meaning set forth in Section 2.20(b).

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, in the case of Loans or Letters of Credit denominated in Canadian Dollars or Euro, JPMorgan Chase Bank, N.A., Toronto Branch or any Affiliate of JPMorgan Chase Bank, N.A. thereof designated by it, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” has the meaning set forth in Section 10.04(e).

“Agreed Security Principles” means those principles set forth on Schedule 1.09.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreed Currencies” means dollars and each Alternative Currency.

“Agreement Currency” has the meaning set forth in Section 1.06(h).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) with respect to all Loans in dollars, the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currencies” means Canadian Dollars, Euro, Sterling and any other currency reasonably acceptable to the Administrative Agent and each applicable Revolving Lender that is freely convertible into dollars and readily available in the applicable offshore interbank market for the applicable Alternative Currency.

“Ancillary Commitment” means, with respect to any Ancillary Lender and Ancillary Facility, the maximum amount that such Ancillary Lender has agreed to make available from time to time prior to the Revolving Maturity Date under such Ancillary Facility pursuant to Section 2.23 or the Existing Credit Agreement (to the extent such Ancillary Facility was entered into prior to the Effective Date). With respect to any Ancillary Commitment not denominated in dollars, the amount of such Ancillary Commitment, for purposes of calculations in respect of usage, fees and similar items under this Agreement, shall be the Dollar Equivalent thereof and the Administrative Agent may, on any Revaluation Date, re-determine the amount of the Ancillary Commitment and provide notice thereof as set forth in Section 1.06(e).

“Ancillary Facility” means (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any credit order or short term loan facility, (c) any letter of credit, suretyship, guarantee and/or bonding facility or any other instrument to provide a contingent liability, (d) any derivatives or hedging facility (other than a Swap Agreement) and/or (e) any other facility or financial accommodation that may be entered into in connection with the business of the Parent Borrower and/or any of its Subsidiaries, in each case, made available in accordance with Section 2.23 or the Existing Credit Agreement (to the extent entered into prior to the Effective Date).

“Ancillary Facility Adjustment Date” has the meaning set forth in Section 8.03.

“Ancillary Facility Document” means, with respect to any Ancillary Facility, each document or instrument between any Borrower and the applicable Ancillary Lender thereunder governing such Ancillary Facility.

“Ancillary Facility Exposure” means, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the Dollar Equivalent of the sum of the following amounts outstanding under such Ancillary Facility:

(a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balance on any account of any Borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such Borrower under such Ancillary Facility);

(b) the face amount of each letter of credit, guarantee, bond or similar instrument under such Ancillary Facility (net of any cash collateral and otherwise as the maximum liability thereunder is reduced in accordance with its terms and by calls thereon which have been satisfied, and excluding any liability in respect of amounts of interest, fees and similar charges); and

(c) the amount fairly representing the aggregate exposure (excluding interest, fees and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Facility Document.

“Ancillary Lender” shall mean, with respect to any Ancillary Facility, the Revolving Lender (or an Affiliate of such Revolving Lender) that has made such Ancillary Facility available under Section 2.23 or the Existing Credit Agreement (to the extent such Ancillary Facility was entered into prior to the Effective Date).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to it in Section 9.17(c).

“Applicable Percentage” means, with respect to any Revolving Lender, subject to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any:

(a) (w) Term Benchmark Loan (other than Farm Credit Term A Loans) or SONIA Loan, the applicable rate per annum set forth below under the caption “Term Benchmark/SONIA Spread”, (x) ABR Loan (other than Farm Credit Term A Loans), Swingline Loan or Canadian Prime Rate Loan, the applicable rate per annum set forth below under the caption “ABR/Swingline/Canadian Spread”, (y) commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” and (z) letter of credit fee payable hereunder, the applicable rate per annum set forth below under the caption “Letter of Credit Fee Rate”, in each case, based on the Total Leverage Ratio as of the most recent determination date:

Category	Total Leverage Ratio	Term Benchmark/SONI A Spread	ABR/Swingline/ Canadian Spread	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 4.75:1.00	2.00%	1.00%	0.30%	2.00%
2	Less than 4.75:1.00 but greater than or equal to 4.00:1.00	1.75%	0.75%	0.25%	1.75%

Category	Total Leverage Ratio	Term Benchmark/SONI A Spread	ABR/Swingline/ Canadian Spread	Commitment Fee Rate	Letter of Credit Fee Rate
3	Less than 4.00:1.00 but greater than or equal to 3.25:1.00	1.50%	0.50%	0.225%	1.50%
4	Less than 3.25:1.00 but greater than or equal to 2.50:1.00	1.375%	0.375%	0.20%	1.375%
5	Less than 2.50:1.00 but greater than or equal to 1.50:1.00	1.25%	0.25%	0.175%	1.25%
6	Less than 1.50:1.00	1.00%	0.00%	0.15%	1.00%

and

(b) (x) Term Benchmark Farm Credit Term A Loan, the applicable rate per annum set forth below under the caption “Term Benchmark Spread” and (y) ABR Farm Credit Term A Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, in each case, based on the Total Leverage Ratio as of the most recent determination date:

Category	Total Leverage Ratio	Term Benchmark Spread	ABR Spread
1	Greater than or equal to 4.75:1.00	2.25%	1.25%
2	Less than 4.75:1.00 but greater than or equal to 4.00:1.00	2.00%	1.00%
3	Less than 4.00:1.00 but greater than or equal to	1.75%	0.75%

Category	Total Leverage Ratio	Term Benchmark Spread	ABR Spread
	3.25:1.00
4	Less than 3.25:1.00 but greater than or equal to 2.50:1.00	1.625%	0.625%
5	Less than 2.50:1.00	1.50%	0.50%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent Borrower’s fiscal year based on the Parent Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b); provided that until delivery of the Parent Borrower’s consolidated financial statements for the fiscal quarter ended June 30, 2025 as required by Section 5.01(a) or (b), the “Applicable Rate” in clauses (a) and (b) above shall be the applicable rate per annum set forth in Category 3 of clauses (a) and (b) above and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.18(a).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any agents hereunder or to Lenders by means of electronic communications pursuant to Section 10.01.

“Approved Electronic Platform” has the meaning assigned to it in Section 9.17(a).

“Approved Fund” means a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Swap” means a concurrent purchase and sale or exchange of any property, plant, equipment or other assets to be used or useful by the Parent Borrower or a Restricted Subsidiary in its business or Capital Expenditures relating thereto (including any Renewable Diesel Joint Venture) between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided that the Parent Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Parent Borrower.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, at any date, an amount equal to the sum of:

(a) $340,400,000; plus

(b) an amount equal to 50% of Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries (which amount, if less than zero, shall be deemed to be zero for such period) for the period from the first day of the first fiscal quarter commencing after the Effective Date until the last day of the then-most recent fiscal quarter or fiscal year, as applicable, for which financial statements have been made available to the Administrative Agent; plus

(c) the Net Proceeds actually received by the Parent Borrower from and after the Effective Date to such date from the sale of Equity Interests of the Parent Borrower (other than (A) Disqualified Equity Interests, (B) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (C) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans)); plus

(d) an amount equal to (A) the net reduction in Investments made after the Effective Date using the Available Amount (not in excess of the original amount of such Investments) in respect of any returns in cash and cash equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Parent Borrower and its Restricted Subsidiaries from such Investments after the Effective Date and (B) the net cash proceeds of the Disposition of any Investment after the Effective Date made using the Available Amount actually received by the Parent Borrower and its Restricted Subsidiaries after the Effective Date; plus

(e) (A) the amount of any Investment by the Parent Borrower and its Restricted Subsidiaries that was made after the Effective Date using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary and (B) the fair market value (as determined by the Parent Borrower in good faith) of the assets of any Unrestricted Subsidiary that has been transferred, conveyed or otherwise distributed to the Parent Borrower or any Restricted Subsidiary (net of amounts paid by the Parent Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary for such assets), such amount not to exceed the amount of the Investment made with the Available Amount after the Effective Date by the Parent Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary; minus

(f) (i) the aggregate amount of all Investments made after the date hereof by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.04(x)(i), (ii) the aggregate amount of all Restricted Payments made after the date hereof by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.06(a)(viii) and (iii) the aggregate amount of all payments or distributions made after the date hereof by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.06(b)(v).

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Available Amount, if the Available Amount at such time is less than zero, then the Available Amount shall be deemed to be zero for purposes of such calculation or determination.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued from time to time thereunder.

“Benchmark” means, initially, (i) with respect to any Term Benchmark Loan, the Relevant Rate for such Agreed Currency, (ii) with respect to SONIA Loans, Daily Simple SONIA, (iii) with respect to RFR Loans denominated in dollars, Daily Simple SOFR, (iv) with respect to RFR Loans denominated in Canadian Dollars, Daily Simple CORRA and (v) with respect to Swingline Loans bearing interest based on Daily Simple ESTR, Daily Simple ESTR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate, Daily Simple SONIA, Daily Simple SOFR, Daily Simple CORRA, Daily Simple ESTR or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in clause (b) below:

(a) in the case of any Loan denominated in dollars, Daily Simple SOFR and/or in the case of any Loan denominated in Canadian Dollars, Daily Simple CORRA; and

(b) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (B) any related Benchmark Replacement Adjustment.

If any Benchmark Replacement as determined pursuant to the provisions above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in dollars or Canadian Dollars, as applicable, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Canadian Prime Rate”, the definition of “U.S. Government Securities Business Day,” the definition of “SONIA Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Parent Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Parent Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any bona fide (i) debt fund, (ii) investment vehicle, (iii) regulated bank entity or (iv) non-regulated lending entity that is, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business that is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with a Disqualified Institution, but only to the extent that no personnel involved with the investment in the relevant Disqualified Institution (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (B) has the access to any information (other than information that is publicly available) relating to the Parent Borrower and/or any entity that forms part of any of its business (including any of its Subsidiaries).

“Borrower Communications” has the meaning assigned to it in Section 9.18(c).

“Borrowers” means the Parent Borrower and the Subsidiary Borrowers.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with (a) a SONIA Loan or Ancillary Facility denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) a RFR Loan denominated in dollars or Term SOFR

Rate Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan or Term SOFR Rate Loan, or any other dealings of such RFR Loan denominated in dollars or Term SOFR Rate Loan, such date shall also exclude any day that is not a U.S. Government Securities Business Day, (c) any Loans or Letters of Credit or Ancillary Facility denominated in Canadian Dollars or obligations of the Canadian Borrower, such date shall also exclude any day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed, (d) any Loans or Letters of Credit or Ancillary Facility denominated in Euro, such date shall also exclude any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for the settlement of payments in Euro, (e) any Loans or Letters of Credit or Ancillary Facility denominated in Sterling such date shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed, (f) the obligations of the Dutch Borrowers under the Loan Documents, such date shall also exclude any other day on which commercial banks in Amsterdam are authorized or required by law to remain closed, (g) the obligations of Darling Germany under the Loan Documents, such date shall also exclude any other day on which commercial banks in Frankfurt am Main, Germany are authorized or required by law to remain closed and (h) the obligations of Darling Belgium under the Loan Documents, such date shall also exclude any other day on which commercial banks in Belgium are authorized or required by law to remain closed .

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 11.01.

“CAM Exchange Date” means the date on which (a) any event referred to in Sections 8.01(g) or (h) shall occur in respect of any Borrower or (b) an acceleration of the maturity of the Loans pursuant to Article VIII shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate dollar amount of the sum, without duplication, of (i) the Specified Obligations (including the Dollar Equivalent of any Specified Obligations owing in any currency (other than dollars)) owed to such Lender, (ii) such Lender’s participation in undrawn amounts of Letters of Credit (including the Dollar Equivalent of the undrawn amount of any Letters of Credit not denominated in dollars) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate dollar amount of the sum, without duplication, of (i) the Specified Obligations (including the Dollar Equivalent of any Specified Obligations owing in any currency (other than dollars)) owed to all the Lenders and (ii) the aggregate undrawn amount of outstanding Letters of Credit (including the Dollar Equivalent of the undrawn amount of any Letters of Credit not denominated in dollars) immediately prior to such CAM Exchange Date.

“Canadian Borrower” has the meaning set forth in the preamble hereto.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “$C” means lawful money of Canada.

“Canadian Loan Party” means each Loan Party formed under the laws of Canada or any province or territory thereof.

“Canadian Pension Plans” means any “pension plan” that is required to be registered under Canadian federal or provincial pension benefits standards legislation and under which any Canadian Loan Party has any liability with respect to any current or former employee employed in Canada.

“Canadian Pension Termination Event” means the occurrence of any of the following: (i) the board of directors of any Canadian Loan Party passes a resolution to terminate or wind-up in whole or in part any Canadian Defined Benefit Plan or any Canadian Loan Party otherwise initiates any action or filing to voluntarily terminate or wind-up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Canadian Defined Benefit Plan of a Canadian Loan Party; and (iii) the withdrawal of a Canadian Loan Party as a participating employer under any “multi-employer pension plan”, as that term is defined in the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction, where such withdrawal would trigger any additional funding obligations of the Loan Party.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Borrowing” means a Borrowing of Swingline Loans comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Swingline Loan denominated in Canadian Dollars.

“Canadian Subsidiary” means any Subsidiary of the Parent Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any period and a Person, without duplication (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” means, with respect to any Person and subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment, to the extent relevant.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro (other than Swingline Loans denominated in Euro), a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five (5) Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for Sterling Borrowings for the five (5) most recent Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple SONIA applicable during such period of five (5) Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last Business Day in such period and (c) any other Alternative Currency (and Swingline Loans denominated in Euro), a Central Bank Rate Adjustment, to the extent relevant, as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control” means any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are defined within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), of Equity Interests representing more than 50% of either the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower; or (b) the occurrence of a “Change of Control” or any comparable event resulting in a requirement for the Parent Borrower to make an offer to purchase any Existing Senior Notes, Incremental Equivalent Debt, any Refinancing Notes or any Refinancing Junior Loans with an aggregate principal amount outstanding in excess of the Threshold Amount, as the term “Change of Control” or those events are defined under any of the documentation evidencing and governing any of the Existing Senior Notes, any Incremental Equivalent Debt, any Refinancing Notes or any Refinancing Junior Loans, as applicable.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this

Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities (to the extent such Lender has the right to do so under its credit facilities with similarly situated borrowers).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Farm Credit Term A Loans, Term A Loans, Swingline Loans, Loans made pursuant to any Specified Refinancing Debt constituting revolving facility commitments, Loans made pursuant to any Specified Refinancing Debt constituting term loans, Loans made pursuant to an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving commitment) or Loans made pursuant to an Incremental Term Facility and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Farm Credit Term A Commitment, Specified Refinancing Debt constituting revolving facility commitment, Specified Refinancing Debt constituting term loan commitment, an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving commitment) or a commitment for Incremental Term Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator as selected by the Administrative Agent in its sole reasonable discretion in consultation with the Borrower).

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all of the assets and property (including Equity Interests) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Security Documents as security for the Obligations or the Foreign Obligations, as applicable.

“Collateral Reinstatement Date” has the meaning set forth in Section 5.10(b).

“Collateral Reinstatement Event” has the meaning set forth in Section 5.10(b).

“Collateral Suspension Date” means the first date following the Effective Date or any Collateral Reinstatement Date on which: (i) at least two of the Corporate Ratings are an Investment Grade Rating (each with a stable or better outlook), (ii) no Default or Event of Default has occurred and is continuing under this Agreement, (iii) no Indebtedness secured by Liens on the Collateral permitted by Section 6.02(jj) or Section 6.02(z), is outstanding (unless, in each case, the Liens securing such Indebtedness are contemporaneously released) and (iv) a Responsible Officer of the Parent Borrower has delivered an officer’s certificate to the Administrative Agent that (1) certifies to the satisfaction or concurrent satisfaction of the foregoing and (2) requests the Administrative Agent to take any reasonably requested actions to evidence such release of Collateral in accordance with the second sentence under Section 5.10(a).

“Collateral Suspension Period” means each period commencing on the Collateral Suspension Date with respect to such period and ending on any Collateral Reinstatement Date occurring after such Collateral Suspension Date.

“Commitment” means a Revolving Commitment or the Farm Credit Term A Commitment, or any combination thereof (as the context requires).

“Commitment Parties” means JPMorgan Chase Bank, N.A. and CoBank and such other financial institutions that become party to those certain commitment or mandate letters related to this Agreement, each dated as of May 20, 2025, pursuant to the terms thereof.

“Communications” has the meaning assigned to it in Section 9.17(c).

“Consolidated EBITDA” means, for any period (the “Subject Period”) and any Person, the total of the following each calculated without duplication on a consolidated basis for such period:

(a) Consolidated Net Income; plus

(b) any provision for (or less any benefit from) income, franchise and similar Taxes (including Taxes in lieu thereof) included in determining Consolidated Net Income (including such Taxes arising out of examinations (including interest and penalties)); plus

(c) interest expense deducted in determining Consolidated Net Income; plus

(d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus

(e) to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges, expenses or deductions; plus

(f) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters); plus

(g) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(h) the amount of loss on Dispositions of Receivables Assets in connection with (i) any Receivables Facility (including Dispositions to any Receivables Subsidiary) and (ii) any incentive, supplier finance or similar program entered into in the ordinary course of business; plus

(i) the amount of the proceeds of business interruption insurance representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)); plus

(j) earn-out obligations incurred in connection with any acquisition or other Investment permitted pursuant to Section 6.04 and paid or accrued during such period and on similar acquisitions and Investments completed prior to the Effective Date; plus

(k) cash distributions actually received by the Parent Borrower and its Restricted Subsidiaries from joint ventures (including any Renewable Diesel Joint Venture) and Unrestricted Subsidiaries; plus

(l) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to Tax restructurings, inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); plus

(m) the amount of any expected cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably projected to be realized from any permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions (whether occurring before or after the Effective Date); provided that, (x) such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are (1) reasonably identifiable and factually supportable (in the good faith determination of such Person) and (2) expected to be realized within 18 months of the date of the event or determination giving rise thereto and (y) the aggregate amount of any increases to Consolidated EBITDA for any Subject Period pursuant to clauses (l) and (m) shall not exceed (1) the amount of any such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X of the Securities Act of 1933 plus (2) 10% of Consolidated EBITDA for such applicable Subject Period; plus

(n) equity income from DGD in excess of cash distributions of the type set forth in clause (k) of this definition from DGD; provided that, the amounts added back to Consolidated EBITDA pursuant to this clause (n) shall not exceed 20% of Consolidated EBITDA for such Subject Period, calculated after giving effect to such add back.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP on a consolidated basis, but excluding:

(a) any extraordinary, nonrecurring, unusual, nonoperating or noncash gains, income, losses, expenses or charges (including costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders);

(b) gains, income, losses, expenses or charges of, and payments in connection with, corporate reorganizations;

(c) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Equity Interests or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(d) the income (or loss) of any Unrestricted Subsidiary and any other Person who is not a Restricted Subsidiary; provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received by the Subject Person or such subsidiary in the form of dividends, similar distributions or other payments, in each case, paid in cash (or to the extent converted into cash);

(e) the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Consolidated EBITDA to the extent provided in the definition thereof);

(f) the cumulative effect of any change in accounting principles during such period;

(g) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, closed and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(h) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;

(i) any net income or loss (less all fees, expenses and charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Agreements);

(j) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;

(k) any compensation charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from (i) the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (iii) in connection with the rollover, acceleration or payout of Equity Interests held by management of Parent Borrower and/or any of its subsidiaries; provided that, to the extent any such charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Parent Borrower as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent Borrower, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Parent Borrower for which this exclusion is modifying Consolidated Net Income;

(l) any fees, costs, commissions and expenses incurred during such period (including rationalization, legal, Tax and structuring fees, costs and expenses), or any amortization or write-off thereof for such period in connection with (i) the Project Ocean Transactions, (ii) the Transactions and (iii) any Investment (other than an Investment among the Parent Borrower and its Subsidiaries in the ordinary course of operations), Disposition (other than Dispositions of inventory or Dispositions among the Parent Borrower and its Subsidiaries in the ordinary course of operations), incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of Indebtedness, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (other than the incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of Indebtedness among the Parent Borrower and its Subsidiaries in the ordinary course of operations), and issuance or offering of Equity Interests, Restricted Payments, acquisitions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (in each case including any such transaction proposed or undertaken, but not completed);

(m) accruals and reserves that are established or adjusted within 12 months (i) after the Effective Date that are so required to be established or adjusted as a result of the Transactions and (ii) of the date of any Permitted Acquisition or similar Investment, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies;

(n) any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net gains or losses resulting from Swap Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness); and

(o) unrealized net losses, charges or expenses and unrealized net gains in the fair market value (as determined by the Parent Borrower in good faith) of any arrangements under Swap Agreements.

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets appearing on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Ratings” means (i) the Parent Borrower’s corporate credit rating from S&P, (ii) the Parent Borrower’s corporate family rating from Moody’s, and/or (iii) the Parent Borrower’s corporate credit rating from Fitch, or, in each case, an equivalent rating by any other Rating Agency.

“CORRA”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CORRA Rate.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning set forth in the definition of “Daily Simple CORRA”.

“CORRA Rate” means the Canadian Overnight Repo Rate Average, administered and published by the CORRA Administrator.

“CORRA Rate Day” has the meaning set forth in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered QFC Party” has the meaning set forth in Section 10.25.

“Covered Party” means each Loan Party and any other Subsidiary of the Parent Borrower designated by the Parent Borrower as a “Covered Party” for purposes of this Agreement.

“Credit Facilities” means the Revolving Facility and each Term Facility.

“Criminal Code (Canada)” means the Criminal Code (Canada), R.S.C., 1985 c. C-46.

“Cured Default” has the meaning set forth in Section 8.01.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, the “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is an Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s

website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to any Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Day. If Daily Simple CORRA shall be less than the Floor, such rate shall be deemed to be equal to the Floor for all purposes of this Agreement.

“Daily Simple ESTR” means, with respect to any Swingline Loan requested in Euros for any Business Day, an interest rate per annum equal to ESTR based on the published rate of ESTR as of the Business Day of such request. Any change in Daily Simple ESTR due to a change in ESTR shall be effective from and including the effective date of such change in ESTR. If Daily Simple ESTR shall be less than the Floor, such rate shall be deemed to be equal to the Floor for all purposes of this Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SONIA” means, (i) with respect to any Swingline Loan requested in Sterling for any Business Day, an interest rate per annum equal to SONIA based on the published rate of SONIA as of the Business Day of such request and (ii) for all other purposes, for any day (a “SONIA Rate Day”) with respect to any Loan denominated in Sterling, an interest rate per annum equal to SONIA for the day that is five (5) SONIA Business Days prior to (i) if such SONIA Rate Day is a SONIA Business Day, such SONIA Rate Day or (ii) if such SONIA Rate Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Rate Day. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA. If Daily Simple SONIA shall be less than the Floor, such rate shall be deemed to be equal to the Floor for all purposes of this Agreement.

“Darling Belgium” means Darling Ingredients Belgium Holding BV, a limited liability company (besloten vennootschap/société à responsabilité limitée) organized under the laws of Belgium, having its registered office (zetel/siège) located at Fabriekstraat 2, 9470 Denderleeuw (Belgium) and registered with the Crossroads Bank for Enterprises under number 0447.442.489 (RPR/RPM Ghent - subsection Dendermonde).

“Darling Germany” means Darling Ingredients Germany Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, with business address at Engter Str. 101, 49191 Belm, Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Osnabrück, Germany under registration number HRB 208356.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (i) the principal of and interest accrued to such date on each Loan (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than the contingent LC Exposure and other contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or been terminated, and (iv) the contingent LC Exposure shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the Issuing Bank or (B) the issuance of a “back–to–back” letter of credit in form and substance reasonably acceptable to the Issuing Bank with an original face amount at least equal to 102% of the amount of such LC Exposure.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21, any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days after the date required to be funded by it hereunder, (b) notified the Parent Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within two (2) Business Days after request by the Administrative Agent or the Parent Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) immediately upon the delivery of such confirmation, (d) failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, unless the subject of a good faith dispute or (e) (i) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) has had a receiver, receiver-manager, interim-receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver-manager, interim-receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become subject to a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental

Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Parent Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Administrative Agent or the Parent Borrower (as applicable), each Issuing Bank and each Lender.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Covered Parties, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any treasury, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfer, cash pooling, operation foreign exchange management or cash management services or arrangements (including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any Subsidiary Loan Party and any Lender, Affiliate of a Lender, Issuing Bank or the Administrative Agent) entered into by such Lender or Affiliate with the Covered Parties, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Covered Parties, or any one of them, to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(o) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Permitted Investments received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Permitted Investments).

“DGD” means, collectively, (x) Diamond Green Diesel Holdings, LLC and its Subsidiaries and (y) any other Person that is owned (directly or indirectly) by the Parent Borrower and a joint venturer that acquires or succeeds to all or substantially all of the assets of Diamond Green Diesel Holdings, LLC and its Subsidiaries.

“Disposition” means, as to any Person, any sale, transfer, lease, exclusive license or other disposition (whether effected pursuant to a division or otherwise) of any asset, including issuance of any Equity Interest in a Restricted Subsidiary (other than the issuance of directors’ qualifying or similar shares required to be held by specific Persons under applicable law and Equity Interests issued to the Parent Borrower or any of its Restricted Subsidiaries). The terms “Dispose”, “Dispose of” and “Disposed of” shall have the correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than in exchange for Qualified Equity Interests or cash in lieu of fractional shares of such Equity Interest), (b) is redeemable by the issuer at the option of the holder thereof, in whole or in part (other than in exchange for Qualified Equity Interests or cash in lieu of fractional shares of such Equity Interest) or (c) is or becomes convertible into or exchangeable (unless at the option of the issuer thereof) for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest, unless in each case, such term, event or condition is subject to the occurrence of the Date of Full Satisfaction; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent Borrower or any Subsidiary to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that the Parent Borrower or any such Subsidiary may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Loan Obligations are fully satisfied simultaneously therewith, (ii) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such employee may deliver such Equity Interests to the Parent Borrower and its Subsidiaries (or the Parent Borrower or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or Tax withholding obligations with respect to such Equity Interests and (iii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (c) prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at such time will be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means (i) those Persons that are competitors of the Parent Borrower or its subsidiaries, (ii) such other Persons, in each case, identified in writing to the Administrative Agent prior to the Effective Date and (iii) in each case of clauses (i) and (ii), any Person that is reasonably identifiable solely on the basis of or by similarity of name as an Affiliate of any Person set forth in clauses (i) and (ii); provided that the Parent Borrower, upon at least two (2) Business Days’ prior written notice to the Administrative Agent (at the email address provided for such updates in Section 10.01) after the Effective Date shall be permitted to supplement in writing the list of Persons that are Disqualified Institutions to the extent such supplemented Person is (A) a competitor (as determined by the Parent Borrower from time to time), (B) an Affiliate of a competitor (other than an Affiliate that is a Bona Fide Debt Fund, unless such Person is otherwise a Disqualified Institution under clause (ii) above) or (C) an Affiliate of a Person identified in clauses (ii) and (iii) above; provided further that (x) no such supplement shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments hereunder, in each case prior to it being added to such list and (y) Disqualified Institutions shall not include any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time pursuant to Section 10.01.

“Disregarded Domestic Person” means any Domestic Subsidiary of Borrower (a) substantially all of the assets of which consist of the Equity Interests and/or Indebtedness of one (1) or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income Tax purposes and holds no material assets other than the Equity Interests in one (1) or more Foreign Subsidiaries.

“Documentation Agents” has the meaning set forth in the preamble hereto.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate in effect on such date for the purchase of dollars with such currency. The Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in an Alternative Currency shall be the amount most recently determined as provided in Section 1.06.

“Domestic Loan Party” means the Parent Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Loan Party” means a Loan Party that is a Domestic Subsidiary.

“Dutch Borrowers” means the Dutch Parent Borrower and the Dutch Subsidiary Borrower.

“Dutch Parent Borrower” has the meaning set forth in the preamble hereto.

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“Dutch Subsidiary Borrower” has the meaning set forth in the preamble hereto.

“Economic and Industry Information” has the meaning set forth in Section 3.11.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 10.02), which date was June 25, 2025.

“Electronic Signature” means an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loans and/or Commitments to such Person under Section 10.04(b)(i) and (ii)); provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) any Disqualified Institution or (iv) except as set forth in Section 10.04(e), the Parent Borrower or its Subsidiaries. For the avoidance of doubt, any Disqualified Institution or applicable Affiliate of a Disqualified Institution is subject to Section 10.04(f).

“EMU Legislation” means the legislative measures of the European Union relating to Economic and Monetary Union.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding agreements or other legally enforceable requirements issued, promulgated or entered into by any Governmental Authority, regulating, relating to or imposing standards of conduct concerning the environment, preservation or reclamation of natural resources, or health and safety (to the extent relating to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Accretive Investment” has the meaning set forth in the definition of “Permitted Acquisition”.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction (assuming, to the extent such assumption is reasonable, that each Lender satisfies an applicable representation in Sections 10.23(a)(i) through (iii) and the related covenants in Section 10.23(b), as applicable); (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under

Section 4042 of ERISA; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the receipt by any Loan Party or any of its ERISA Affiliates of any notice from any Multiemployer Plan, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) with respect to any Foreign Benefit Plan, (A) the failure to make or remit any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Plan; (B) the failure to register or loss of registration in good standing with applicable regulatory authorities of any such Foreign Benefit Plan required to be registered; or (C) the failure of such Foreign Benefit Plan to comply with any material provisions of applicable law or regulations or with the material terms of such Foreign Benefit Plan.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBOR Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate.

“Euro” or “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Swingline Rate” when used in reference to any Swingline Loan or Swingline Borrowing, refers to whether such Swingline Loan, or the Swingline Loans comprising such Swingline Borrowing, are bearing interest at a rate determined by reference to Daily Simple ESTR.

“Events of Default” has the meaning set forth in Section 8.01.

“Excluded Collateral” means, with respect to any Loan Party:

(a) any lease, license, intellectual property right, contract right, property right, permit, agreement or other general intangible to which any Loan Party is a party or that a Loan Party otherwise owns or any of its rights or interests thereunder if, and for so long as, the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein, (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, intellectual property right, contract right, property right, permit, agreement or other general intangible, (iii) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (i), (ii) or (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (iv) a requirement for the consent of any Governmental Authority to permit the grant of a security interest therein; provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, intellectual property right, contract right, property right, permit or agreement that does not result in any of the consequences specified in clause (i), (ii), (iii) or (iv) above, including any proceeds of such lease, license, intellectual property right, contract right, property right, agreement or other general intangible;

(b) any capital stock, partnership interests, membership interests and other ownership interests issued by, or any other ownership interest in, (i) any Unrestricted Subsidiary, (ii) any Foreign Subsidiary with respect to which a pledge of such Foreign Subsidiary’s Equity Interests is prohibited by applicable law, (iii) any Foreign Subsidiary or a Disregarded Domestic Person that in each case is not a Specified Foreign Subsidiary, (iv) to the extent securing the Obligations and not just the Foreign Obligations, voting Equity Interests of any Specified Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests of such Specified Foreign Subsidiary and (v) any of the outstanding Equity Interests of any indirectly owned Foreign Subsidiary of such Loan Party;

(c) any fee-owned or leasehold interest in real property;

(d) any letter of credit rights;

(e) deposit accounts and cash and cash equivalents maintained in such deposit accounts, in each case, exclusively used for (i) payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and (ii) Taxes required to be collected or withheld (including, without limitation, federal and state withholding Taxes (including the employer’s share thereof), Taxes owing to any governmental unit thereof, sales, use and excise Taxes, customs duties, import duties and independent customs brokers’ charges), other Taxes or fiduciary funds for which a Loan Party may become liable;

(f) interests in partnerships, joint ventures and non-wholly-owned Subsidiaries which cannot be pledged without the consent of one or more third parties; provided, however, that such security interest shall attach immediately at such time as the condition creating such consent right shall cease to apply and, to the extent severable, shall attach immediately to any portion of such interest that is not subject to such consent right, including any proceeds of such interest (other than to the extent otherwise excepted);

(g) any right, title or interest in any Collateral, to the extent (i) the granting of a security interest therein would result in adverse Tax consequences as reasonably determined by the Parent Borrower and the Administrative Agent or (ii) the Loan Parties are prohibited from granting a security interest in, pledge of, or charge, mortgage or Lien upon any such Collateral by reason of (A) in the case of a contract, enforceable anti-assignment provisions in such contract, (B) with respect to any other property or assets, the terms of any contract (including any negative pledge provision) governing the purchase, financing or ownership of such assets or the triggering of any “change of control” or similar provision under such contract and (C) applicable law or regulation to which such Loan Party is subject (including lack of legal capacity of such Loan Party (whether as a result of financial assistance, corporate benefit or thin capitalization rule, or otherwise)), in each case of clauses (A), (B) and (C) above, after giving effect to relevant provisions of the UCC and other applicable law;

(h) any United States intent-to-use Trademark application prior to the filing and the acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application under applicable United States federal law;

(i) any property or assets subject to Liens permitted by Sections 6.02(o), (p) or (w) (to the extent such Lien permitted by Section 6.02(w) is of the type specified in Sections 6.02(o) or (p)) to third parties;

(j) watercraft and similar vessels, vehicles, rolling stock, aircraft and any other assets subject to certificates of title or considered serial number code (or like concept);

(k) Equity Interests of (i) the Project Ocean JV Entity, its direct parent company and its subsidiaries and (ii) to the extent constituting a Restricted Subsidiary, DGD, its direct parent company and its subsidiaries; provided that, in each case of clauses (i) and (ii), any such parent company is a holding company through which the Parent Borrower or its Subsidiary holds its interests in the Project Ocean JV Entity or DGD, respectively, and which has no material assets or operations unrelated to the Project Ocean JV Entity or DGD, respectively;

(l) any margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System); and

(m) any direct proceeds, substitutions or replacements of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise qualify for exclusion under clauses (a) through (l) above.

“Excluded Defaults” has the meaning set forth in Section 8.01.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly-owned Subsidiary;

(b) any Unrestricted Subsidiary;

(c) any Subsidiary that is prohibited by applicable law, regulation or Contractual Obligation from entering into (and providing the guarantees pursuant to) the Guaranty Agreement (including if it is not within the legal capacity of such Subsidiary to do so (whether as a result of financial assistance, corporate benefit, works council advice or thin capitalization rule or otherwise)) or that would require the consent, approval, license or authorization of a Governmental Authority in order to enter into (and provide the guarantees pursuant to) the Guaranty Agreement or to the extent the provision of such guaranty would conflict with the fiduciary duties of such Person’s directors or result in, or would reasonably be expected to result in, a material risk of personal, civil or criminal liability for any officer or director of such Person;

(d) not-for-profit Subsidiaries;

(e) captive insurance Subsidiaries;

(f) any Immaterial Subsidiary;

(g) direct or indirect Domestic Subsidiaries of any Foreign Subsidiary;

(h) any special purpose entity (including any Receivables Subsidiary);

(i) any Subsidiary that is a holding company through which the Parent Borrower or its Subsidiary holds its interests in a Renewable Diesel Joint Venture and which has no material assets or operations unrelated to a Renewable Diesel Joint Venture;

(j) the Project Ocean JV Entity;

(k) any Subsidiary that is a holding company through which the Parent Borrower or its Subsidiary holds its interests in the Project Ocean JV Entity and which has no material assets or operations unrelated to the Project Ocean JV Entity;

(l) any Disregarded Domestic Person (other than to the extent constituting a Specified Foreign Subsidiary pursuant to clause (b) of the definition of Specified Foreign Subsidiary);

(m) any Foreign Subsidiary, other than the Specified Foreign Subsidiaries; and

(n) any Subsidiary to the extent that the burden, difficulty, consequence or cost of entering into (and providing the guarantees pursuant to) the applicable Guaranty Agreement outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Parent Borrower;

provided that notwithstanding anything to the contrary contained in this Agreement, no Subsidiary shall be an “Excluded Subsidiary” if such Subsidiary enters into, or is required to enter into, a guarantee of (or becomes, or is required to become, a borrower or other obligor under) any obligations of the Parent Borrower or any Domestic Subsidiary thereof under any Existing Senior Notes, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans or any Permitted Refinancing Indebtedness in respect of any such Existing Senior Notes, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans, in each case, to the extent then outstanding.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder:

(a) income, franchise or similar Taxes (including German trade Taxes) imposed on (or measured by) its net income (however denominated), capital or revenue by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in which it is doing business, or in which it had a present or former connection (other than such connection arising solely from any Secured Party having executed, delivered, or performed its obligations or received a payment under, or enforced, any Loan Document) or, in the case of any Lender, in which its applicable lending office is located,

(b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above in which such recipient is located,

(c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender (including as a result of FATCA) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.17(a),

(d) in the case of a non-Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any United States backup withholding Tax that is imposed on accounts payable to such non-Foreign Lender at the time such non-Foreign Lender becomes a party to this Agreement,

(e) any Taxes attributable to such recipient’s failure to comply with Section 2.17(f),

(f) any Canadian Tax that would not have been imposed but for (i) the recipient or Lender not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any Borrower, (ii) the recipient or Lender being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Borrower or the recipient or Lender not dealing at arm’s length with such a “specified shareholder” for the purposes of the Income Tax Act (Canada), or (iii) the recipient or Lender being a “specified entity” as defined in subsection 18.4(1) of the Income Tax Act (Canada) in respect of any Borrower or in respect of which any Borrower is a “specified entity”,

(g) Taxes under the laws of The Netherlands to the extent such Tax becomes payable as a result of a Lender or the Administrative Agent having a substantial interest (aanmerkelijk belang) in a Dutch Borrower as laid down in The Netherlands Income Tax Act 2001 (Wet inkomsten belasting), and

(h) all liabilities, penalties and interest with respect to any of the foregoing excluded taxes.

“Existing Credit Agreement” has the meaning set forth in the preamble hereto.

“Existing Facilities” has the meaning set forth in the preamble hereto.

“Existing Farm Credit Loans” has the meaning set forth in the preamble hereto.

“Existing Institutional Loans” has the meaning set forth in the preamble hereto.

“Existing Revolving Commitments” has the meaning set forth in the preamble hereto.

“Existing Senior Notes” means, collectively, the Existing 2026 Senior Notes, the Existing 2027 Senior Notes, the Existing 2030 Senior Notes and the Existing 2032 Senior Notes.

“Existing 2026 Senior Notes” means the 3.625% senior notes due 2026 in an original aggregate principal amount of €515,000,000 issued on May 2, 2018 by Darling Global Finance B.V., as amended, restated, amended and restated or otherwise modified from time to time so long as the principal amount (or accreted value, if applicable) of such amended, restated, amended and restated or modified Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so amended, restated, amended and restated or modified plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such amended, restated, amended and restated or modified Indebtedness), except as otherwise permitted under Section 6.01 (including any Permitted Refinancing Indebtedness in respect thereof).

“Existing 2027 Senior Notes” means the 5.25% senior notes due 2027 in an original aggregate principal amount of $500,000,000 issued on April 3, 2019 by Parent Borrower, as amended, restated, amended and restated or otherwise modified from time to time so long as the principal amount (or accreted value, if applicable) of such amended, restated, amended and restated or modified Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so amended, restated, amended and restated or modified plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such amended, restated, amended and restated or modified Indebtedness), except as otherwise permitted under Section 6.01 (including any Permitted Refinancing Indebtedness in respect thereof).

“Existing 2030 Senior Notes” means the 6.00% senior notes due 2030 in an original aggregate principal amount of $750,000,000 issued on June 9, 2022 by Parent Borrower and the 6.00% senior notes due 2030 in original aggregate principal amount of $250,000,000 issued on August 17, 2022, each as amended, restated, amended and restated or otherwise modified from time to time so long as the principal amount (or accreted value, if applicable) of such amended, restated, amended and restated or modified Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so amended, restated, amended and restated or modified plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such amended, restated, amended and restated or modified Indebtedness), except as otherwise permitted under Section 6.01 (including any Permitted Refinancing Indebtedness in respect thereof).

“Existing 2032 Senior Notes” means the 4.50% senior notes due 2032 in an original aggregate principal amount of €750,000,000 issued on June 24, 2025 by Darling Global Finance B.V., as amended, restated, amended and restated or otherwise modified from time to time so long as the principal amount (or accreted value, if applicable) of such amended, restated, amended and restated or modified Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so amended, restated, amended and restated or modified plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such amended, restated, amended and restated or modified Indebtedness), except as otherwise permitted under Section 6.01 (including any Permitted Refinancing Indebtedness in respect thereof).

“Farm Credit Equities” means any of the Parent Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by a Farm Credit Lender for the account of the Parent Borrower) and other equities in a Farm Credit Lender acquired in connection with, or because of the existence of, the Parent Borrower’s patronage loan from such Farm Credit Lender (or its affiliate), and the proceeds of any of the foregoing.

“Farm Credit Lender” means each Lender that is a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time, or the Federal Agricultural Mortgage Corporation.

“Farm Credit Term A Commitment” means, with respect to each Farm Credit Term A Lender, the commitment, if any, of such Farm Credit Term A Lender to make Farm Credit Term A Loans hereunder, expressed as an amount representing the maximum principal amount of the Farm Credit Term A Loans to be made by such Farm Credit Term A Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) established or increased from time to time pursuant to an Incremental Assumption Agreement. The amount of each Lender’s Farm Credit Term A Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Farm Credit Term A Commitment, as applicable. The aggregate amount of the Lenders’ Farm Credit Term A Commitments as of the Effective Date was $900,000,000 and, after giving effect to the funding of the Farm Credit Term A Loans on the Effective Date, $0.

“Farm Credit Term A Facility” means the Farm Credit Term A Commitments and the extensions of credit made thereunder.

“Farm Credit Term A Lender” means, as of any date of determination, each Lender with a Farm Credit Term A Commitment and/or Farm Credit Term A Loan.

“Farm Credit Term A Loan Funding Date” the date on which the conditions precedent set forth in Section 4.01 and Section 4.02 have been satisfied and the Borrowing of Farm Credit Term A Loans occurs, which date shall be the Effective Date.

“Farm Credit Term A Loan Maturity Date” means June 25, 2031.

“Farm Credit Term A Loans” means a Loan made pursuant to clause (a) of Section 2.01 (including, for the avoidance of doubt, the Rolled Term A Loans) or an Incremental Term Loan designated as a Farm Credit Term A Loan.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Covenants” means the covenants set forth in Sections 7.01 and 7.02.

“Financial Officer” means the chief financial officer, executive vice president of finance and administration, principal accounting officer, treasurer or controller of, unless otherwise noted, the Parent Borrower (or any other officer acting in substantially the same capacity of the foregoing).

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien which is on at least an equal priority basis (but without regard to the control of remedies) with the Liens securing the Credit Facilities outstanding on the Effective Date to (b) Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for the four (4) fiscal quarter period most recently ended.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Fixed Amounts” has the meaning set forth in Section 1.10(f).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple SONIA, Daily Simple SOFR, Daily Simple ESTR, Daily Simple CORRA, Term CORRA or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple SONIA, Daily Simple SOFR, Daily Simple ESTR, Daily Simple CORRA, Term CORRA or the Central Bank Rate shall be 0.00%.

“Foreign Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law or Canadian law and is sponsored, maintained or contributed to by any Loan Party (other than a Canadian Loan Party) or any ERISA Affiliate.

“Foreign Borrower” means a Borrower that is not organized under the laws of a jurisdiction located in the United States of America.

“Foreign Collateral Documents” means each security, pledge or similar agreement pursuant to which the applicable Foreign Subsidiary Loan Party grants a Lien on any of its assets to secure the Foreign Loan Party Obligations (or if applicable in the case of Foreign Subsidiaries incorporated in Canada or a province or territory of Canada, the Obligations), in form and substance substantially similar to those in effect on the Effective Date and giving effect to the Agreed Security Principles.

“Foreign Collateral Reallocation” has the meaning set forth in Section 5.09(b).

“Foreign Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Foreign Deposit Obligations” means all Deposit Obligations to the extent the applicable Covered Party is a Foreign Subsidiary.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Loan Party Obligations” means all obligations, indebtedness, and liabilities of the Foreign Subsidiary Loan Parties, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents or under any Ancillary Facility Document, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Foreign Subsidiary Loan Parties to repay the Foreign Borrowers’ Loans, LC Disbursements and loans and other disbursements under any Ancillary Facility Document, interest on such Loans, LC Disbursements and loans and other disbursements under any Ancillary Facility Document, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) arising therefrom and provided for in the Loan Documents or under any Ancillary Facility Document.

“Foreign Obligations” means the Foreign Loan Party Obligations, Foreign Swap Obligations and Foreign Deposit Obligations.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Loan Party” means any Foreign Subsidiary that is a Subsidiary Loan Party.

“Foreign Swap Obligations” means all Swap Obligations to the extent the applicable Covered Party is a Foreign Subsidiary.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.

“General Debt Basket” has the meaning set forth in Section 6.01(v).

“General RDP Basket” has the meaning set forth in Section 6.06(b)(iii).

“General RP Basket” has the meaning set forth in Section 6.06(a)(ix).

“German Subsidiary” means any Subsidiary of the Parent Borrower organized under the laws of the Federal Republic of Germany.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Parent Borrower or any Restricted Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreement” means (i) in the case of the Parent Borrower and any Domestic Subsidiary Loan Party, the guaranty agreement of the Loan Parties in respect of the Obligations (and/or the Foreign Obligations as set forth therein) in the form of Exhibit B hereto and (ii) in the case of any Foreign Subsidiary Loan Party, a guaranty agreement in a form substantially similar to Exhibit B giving effect to the Agreed Security Principles.

“Hazardous Materials” means any material, substance or waste regulated pursuant to or that would give rise to liability under, or classified, characterized or regulated as “hazardous,” “toxic,” “radioactive” or a “pollutant” or “contaminant” under, Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polypolyfluoroalkyl substances and infectious or medical wastes.

“Immaterial Subsidiary” means, any Restricted Subsidiary of the Parent Borrower, the Consolidated EBITDA of which for the four (4) fiscal quarter period ended most recently, shall not exceed 5% of the Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries taken as a whole; provided that the Consolidated EBITDA of the Immaterial Subsidiaries, collectively, for the four (4) fiscal quarter period ended most recently prior to any date of determination shall not exceed 15% of the Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries taken as a whole. Without limiting the foregoing, as of the Effective Date, Bio-Energy Products LLC, a Delaware limited liability company, CTH US Inc., a Delaware corporation, and EV Acquisition, LLC, an Arkansas limited liability company have each been designated as an Immaterial Subsidiary.

“Increased Amount Date” has the meaning set forth in Section 2.20(a).

“Incremental Amount” means, at any time,

(a) (i) an amount equal to the greater of (x) $1,025,000,000 and (y) 100% of Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for the four (4) fiscal quarter period most recently ended for which financial statements have been made available to the Administrative Agent plus (ii) amounts available under the General Debt Basket at such time (this clause (ii), the “Reallocated Amount”); plus

(b) unlimited amounts if, after giving effect to the incurrence of any Incremental Facilities (which for this purpose will be deemed to include the full amount of any Incremental Revolving Facility assuming the full amount of such increase had been drawn and/or the full amount of such facility was drawn), the Parent Borrower is in compliance, on a Pro Forma Basis, (i) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien that is pari passu with the Lien on the Collateral securing the Credit Facilities outstanding on the Effective Date, the First Lien Leverage Ratio does not exceed 4.00:1.00, (ii) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien that is junior to the Lien on the Collateral securing the Credit Facilities outstanding on the Effective Date, the Secured Leverage Ratio does not exceed 4.00:1.00 and (iii) if such Incremental Facility or Incremental Equivalent Debt is unsecured, the Total Leverage Ratio does not exceed 5.50:1.00; plus

(c) (i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Commitment (and any other commitment established hereunder after the Effective Date, other than a permanent reduction as the result of the funding of such commitment), (ii) the amount paid in cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) the Parent Borrower or any Restricted Subsidiary so long as the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) incurred by the Parent Borrower or its Restricted Subsidiaries and (iii) in the case of any Incremental Facility that serves to effectively replace, reprice, refinance and/or extend the maturity of any then existing Revolving Commitment (and any other commitment established hereunder after the Effective Date, prior to the funding of such commitment) or any Term Loan repaid pursuant to Section 2.19, an amount equal to the relevant terminated, replaced, repriced, refinanced and/or extended Revolving Commitment or such other commitment or Term Loans so prepaid;

it being understood and agreed that unless the Parent Borrower otherwise notifies the Administrative Agent (x) the Parent Borrower shall be deemed to have used amounts under clause (c) prior to utilization of amounts under clause (a) or (b), (y) if all or any portion of the Incremental Facility and/or Incremental Equivalent Debt would be permitted under clause (b) of this definition on the applicable date of determination, such Incremental Facility and/or Incremental Equivalent Debt shall be deemed to have been incurred in reliance on clause (b) of this definition prior to the utilization of any amount available under clause (a) and (z) amounts may be incurred under both clauses (a) and (b), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) above.

For the avoidance of doubt, the amount in clauses (a) and (c) above shall be reduced by the aggregate amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established prior to such time pursuant to Section 2.20(a) and any Indebtedness incurred under Section 6.01(aa), in each case in reliance on such clause (a) or (c), as applicable.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, among the applicable Borrower(s), the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Equivalent Debt” has the meaning set forth in Section 6.01(aa).

“Incremental Facility” means any facility established by the Lenders pursuant to Section 2.20.

“Incremental Facility Activation Notice” means a notice substantially in the form of Exhibit E.

“Incremental Loans” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Commitment” means the Revolving Commitment, or if applicable, additional revolving commitments under this Agreement, of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Loans (and other revolving credit exposure available) to a Borrower.

“Incremental Revolving Facility” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” has the meaning set forth in Section 2.20(a).

“Incremental Term Facility” has the meaning set forth in Section 2.20(a).

“Incremental Term Lender” means each Lender which holds an Incremental Term Loan.

“Incremental Term Loans” has the meaning set forth in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.10(f).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retention of title under agreements with suppliers in the ordinary course of business);

(d) all obligations of such Person in respect of the deferred purchase price of property which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto;

(e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be deemed to equal the lesser of (i) the fair market value of such property as determined by such Person in good faith on the date of determination and (ii) the outstanding amount of such Indebtedness secured by such Lien;

(f) all Capital Lease Obligations of such Person;

(g) all obligations, contingent or otherwise, of such Person as an account party relative to the face amount in respect of letters of credit, bankers’ acceptances or other similar instruments;

(h) all obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests;

(i) all obligations of such Person under any Swap Agreement; and

(j) all Guarantees by such Person in respect of the indebtedness of other Persons described in the foregoing clauses (a) through (i).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of any Person in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the Swap Termination Value with respect to any such Swap Agreement. Notwithstanding the foregoing, (i) any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof, (ii) intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness for purposes hereof, (iii) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations shall not constitute Indebtedness to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (iv) (x) accrued expenses, trade payables, accruals for payroll and similar expenses and obligations, (y) earn-out or similar obligations until such obligation becomes a liability on the balance sheet (other than footnotes thereto) in accordance with GAAP and are not paid within thirty (30) days after the date when due and (z) obligations in connection with purchase price hold-backs in the ordinary course of business, in each case, shall not constitute Indebtedness for purposes hereof and (v) obligations which would otherwise constitute Indebtedness in respect of notes, bonds or similar instruments due to unconditional notice requirements in respect of the redemption thereof shall not constitute Indebtedness for purposes hereof during the period in which such notes are refinanced but remain outstanding due to such unconditional notice requirement (in any event not to exceed two (2) Business Days).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Default” has the meaning set forth in Section 8.01.

“Inside Maturity Amount” means an aggregate principal amount of Incremental Facilities and/or Incremental Equivalent Debt equal to (a) the greater of (1) $725,000,000 and (2) 70% of Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries as of the last day of the most recent four (4) fiscal quarter period then ended for which financial statements have been made available to the Administrative Agent, minus (b) to the extent previously or simultaneously incurred, the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Inside Maturity Amount.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Charges” means for any period, the sum of the following for the Parent Borrower and the Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP without duplication for such period: the aggregate amount of interest, including payments in the nature of interest under Capital Lease Obligations, paid in cash (net of interest income) but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) costs in connection with the Transactions and any annual administrative or other agency fees and (iv) any discount, yield and/or interest component in respect of (A) any Receivables Facility and/or (B) any incentive, supplier finance or similar program entered into in the ordinary course of business.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of:

(a) Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP for the period of four (4) consecutive fiscal quarters then ended, to

(b) Interest Charges for the period of four (4) consecutive fiscal quarters then ended.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, (c) with respect to any SONIA Loan or RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one (1) month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (except with respect to Term CORRA) six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as applicable; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, to (a) purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of debt or other securities of any other Person, (b) make or permit to exist any loans or advances to, or Guarantee any debt of any other Person or (c) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets constituting a business unit, line of business or a division of any other Person. Notwithstanding the foregoing, expenditures pursuant to intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) among the Parent Borrower and/or any of the Restricted Subsidiaries shall not constitute “Investments” for purposes hereof. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Investment Grade Rating” means (a) (x) the Parent Borrower’s corporate credit rating is equal to or higher than BBB- by S&P, (y) the Parent Borrower’s corporate family rating is equal to or higher than Baa3 by Moody’s and (z) the Parent Borrower’s corporate credit rating is equal to or higher than BBB- by Fitch or (b) if S&P, Moody’s or Fitch cease to provide ratings and have been replace with another Rating Agency pursuant to clause (y) of the definition of Rating Agency, an equivalent rating by such other replacement Rating Agency.

“Investment Purpose” means the financing (or refinancing, including, without limitation, the refinancing of Revolving Loans or Term A Loans) of investments by any Loan Party that satisfy both of the following criteria: (a) such investments are (or were) made in order to allow existing facilities of the Loan Parties to provide farm-related services to farmers that provide a direct and immediate benefit to their on-farm operations, to reimburse the Borrower and its domestic subsidiaries for Capital Expenditures made on or prior to, or after, the Effective Date and (b) such investments are (or were) made in facilities that are located in the United States.

“ISDA CDS Definitions” has the meaning set forth in Section 10.24.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas, Citibank, N.A. and PNC Bank, National Association, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank and the Borrowers may, in their discretion, arrange for one or more Letters of Credit to be issued by one or more of the other Revolving Lenders. In the event an Affiliate or other Revolving Lender issues a Letter of Credit hereunder under the terms of the foregoing sentence, the term “Issuing Bank” shall include any such Affiliate or Revolving Lender with respect to Letters of Credit issued by such Affiliate or Revolving Lender, as applicable.

“Issuing Bank Sublimit” means, with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 (as in effect on the Effective Date) under the caption “Issuing Bank Sublimit,” as such amount may be adjusted from time to time in accordance with this Agreement. The Issuing Bank Sublimit of any Issuing Bank as set forth on Schedule 2.01 may be increased or decreased by the mutual written agreement of the Parent Borrower and the affected Issuing Bank (and notified to the Administrative Agent).

“Judgment Currency” has the meaning set forth in Section 1.06(h).

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then existing Term Loan, Incremental Term Loan, Revolving Commitment, Incremental Revolving Commitment, Refinancing Note or Refinancing Junior Loan.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Reserve Account” has the meaning set forth in Section 11.02(a).

“LCT Election” has the meaning set forth in Section 1.10(c).

“LCT Test Time” has the meaning set forth in Section 1.10(c).

“Lender-Related Person” has the meaning set forth in Section 10.14.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Incremental Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations”, “Deposit Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time a Swap Agreement or Deposit Obligation was entered into by one or more of the Covered Parties (for the avoidance of doubt, including a Lender or an Affiliate of a Lender under and as defined in the Existing Credit Agreement, to the extent such Swap Agreement or Deposit Obligation was entered into prior to the Effective Date), even though, at a later time of determination, such Person no longer holds any Commitments or Loans hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $50,000,000, as such amount may be increased to an amount not to exceed $150,000,000 to the extent requested by the Parent Borrower and consented to by any Issuing Bank (with notice to the Administrative Agent), that is willing to provide a Letter of Credit in excess of its then existing Issuing Bank Sublimit and in excess of the then existing Letter of Credit Sublimit and (b) the aggregate amount of the Revolving Commitments as in effect at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Liabilities” means any losses, claims (including intraparty claims), damages or liabilities of any kind.

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” has the meaning set forth in Section 1.10(c).

“Loan Documents” means this Agreement, the Guaranty Agreement, the U.S. Security Agreement (other than during a Collateral Suspension Period), the Foreign Collateral Documents (other than during a Collateral Suspension Period), any promissory note delivered pursuant to Section 2.09(e) and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document”.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Loan Parties, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents or under any Ancillary Facility Document, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Loan Parties to repay the Loans, the LC Disbursements and loans and other disbursements under any Ancillary Facility Document, interest on the Loans, LC Disbursements and loans and other disbursements under any Ancillary Facility Document, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents or under any Ancillary Facility Document.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means, with respect to any extensions of credit hereunder denominated in dollars, Chicago time, with respect to any extensions of credit hereunder denominated in Canadian Dollars, Toronto time, with respect to any extensions of credit hereunder denominated in Euro or Sterling, London time and with respect to any extensions of credit hereunder denominated in any other Alternative Currency, as agreed by the Administrative Agent and the Parent Borrower.

“Material Adverse Effect” means a material and adverse effect on (a) the business, assets, property, financial condition or results of operations of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or (c) the rights of or remedies available to the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit but including, without limitation, obligations in respect of one or more Swap Agreements) of any one or more of the Parent Borrower and the Restricted Subsidiaries with an aggregate outstanding principal amount (or Swap Termination Value payable by the Parent Borrower or any Restricted Subsidiary) exceeding the greater of $200,000,000 and 2.0% of Consolidated Total Assets.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any of its ERISA Affiliate contributes, is required to contribute or would reasonably be expected to have any liability.

“Net Proceeds” means, with respect to any Prepayment Event or, for purposes of the Available Amount, the issuance of Equity Interests, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Parent Borrower and the Restricted Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments made by the Parent Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Parent Borrower).

“Net Short Lender” has the meaning set forth in Section 10.24.

“New Security Documents” has the meaning set forth in Section 5.10(b).

“Non-consenting Lender” has the meaning set forth in Section 2.19(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all Loan Obligations, the Swap Obligations and all Deposit Obligations.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Borrower” has the meaning set forth in the preamble hereto.

“Parallel Debt” has the meaning set forth in Section 10.19(a).

“Parallel Debt Loan Party” means any Loan Party that is party to a Loan Document providing for the granting of a Lien and governed by the laws of Federal Republic of Germany, The Netherlands or Belgium.

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 10.18.

“Payment” has the meaning set forth in Section 9.15(a).

“Payment Notice” has the meaning set forth in Section 9.15(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Periodic Term CORRA Determination Day” has the meaning set forth in the definition of “Term CORRA”.

“Permitted Acquisition” means any purchase or other acquisition (pursuant to a merger, consolidation, amalgamation or otherwise) of at least a majority of the Equity Interests of a Person (and the purchase or acquisition of Equity Interests in a Restricted Subsidiary or joint venture that serves to increase the Parent Borrower’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein (an “Equity Accretive Investment”)) and/or any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of any other Person or all or substantially all of the assets of a division or line of business, if, with respect to each such acquisition, (a) no Event of Default exists or would result therefrom on the date the definitive agreement for the Permitted Acquisition is entered into by the Parent Borrower and/or the Restricted Subsidiary, as applicable, (b) on a Pro Forma Basis for such Permitted Acquisition, (i) the Total Leverage Ratio is less than or equal to 5.50 to 1.00 and (ii) the Secured Leverage Ratio is less than or equal to the greater of (x) 4.25 to 1.00 and (y) the Secured Leverage Ratio immediately prior to such Permitted Acquisition and (c) the total consideration paid for (1) the Equity Interests of any Person that becomes an Unrestricted Subsidiary and (2) in the case of an asset acquisition, assets of any Person that are acquired by an Unrestricted Subsidiary, when taken together with the total consideration for all such Persons and assets so acquired after the Effective Date, shall not exceed the amount of Investments in Unrestricted Subsidiaries otherwise permitted under Section 6.04 (it being understood that such amount described in this clause (c) shall constitute a usage of such other provision of Section 6.04).

“Permitted Investments” means:

(a) dollars, Euros, Canadian Dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or the Government of Canada or any agency or instrumentality of the United States America or the Government of Canada (provided that the full faith and credit of the United States America or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from any of S&P or Moody’s;

(d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P or Moody’s, and having combined capital and surplus in excess of $500 million;

(e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b), (c) and (d) entered into with any bank meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(g) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (f) above.

In the case of Investments by (x) any Restricted Subsidiary of the Parent Borrower that is a Foreign Subsidiary (but which may include Investments made indirectly by the Parent Borrower or any Domestic Subsidiary), Permitted Investments shall also include investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) the Parent Borrower or any other Restricted Subsidiary (1) other currencies, to the extent obtained by the Parent Borrower or applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted hereunder and (2) other short-term investments utilized by the Parent Borrower or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the foregoing investments in clauses (a) through (g) above.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with such Refinanced Indebtedness and refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) subject to exceptions customary for bridge financings (to the extent convertible on customary terms into a permanent instrument otherwise meeting the conditions in this clause (b)), escrow or other similar indebtedness with a maturity date of not longer than one (1) year so long as the indebtedness subject to such escrow or other similar arrangement otherwise meets the conditions in this clause (b) upon the release of such escrow or other similar arrangement, the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms no less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent permitted under Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or, with respect to Title IV of ERISA only, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or (ii) the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any asset of the Parent Borrower or any Restricted Subsidiary under Section 6.05(o); or

(b) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent Borrower or any other Loan Party; or

(c) the incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 6.01 and Indebtedness incurred with the consent of the Required Lenders.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any Pro Forma Transaction, such financial metric calculated: (a) for the most recent four (4) fiscal quarter period then ended for which internal financial statements have been prepared on a pro forma basis as if such Pro Forma Transaction had occurred as of the first day of such period, including with respect to Consolidated EBITDA and the component definitions therein, (b) to include any Indebtedness incurred, assumed or repaid in connection therewith (assuming, to the extent such Indebtedness bears interest at a floating rate, the rate in effect at the time of calculation for the entire period of calculation, taking into account the fixed rate under any Swap Agreement(s) that effectively fix the floating rate of interest on such Indebtedness), (c) based on the assumption that any such Disposition which occurred during such period occurred on the first day of such period and (d) for purposes of determining Consolidated Total Assets, the acquisition of any asset or the Disposition of any asset described herein (including, in each case, cash and Permitted Investments), shall be deemed to have occurred as of the last day of the applicable fiscal period with respect to any test or covenant for which such calculation is being made.

“Pro Forma Transaction” means (a) any proposed incurrence, assumption or repayment of Indebtedness, (b) any acquisition or similar Investment, (c) any Disposition of all or substantially all of the assets or Equity Interests of any Subsidiary (or any business unit, line of business or division of the Parent Borrower or any Restricted Subsidiary) not prohibited by this Agreement, (d) any Restricted Payment or payment made pursuant to Section 6.06(b), (d) any designation of any Subsidiary as a

Restricted Subsidiary or Unrestricted Subsidiary, as applicable, or (e) any other transaction or event that requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis, pro forma basis, pro forma compliance, or similar variation, in each case together with each other transaction relating or incidental thereto and consummated in connection therewith. For the avoidance of doubt, “Pro Forma Transaction” shall include any cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type described in clause (m) of the definition of “Consolidated EBITDA”.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Project Ocean JV Entity” means the entity formed pursuant to the Project Ocean Transactions which will, upon consummation of the Project Ocean Transactions, be jointly owned, directly or indirectly, by the Parent Borrower and Tessenderlo Group NV (or its Affiliates).

“Project Ocean Transactions” means the transactions in connection with (x) the formation of the joint venture entity disclosed in the Parent Borrower’s Form 8-K filed with the SEC on May 12, 2025 and (y) the contribution, transfer and/or disposition of the gelatin and collagen businesses of the Parent Borrower and its Subsidiaries to such joint venture entity, including, without limitation and whether intercompany or otherwise, any Investments, Dispositions, issuances of Equity Interests, Restricted Payments, distributions and any other transactions ancillary or otherwise related to the foregoing clauses (x) and (y) (for the avoidance of doubt, not involving any line of business of the Parent Borrower and its Subsidiaries other than the gelatin and collagen lines of business).

“Projections” has the meaning set forth in Section 3.11.

“Prospective Information” has the meaning set forth in Section 3.11.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.25.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Rating Agencies” means (x) (i) S&P, (ii) Moody’s and/or (iii) Fitch or (y) if any of the Rating Agencies described in clause (x) shall not make a corporate family rating or a corporate credit rating for the Parent Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Borrower and reasonably satisfactory to the Administrative Agent, which shall be substituted for such Rating Agency described in clause (x) that has not made a corporate family rating or a corporate credit rating for the Parent Borrower publicly available.

“Reallocated Amount” has the meaning set forth in the definition of “Incremental Amount”.

“Receivables Assets” means any accounts receivable owed to the Parent Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services or pursuant to any other contractual right, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract right, deposit accounts and securities accounts) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with Receivables Facilities and which, in each case, are sold, conveyed, assigned or otherwise transferred or in which a security interest is granted by the Parent Borrower or a Restricted Subsidiary to either (a) a Person that is not a Subsidiary of the Parent Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Parent Borrower.

“Receivables Facility” means any of one or more receivables financing or sale facilities (including, without limitation, a receivables financing facility structured as a securitization) as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, all obligations in respect of which are either (a) non-recourse (except for customary credit enhancement or risk retention arrangements, representations, warranties, guarantees, covenants and indemnities made in connection with such facilities) to the Parent Borrower and all Restricted Subsidiaries (other than a Receivables Subsidiary) or (b) with recourse limited to the relevant Receivables Assets, in each case pursuant to which the Parent Borrower or any Restricted Subsidiary sells, conveys, assigns, grants an interest in or otherwise transfers Receivables Assets to either (a) a Person that is not a Subsidiary of the Parent Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Parent Borrower; provided that the aggregate principal amount of obligations outstanding under all Receivables Facilities shall not exceed $500,000,000 at any one time outstanding.

“Receivables Subsidiary” means a special–purpose wholly owned Subsidiary of the Parent Borrower whose sole purpose is to purchase or otherwise receive interests in Receivables Assets from the Parent Borrower or any Restricted Subsidiaries and to resell, convey, assign, grant a security interest in or otherwise transfer such Receivables Assets to a Person that is not a Subsidiary (other than another Receivables Subsidiary) of the Parent Borrower pursuant to a Receivables Facility and which engages in no other activities other than the foregoing and other activities reasonably related thereto.

“Recipient” has the meaning set forth in Section 2.17(h)(ii).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBOR Rate, 11:00 a.m. (Brussels time) on the day that is two (2) TARGET Days preceding the date of such setting, (c) if such Benchmark is Daily Simple SONIA, then four (4) Business Days prior to such setting, (d) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, (e) if such Benchmark is Term CORRA, 1:00 p.m. (Toronto time) on the day that is two (2) Business Days preceding the date of such setting, (f) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, such Benchmark is Daily Simple CORRA, 1:00 p.m. (Toronto time) on the day that is four (4) Business Days preceding the date of such setting or (g) if such Benchmark is none of the EURIBOR Rate, Term SOFR Rate, Daily Simple SONIA, Daily Simple SOFR, Daily Simple CORRA or Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Refinancing Junior Loans” means loans under credit or loan agreements that are unsecured or secured by the Collateral of the relevant Loan Parties (or Collateral of a subset of the relevant Loan Parties) on a junior basis to the Credit Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrowers under the Credit Facilities; provided that, (a) if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then such Refinancing Junior Loans shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (b) subject to exceptions customary for bridge financings (to the extent convertible on customary terms into a permanent instrument otherwise meeting the conditions in this clause (b)), escrow or other similar indebtedness with a maturity date of not longer than one (1) year so long as the indebtedness subject to such escrow or other similar arrangement otherwise meets the conditions in this clause (b) upon the release of such escrow or other similar arrangement, no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby (it being agreed, for the avoidance of doubt, that when calculating the weighted average life to maturity of such Indebtedness being refinanced, the effects of any amortization or prepayments made on such Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable refinancing shall be disregarded); (c) the borrower of the Refinancing Junior Loans shall be the Borrower with respect to the Indebtedness being refinanced or the Parent Borrower; (d) such Refinancing Junior Loans shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (e) the Refinancing Junior Loans may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Loans being so refinanced and (f) the net cash proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced.

“Refinancing Junior Loans Agreements” means, collectively, the loan agreements, credit agreements or other similar agreements pursuant to which any Refinancing Junior Loans are incurred, together with all instruments and other agreements in connection therewith.

“Refinancing Notes” means one or more series of (a) senior unsecured notes or (b) senior secured notes secured by the Collateral of the relevant Loan Parties (or Collateral of a subset of the relevant Loan Parties) (x) on an equal and ratable basis with the Credit Facilities or (y) on a junior basis to the Credit Facilities (to the extent then secured by such Collateral) in each case issued in respect of a refinancing of outstanding Indebtedness of a Borrower under any one or more Classes of Term Loans; provided that, (i) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (ii) subject to exceptions for bridge financings (to the extent convertible on customary terms into a permanent instrument otherwise meeting the conditions in this clause (ii)), escrow or other similar indebtedness with a maturity date of not longer than one (1) year so long as the indebtedness subject to such escrow or other similar arrangement otherwise meets the conditions in this clause (ii) upon the release of such escrow or other similar arrangement, no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a weighted average life to maturity that is less than the weighted average life to maturity of, in each case, the Class of Term Loans being refinanced (it being agreed, for the avoidance of doubt, that when calculating the weighted average life to maturity of such Indebtedness being refinanced, the effects of any amortization or prepayments made on such Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable refinancing shall be disregarded); (iii) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (iv) such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (v) the Refinancing Notes may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Term Loans being so refinanced and the borrower of the Refinancing Notes shall be the Borrower with respect to the Indebtedness being refinanced; and (vi) the net cash proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Class of Term Loans being so refinanced.

“Refinancing Notes Indentures” means, collectively, the indentures, purchase agreements or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Regulated Bank” means (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c), or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulatory Authority” has the meaning set forth in Section 10.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board, the Federal Reserve Bank of New York and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (d) with respect to a Benchmark Replacement in respect of Loans denominated in any other Alternative Currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Party” has the meaning set forth in Section 2.17(h)(ii).

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, (iv) with respect to any RFR Borrowing denominated in dollars, Daily Simple SOFR, (v) with respect to any RFR Borrowing denominated in Canadian Dollars, Daily Simple CORRA, (vi) with respect to any SONIA Borrowing, Daily Simple SONIA or (vii) with respect to any Swingline Loan bearing interest based on Daily Simple ESTR, Daily Simple ESTR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, as applicable.

“Remaining Revolving Exposure” has the meaning set forth in Section 2.23(a).

“Renewable Diesel Joint Venture” means one or more joint ventures formed in connection with the building and/or operation of one or more renewable diesel facilities and/or sustainable aviation fuel facilities at various sites throughout the world, including (x) any Subsidiary thereof and (y) any Subsidiary that is a holding company through which the Parent Borrower or its Subsidiary holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no material assets or operations unrelated to such joint ventures.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Required RC Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments in respect thereof representing more than 50% of the sum of the total Revolving Exposures and unused Commitments in respect thereof at such time.

“Required TLA Lenders” means, at any time, Lenders having Term A Loans and unused Commitments in respect thereof representing more than 50% of the sum of the total outstanding Term A Loans and unused Commitments in respect thereof at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or Secretary of the Parent Borrower or such other entity to which such reference relates (or any other officer acting in substantially the same capacity).

“Restricted Indebtedness” has the meaning set forth in Section 6.06(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of any Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” has the meaning set forth in Section 1.06(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) as established or increased from time to time pursuant to an Incremental Assumption Agreement. The amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $2,000,000,000.00.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01 or an Incremental Revolving Loan made under the Revolving Facility.

“Revolving Maturity Date” means June 25, 2030.

“Revolving Outstandings” shall mean, with respect to any Lender at any time, the Revolving Exposure and if the Lender is also an Ancillary Lender, the Ancillary Facility Exposure in respect of Ancillary Facilities provided by such Ancillary Lender.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR or Daily Simple CORRA.

“Rolled Term A Loans” means, collectively, each applicable Lender’s Term A-1 Loans and Term A-3 Loans (each as defined in the Existing Credit Agreement) cashlessly rolled into Farm Credit Term A Loans on the Effective Date pursuant to Section 2.01(a) and as set forth Schedule 2.01. The aggregate principal amount of Rolled Term A Loans outstanding as of the Effective Date is $691,250,000.

“S&P” means Standard & Poor’s Financial Services LLC or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien to (b) Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for the four (4) fiscal quarter period most recently ended.

“Secured Parties” means (a) the Administrative Agent, the Lenders and each Affiliate of a Lender who is owed any portion of the Obligations and (b) each Ancillary Lender.

“Security Documents” means the U.S. Security Agreement, each Foreign Collateral Document, each intellectual property security agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.09 to secure any of the Obligations or Foreign Obligations, as applicable.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any SONIA Business Day, a rate per annum equal to the Sterling Overnight Index Average for such SONIA Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding SONIA Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Business Day” means any day that is not a Saturday, Sunday or other day on which banks are closed for general business in London.

“SONIA Rate Day” has the meaning set forth in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to Daily Simple SONIA.

“Specified Foreign Subsidiaries” means (a) the Canadian Borrower, the Dutch Parent Borrower, the Dutch Subsidiary Borrower, Darling Belgium, Darling Germany, Darling International Netherlands B.V. and Darling Ingredients Nederland Holdings B.V., unless such entity is no longer a Subsidiary Loan Party in accordance with the terms of the Loan Documents and (b) any entity that acquires (or succeeds to), or entities that collectively acquire (or succeed to), in one transaction or a series of related transactions occurring after the Effective Date, in each case, all or substantially all of the assets of any Foreign Subsidiary listed in the foregoing clause (a); provided that, notwithstanding the foregoing, in no event shall the Project Ocean JV Entity or any of its Subsidiaries constitute Specified Foreign Subsidiaries.

“Specified Obligations” means Obligations consisting of the principal and interest on Loans, reimbursement obligations in respect of LC Disbursements and fees.

“Specified Refinancing Debt” has the meaning set forth in Section 2.22(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Spot Rate” means, on any day, with respect to any currency in relation to dollars, the rate at which such currency may be exchanged into dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of dollars for delivery two (2) Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Parent Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the

Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Sterling Swingline Rate” when used in reference to any Swingline Loan or Swingline Borrowing, refers to whether such Swingline Loan, or the Swingline Loans comprising such Swingline Borrowing, are bearing interest at a rate determined by reference to Daily Simple SONIA.

“Subject Person” has the meaning set forth in the definition of “Consolidated Net Income”.

“Subordinated Indebtedness” means any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations; provided that, Refinancing Junior Loans shall not be Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which stock or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests (in each case other than stock or other ownership interests having such power only by the happening of a contingency) to elect the board of directors, managers or similar Persons performing such functions are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent Borrower.

“Subsidiary Borrowers” means the Canadian Borrower, the Dutch Parent Borrower, the Dutch Subsidiary Borrower and any Additional Borrowers.

“Subsidiary Loan Party” means each Restricted Subsidiary that has become a party to the Guaranty Agreement. For the avoidance of doubt, “Subsidiary Loan Parties” shall include the Subsidiary Borrowers.

“Supplier” has the meaning set forth in Section 2.17(h)(ii).

“Supported QFC” has the meaning set forth in Section 10.25.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates (including, without limitation, foreign exchange rates), currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities of the Covered Parties, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any Swap Agreements with the Covered Parties, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in such Swap Agreements.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means $10,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Sublimit” means $50,000,000.

“Syndication Agents” has the meaning set forth in the preamble hereto.

“Target” means the Person who is to be acquired, in whose Equity Interests an Investment is to be made or whose assets are to be acquired in a Permitted Acquisition or similar Investment.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term A Lenders” means the Farm Credit Term A Lenders.

“Term A Loans” means the Farm Credit Term A Loans.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate or Term CORRA.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day. If Term CORRA shall be less than the Floor, it shall be deemed to be equal to the Floor for purposes of this Agreement.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Borrowing” means a Borrowing comprised of Term CORRA Loans.

“Term CORRA Loan” means a Loan denominated in Canadian Dollars made by the Lenders (or any one of them) to the applicable Borrower which bears interest at a rate based on Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on the CORRA Rate.

“Term Facility” means the Farm Credit Term A Commitments and the extensions of credit made thereunder.

“Term Lender” means, as of any date of determination, each Lender with a Farm Credit Term A Commitment or an outstanding Term Loan.

“Term Loans” means, collectively, a Farm Credit Term A Loan or an Incremental Term Loan.

“Term SOFR Determination Day” has the meaning assigned to it in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. If the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR

Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate for such tenor as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Letter” has the meaning set forth in Section 10.21(b).

“Third Party Materials” has the meaning set forth in Section 3.11.

“Threshold Amount” means an amount equal to the greater of $200,000,000 and 2.0% of Consolidated Total Assets.

“Total Indebtedness” means, at the time of determination, as determined for Parent Borrower and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP, the difference of (a) the sum of Indebtedness consisting of: (i) all obligations for borrowed money; plus (ii) all Guarantees of obligations for borrowed money; plus (iii) all Capital Lease Obligations and purchase money indebtedness; plus (iv) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, bankers acceptances or similar instruments (including Letters of Credit) outstanding as of such date, in each case which have been drawn as of such date of determination and which have not been reimbursed within three (3) Business Days after such drawing, in each case (for the avoidance of doubt), after giving effect to the last paragraph of the definition of “Indebtedness”, minus (b) the sum of: (i) unrestricted cash and Permitted Investments and (ii) cash and Permitted Investments restricted in favor of the Credit Facilities (which may also include cash and cash equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Credit Facilities); provided that Total Indebtedness shall not include any Indebtedness under any Receivables Facilities.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness to (b) Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for the four (4) fiscal quarter period most recently ended.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents (as amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time) to which it is to be a party, the borrowing of Loans and the issuance of Letters of Credit hereunder of the proceeds thereof and the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBOR Rate, Term SOFR Rate, Daily Simple SONIA, Daily Simple ESTR, the Alternate Base Rate, Daily Simple CORRA, Term CORRA or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding any related Benchmark Replacement Adjustment.

“Unrestricted Subsidiaries” means each Subsidiary of the Parent Borrower (other than a Borrower) that has been designated by the Parent Borrower as an Unrestricted Subsidiary under the Existing Credit Agreement or pursuant to Section 5.13 and includes, in each case, any Subsidiary of such Unrestricted Subsidiary. As of the Effective Date, Darling Green Energy LLC, a Delaware limited liability company, Darling Insect Proteins LLC, a Delaware limited liability company, EnviroFlight, LLC, a Delaware limited liability company and EnviroFlight Farms, LLC, a Delaware limited liability company have each been designated as an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Security Agreement” means an agreement, substantially in the form of Exhibit C, executed by the Loan Parties.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.25.

“VAT” means any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 20061112) and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referenced above, or imposed elsewhere.

“Voting Participant” has the meaning set forth in Section 10.04(c)(iii).

“Voting Participant Notice” has the meaning set forth in Section 10.04(c)(iii).

“Voting Participation Seller” has the meaning set forth in Section 10.04(c)(iii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Farm Credit Term A Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or a “Term Benchmark Farm Credit Term A Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or a “Farm Credit Term A Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or a “Term Benchmark Farm Credit Term A Loan Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall not be exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications expressly set forth herein (if any)), (b) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, used in this Agreement or any other Loan Document shall be construed to refer to this Agreement or such other Loan Document in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, (e) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any law, rule or regulation in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law and (g) the terms “license” and “lease” shall include sublicense and sublease, respectively.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating any financial ratio or test (including the Total Leverage Ratio, the Secured Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated EBITDA or the amount of Consolidated Total Assets (or any component definitions of any of the foregoing)) shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP (or the application thereof) as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Administrative Agent and the Lenders hereby further agree to negotiate such amendment in good faith.

Notwithstanding anything to the contrary contained herein, (a) with respect to all computations of all covenants, amounts and ratios (including Interest Charges, the Total Leverage Ratio, Secured Leverage Ratio, the First Lien Leverage Ratio, Total Indebtedness, Section 6.01 and Section 6.04), all leases of any Person that would have been characterized as operating leases based on GAAP prior to giving effect to Accounting Standards Board Accounting Standard Update Topic 842 (whether or not such operating leases were in effect at the time of effectiveness thereof), shall continue to be accounted for as operating leases (and not as Capital Lease Obligations) for purposes of this Agreement regardless of Accounting Standards Board Accounting Standard Update Topic 842 or any change in GAAP following the Effective Date that would otherwise require such leases to be recharacterized as Capital Lease Obligations, except that all financial statements shall be prepared in accordance with GAAP, (b) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be determined without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (c) if the Parent Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, upon the execution of an amendment hereof in accordance therewith to accommodate such change, “GAAP” means international financial reporting standards pursuant to IFRS (provided that after such conversion, the Parent Borrower cannot elect to report under GAAP), it being understood and agreed that all financial statements shall be prepared in accordance with IFRS.

Section 1.05 Business Days; Payments. If any payment or performance under any Loan Document shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in dollars.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans and Letters of Credit denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between any Alternative Currency and dollars until the next Revaluation Date to occur.

(b) The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit or Borrowing not denominated in dollars in accordance with the terms set forth in Section 1.06(c) and (d), and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(c) The Administrative Agent shall determine the Dollar Equivalent of any Foreign Currency Letter of Credit as of (i) a date on or about the date on which the applicable Issuing Bank receives a request from the applicable Borrower for the issuance of such Letter of Credit, (ii) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (iii) March 31 and September 30 in each year and (iv) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Spot Rate in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(c).

(d) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing not denominated in dollars as of (i) a date on or about the date on which the Administrative Agent receives a Borrowing Request in respect of such Borrowing using the Spot Rate in effect on the date of determination, (ii) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (iii) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, using the Spot Rate in effect (x) in the case of clauses (i) and (ii) above, on the date that is three (3) Business Days prior to the date on which the applicable Interest Period shall commence, and (y) in the case of clause (iii) above, on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(d).

(e) The Administrative Agent shall notify the Borrowers, the Lenders and the applicable Issuing Bank of each such determination pursuant to Section 1.06(c) and (d) (such date, a “Revaluation Date”) and revaluation of the Dollar Equivalent of each Letter of Credit and Borrowing.

(f) The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.06 to the nearest higher or lower amount in whole dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole dollars or in whole cents, as may be necessary or appropriate.

(g) Unless otherwise expressly provided, Dollar Equivalent amounts set forth in Articles II or VIII may be exceeded by a percentage amount equal to 5% of such amount; provided that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such determinations were made and, in any such cases, the applicable limits set forth in Articles II or VIII, as applicable, will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates. For the avoidance of doubt, in no event shall a prepayment be required under Section 2.11(b) if the Dollar Equivalent of the relevant amounts set forth therein does not exceed 5% of such relevant amounts solely as a result of fluctuations in currency exchange rates.

(h) If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is denominated in accordance with the applicable provisions of this Agreement or such other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

For purposes of any determination under Article V, Article VI (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VIII with respect to the amount of any Indebtedness, Lien, Restricted Payment, debt prepayment, Investment, Disposition, sale and lease-back transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement or any other Loan Document (any of the foregoing, a “subject transaction”), in a currency other than dollars, (i) the Dollar Equivalent of a subject transaction in a currency other than dollars shall be calculated based on the rate of exchange quoted on the applicable Reuters World Currency Page (or any successor page thereto, or in the event such rate does not appear on any Reuters Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower) for such foreign currency, as in effect at 12:00 noon (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus any committed or undrawn amounts thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses) incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Article VII and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than dollars shall be translated into dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the relevant four fiscal quarter period and will, with respect to any Indebtedness and the calculation of Interest Charges, reflect the currency translation effects, determined in accordance with GAAP, or any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

Section 1.07 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans (including with Incremental Loans, Loans in connection with any Specified Refinancing Debt or loans incurred under a new credit facility), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.08 Dutch/German Terms.

(a) Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:

(i) a necessary action to authorize, where applicable, includes without limitation:

(A) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(B) obtaining unconditional positive advice (advies) from each competent works council;

(ii) a winding-up, administration or dissolution includes a Dutch entity being:

(A) declared bankrupt (failliet verklaard);

(B) dissolved (ontbonden);

(iii) a moratorium includes surséance van betaling;

(iv) any petition or proceeding taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) of Section 60 of the Social Insurance Financing Act of The Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(v) a trustee or a liquidator includes a curator;

(vi) an administrator includes a bewindvoerder;

(vii) a receiver, trustee, custodian, sequestrator, conservator or similar official includes a curator, a beoogd curator, a bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observator;

(viii) an attachment includes a beslag; and

(ix) an authorized officer means a managing director (bestuurder) or general partner (beherend vennoot).

If any party to any Loan Document incorporated under the laws of The Netherlands is represented by an attorney in connection with the signing and/or execution of such Loan Document (including by way of accession to such Loan Document) or any other agreement, deed or document referred to in or made pursuant to such Loan Document, it is hereby expressly acknowledged and accepted by the other parties hereto that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of The Netherlands unless explicitly stated otherwise; provided that if such party is represented by an attorney/agent based on a power of attorney granted under such Loan Document, the existence and extent of the attorney/agent’s authority and the effects of the attorney/agent’s exercise or purported exercise of his or her authority shall be governed by the laws governing the applicable Loan Document.

(b) German Terms. In this Agreement, where it relates to an entity incorporated or established in Germany or an entity having its centre of main interest (as defined in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (recast)) in Germany and unless the contrary intention appears, a reference to:

(i) “AktG” means the German Stock Corporation Act (Aktiengesetz);

(ii) “AWG” means the German Foreign Trade Act (Außenwirtschaftsgesetz);

(iii) “AWV” means the German Foreign Trade Ordinance “Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)”

(iv) “director” includes any statutory legal representative(s) (organschaftlicher Vertreter), a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(v) “gross negligence” means grobe Fahrlässigkeit and “wilful misconduct” means Vorsatz;

(vi) “insolvency proceedings” includes any insolvency proceedings (Insolvenzverfahren) pursuant to the German Insolvency Code (Insolvenzordnung);

(vii) a person being “insolvent” or “bankrupt” includes that person being in the state of Zahlungsunfähigkeit pursuant to Section 17 InsO or in the state of Überschuldung pursuant to Section 19 of the German Insolvency Code (Insolvenzordnung);

(viii) “merger” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other;

(ix) a “receiver”, “liquidator”, “administrator”, “administrative receiver” includes any of (i) (preliminary) insolvency administrator ((vorläufiger) Insolvenzverwalter), a Zwangsverwalter, a (preliminary) custodian or creditor’s trustee ((vorläufiger) Sachwalter) in each case to the extent appointed or ordered in accordance with the German Insolvency Code (Insolvenzordnung), as amended and restated from time to time, and (ii) liquidator appointed in accordance with relevant German corporate laws;

(x) “security” includes any land charge (Grundschuld); assignment (Zession) or transfer (Übereignung) for security purposes and (extended) retention of title arrangement ((verlängerter) Eigentumsvorbehalt);

(xi) “subsidiary” includes a subsidiary within the meaning of Section 17 AktG;

(xii) “UmwG” means the German Transformation Act (Umwandlungsgesetz);

(xiii) “winding-up”, “administration” or “dissolution” (and each of these terms) includes any action taken by a competent court set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or where a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings (Abweisung mangels Masse)) insolvency proceedings over the respective debtor’s assets (Eröffnung des Insolvenzverfahrens), including, includes, without limitation, “Insolvenzverfahren”, “vorläufiges Insolvenzverfahren”, “Eigenverwaltungsverfahren”, “vorläufiges Eigenverwaltungsverfahren” and “Liquidationsverfahren”.

Section 1.09 Agreed Security Principles. The provision of Collateral and Guarantees pursuant to the Guaranty Agreements and the terms of the Security Documents and each other guaranty delivered or to be delivered under this Agreement shall be subject in all respects to the Agreed Security Principles set forth in Schedule 1.09.

Section 1.10 Certain Calculations and Tests.

(a) Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.10(c), (d) and (f), all financial ratios and tests (including the First Lien Leverage Ratio, Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA and the component definitions of any of the foregoing) contained in this Agreement that are calculated with respect to any fiscal period during which any Pro Forma Transaction occurs shall be calculated with respect to such fiscal period and such Pro Forma Transaction on a Pro Forma Basis. Further, other than with respect to determining the Applicable Rate and actual (as opposed to pro forma) compliance with the Financial Covenants and the calculation of asset sale/casualty prepayment percentages, if since the beginning of any such fiscal period and on or prior to the date of any required calculation of any financial ratio or test (x) any Pro Forma Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary since the beginning of such fiscal period has consummated any Pro Forma Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such fiscal period as if such Pro Forma Transaction had occurred at the beginning of the applicable fiscal period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Permitted Investments), as of the last day of such fiscal period).

(c) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test or the availability under any basket (including the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio, Interest Coverage Ratio and the amount of Consolidated EBITDA and Consolidated Total Assets and the component definitions of any of the foregoing), (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) the making of any representation or warranty, in each case as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness (including any Incremental Facility or Incremental Equivalent Debt)), (B) the making of any Restricted Payment (C) the making of any Disposition and/or (D) the making of any Restricted Indebtedness payment (such transaction in clauses (A) through (D), a “Limited Condition Transaction”) at the election of the Parent Borrower (the “LCT Election”), the determination of whether the relevant condition is satisfied may be made at the time (the “LCT Test Time”) of (or on the basis of the financial statements for the most recently ended fiscal period at the time of) the execution of the definitive agreement with respect to such Limited Condition Transaction or, in respect of any transaction described in clause (B) or (D) of the definition of Limited Condition Transaction, the delivery of notice, declaration or similar event; provided that, with respect to any transaction described in clause (B) or (D) of the definition of Limited Condition Transaction, such transaction shall be consummated no later than two hundred seventy (270) days after the LCT Test Time; provided further, that if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Parent Borrower may elect, in its sole discretion, to re-determine whether the relevant condition is satisfied above on the basis of such financial statements (for the avoidance of doubt, giving pro forma effect to such Limited Condition Transaction), in which case, such date of redetermination shall thereafter be deemed to be the applicable test date of such ratio, test or basket for purposes of the applicable LCT Election. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Time would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA (including due to fluctuations of the target of any Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios, tests or baskets will not fail to have been satisfied as a result of such fluctuations. If the Parent Borrower has made an LCT Election, then in connection with any event or transaction occurring after the relevant LCT Test Time (including the calculation of any financial ratio or test (other than with respect to determining the Applicable Rate and actual (as opposed to pro forma) compliance with the Financial Covenants and the calculation of asset sale/casualty prepayment percentages), in each case, except to the extent any Indebtedness has been borrowed pending the consummation of any Limited Condition Transaction, in which case pro forma effect shall be given to such Limited Condition Transaction) and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated and (ii) the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in a notice for such Limited Condition Transaction or declaration is terminated, expires or passes or is revoked, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated EBITDA or Consolidated Total Assets and the component definition of any of the foregoing), such financial ratio or test shall be calculated at the time (subject to clause (c) above) such action is taken (which action, in the case of any borrowing or other credit extension under or pursuant to a revolving facility, shall all be deemed to have occurred on the date the documentation with respect to such revolving facility was first executed, to the extent of the maximum drawing thereunder that would be permitted under such ratio or test as of such applicable date assuming such revolving facility was so drawn), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) In the event that, at any time and from time to time, any Indebtedness, Lien, merger, amalgamation, consolidation, liquidation or dissolution (for purposes of this clause (e), such merger, amalgamation, consolidation, liquidation or dissolution, a “fundamental change”), Restricted Payment, Restricted Indebtedness payment, contractual restriction, Investment, Disposition, Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, or 6.07 or the definition of “Incremental Amount”, the Parent Borrower, in its sole discretion, from time to time may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, in the case of any such transaction that may be entered into in reliance on one or more of any Incurrence-Based Amounts, on the one hand, and one or more Fixed Amounts, on the other hand, unless the Borrower elects otherwise, such transaction shall be deemed to be entered into first in reliance on any Incurrence-Based Amounts to the maximum extent permitted thereunder; provided further that if any financial ratio or test governing any applicable Incurrence-Based Amounts is or would have been satisfied in any subsequent period following the utilization of any Fixed Amount, such transaction (or portion thereof) shall automatically be reclassified to utilize such Incurrence-Based Amounts instead of the corresponding Fixed Amount (and the portion of the Fixed Amount previously utilized shall be deemed to be restored and unutilized) unless otherwise elected by the Parent Borrower in its sole discretion. Further, for the avoidance of doubt, any Indebtedness, Lien, fundamental change, Restricted Payment, Restricted Indebtedness payment, contractual restriction, Investment, Disposition, Affiliate transaction and Incremental Facility and/or Incremental Loans need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Indebtedness payment, contractual restriction, Investment, fundamental change, Disposition, Affiliate transaction and Incremental Facility and/or Incremental Loans under Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07 or the definition of “Incremental Amount”, but may instead be permitted in part under any combination of the clauses contained in any of such Sections.

(f) Notwithstanding anything to the contrary herein, unless the Parent Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio and Interest Coverage Ratio and the component definition of any of the foregoing, but excluding any basket based on a certain percentage of Consolidated EBITDA or Consolidated Total Assets) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio) then in connection with any calculation of any financial ratio or basket availability (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation, administration, submission, performance, or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability (it being understood that this sentence does not limit the Administrative Agent’s obligation to make any determination or calculation of such reference rate as expressly required to be made by the Administrative Agent pursuant to the terms of this Agreement). The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

Section 2.01 Commitments; Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees:

(a) on the Effective Date (subject to the immediately succeeding proviso), to make Farm Credit Term A Loans in dollars to the Parent Borrower in an aggregate principal amount not exceeding its Farm Credit Term A Commitment; provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Rolled Term A Loans (x) shall be deemed cashlessly rolled into Farm Credit Term A Loans outstanding as of the Effective Date in accordance with Section 1.07 and shall be deemed made by the applicable Lenders on the Effective Date (having the Interest Period elected by the Parent Borrower in the applicable Borrowing Request in respect of the other Farm Credit Term A Loans), (y) shall reduce the amount of the applicable Lenders’ Farm Credit Term A Commitment actually funded by such Lender on the Effective Date on a dollar-for-dollar basis and (z) (i) such Rolled Term A Loans shall be deemed Farm Credit Term A Loans, Term A Loans and Term Loans and (ii) such Lenders shall be deemed Farm Credit Term A Lenders, Term A Lenders and Term Lenders, in each case, for all purposes of this Agreement and the other Loan Documents; and

(b) to make Revolving Loans in dollars or Alternative Currencies to the Parent Borrower, Dutch Parent Borrower, the Dutch Subsidiary Borrower and the Canadian Borrower, in each case, from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Dollar Equivalent of the Revolving Exposure of all Lenders exceeding the aggregate Revolving Commitment of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

Subject to the terms and conditions set forth herein, including Section 2.23, and in the relevant Ancillary Facility Documents, any Revolving Lender may make one or more Ancillary Facilities available to any applicable Borrower. For the avoidance of doubt, any reference to a Loan or Letter of Credit shall not include any utilization of any Ancillary Facility.

Section 2.02 Loans and Borrowings.

(a) Loans Made Ratably. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Initial Type of Loans. Subject to Section 2.14, (i) each Farm Credit Term A Loan Borrowing by the Parent Borrower in dollars shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Parent Borrower may request in accordance herewith, (ii) each Revolving Borrowing by the Parent Borrower, the Dutch Parent Borrower and the Dutch Subsidiary Borrower shall be comprised entirely of ABR Loans, Term Benchmark Loans or SONIA Loans as the relevant Borrower may request in accordance herewith and (iii) subject to the next sentence, each Borrowing by the Canadian Borrower shall be comprised entirely of Term CORRA Loans or, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, Daily Simple CORRA Loans. Each Swingline Loan shall be denominated in dollars, Canadian Dollars, Euro or Sterling and shall be an ABR Loan, Canadian Prime Rate Loan, a Euro Swingline Rate Loan or a Sterling Swingline Rate Loan, respectively. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Term Benchmark Borrowings and CORRA Loans. At the commencement of each Interest Period for any Term Benchmark Borrowing or SONIA Borrowing, as applicable, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or in the Dollar Equivalent thereof with respect to Loans in any Alternative Currency other than Canadian Dollars or Euro), €1,000,000 and not less than €5,000,000 and $C1,000,000 and not less than $C2,500,000, as applicable. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that Revolving Borrowings may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1.00 (or €1 or $C1) and not less than $100,000 (or €100,000 or $C100,000). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 (or such greater number as approved by the Administrative Agent) Term Benchmark Borrowings (other than Term CORRA Borrowings) and SONIA Borrowings and a total of 10 Term CORRA Borrowings outstanding at any time.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Term Benchmark Loan or SONIA Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, in the case of a Revolving Loan, or the Farm Credit Term A Loan Maturity Date, in the case of a Farm Credit Term A Loan.

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a SONIA Borrowing, not later than 11:00 a.m., Local Time, five (5) SONIA Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing, not later than 11:00 a.m., Local Time, five (5) Business Days before the date of the proposed Borrowing (or shorter period acceptable to the Administrative Agent) or (d) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or CORRA Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower; provided that, any Borrowing Request delivered by the applicable Borrower may state that such Borrowing Request is conditioned upon the effectiveness of other transactions, in which case such Borrowing Request may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Revolving Borrowing, or a Term Borrowing (and, as applicable, the Class of such Borrowing);

(b) the identity of the Borrower and the aggregate amount and currency of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing, a RFR Borrowing or a SONIA Borrowing;

(e) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of a Borrowing by the Parent Borrower in dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Parent Borrower, the Canadian Borrower, the Dutch Parent Borrower and the Dutch Subsidiary Borrower in dollars, Euro, Sterling and Canadian Dollars, in each case, from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) except as may be agreed by the Swingline Lender in its sole discretion, the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment (provided that, for the avoidance of doubt, if the Swingline Lender agrees in its sole discretion to make a Swingline Loan in excess of the Swingline Commitment, any such Swingline Loan in excess of the Swingline Commitment shall constitute a Swingline Loan for all purposes of this Agreement and the other Loan Documents), (ii) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit and (iii) the Dollar Equivalent of the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Borrowing Procedure. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan; provided that any notice requesting a Swingline Loan in Canadian Dollars, Euro or Sterling shall be accompanied by a borrowing notice for a Borrowing (i) in the case of Canadian Dollars and Euro, three (3) Business Days hence and (ii) in the case of Sterling, five (5) SONIA Business Days hence, in each case for a like amount of Revolving Loans denominated in the currency of the proposed Swingline Loan pursuant to Section 2.03 (it being understood such notice for such Revolving Loans may be delivered not later than 1:00 p.m. Local Time instead of 11:00 a.m. Local Time), which notice shall only be revocable if such Swingline Loan denominated in Canadian Dollars, Euro or Sterling is not made; the proceeds of any such Revolving Loans made shall be applied by the Borrowers first, to repay the principal of such Swingline Loan and any interest owing thereunder to the Swingline Lender, with any amounts in excess thereof to be retained by the applicable Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or by wire transfer, automated clearinghouse debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) Revolving Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the dollar denominated Swingline Loans outstanding. Such notice shall specify the aggregate amount of dollar denominated Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans in dollars. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this clause (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower in writing of any participations in any Swingline Loan acquired pursuant to this clause (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this clause (c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower (or such other Person) for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (c) shall not relieve the applicable Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Parent Borrower, the Canadian Borrower, the Dutch Parent Borrower and the Dutch Subsidiary Borrower may request the issuance of Letters of Credit denominated in dollars or Alternative Currencies for such Borrower’s own account (or the account of any of its Subsidiaries), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit (but any default or breach under such application and not hereunder shall not give rise to a Default or Event of Default hereunder). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Dollar Equivalent of the LC Exposure with respect to such Issuing Bank shall not exceed such Issuing Bank’s Issuing Bank Sublimit (provided that any Issuing Bank may (in its sole discretion), but shall not be obligated to, issue Letters of Credit in excess of such Issuing Bank’s Issuing Bank Sublimit; provided further that, for the avoidance of doubt, if an Issuing Bank agrees (in its sole discretion) to issue Letters of Credit in excess of such Issuing Bank’s Issuing Bank Sublimit, any such Letter of Credit issued in excess of such Issuing Bank’s Issuing Bank Sublimit shall constitute a Letter of Credit for all purposes of this Agreement and the other Loan Documents) and (iii) the Dollar Equivalent of the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless consented to by the Issuing Bank, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods not to extend past the date in clause (ii) below unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank) and (ii) the date that is three (3) Business Days prior to the Revolving Maturity Date unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank with respect to cash collateralizing or backstopping such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay (in dollars, which in the case of a Letter of Credit not denominated in dollars shall be determined based on the Dollar Equivalent, using the applicable Spot Rate in effect on the date such payment is required), to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Notwithstanding anything herein to the contrary, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities outstanding hereunder. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency of such LC Disbursement not later than 4:00 p.m., Local Time, on the first Business Day after such LC Disbursement is made if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date such notice shall be deemed received on the next day and then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower is deemed to have received such notice; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing (in the case of a payment in dollars), Term Benchmark Borrowing (in the case of a payment in an Alternative Currency (other than Canadian Dollars and Sterling)), a SONIA Borrowing (in the case of a payment in Sterling) or CORRA Borrowing (in the case of a payment in Canadian Dollars), as applicable, or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting applicable Borrowing, or, if applicable, Swingline Loan. If the applicable Borrower fails to make such payment when due, then (A) if such payment relates to a Foreign Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the applicable Spot Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans (in the case of a payment in dollars), Term Benchmark Revolving Loans (in the case of an Alternative Currency (other than Canadian Dollars or Sterling)), CORRA Loans (in the case of Canadian Dollars), SONIA Loans (in the case of Sterling) or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement in accordance with this Section 2.05(e).

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank or its Related Parties from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Bank’s gross negligence, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, or material breach of the terms of the Loan Documents by, the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of LC Disbursements made in dollars, and at all times following the conversion to dollars of an LC Disbursement made in an Alternative Currency pursuant to clause (e) of this Section 2.05, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of LC Disbursements made in an Alternative Currency, and at all times prior to their conversion to dollars pursuant to clause (e) of this Section 2.05, at the rate applicable to CORRA Loans, SONIA Loans or Term Benchmark Loans denominated in an Alternative Currency (other than Canadian Dollars or Sterling), as applicable, with an Interest Period of one month’s duration determined on the date such LC Disbursement is made; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of the Issuing Bank.

(i) An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank (such successor Issuing Bank to be reasonably acceptable to the Parent Borrower). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank in accordance with Section 2.05(i)(i) above, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Parent Borrower and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this clause (j), the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in dollars or, if applicable, Alternative Currency, equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the relevant Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Borrowers for the LC Exposure at such time, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the relevant Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days following a request to do so after all Events of Default have been cured or waived.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to clause (j) of this Section 2.05, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to clause (e) of this Section 2.05 in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the applicable Spot Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this clause (k) shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

Section 2.06 Funding of Borrowings.

(a) By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans, or if applicable for Borrowings denominated in an Alternative Currency, a rate determined in a customary manner in good faith by the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Conversion and Continuation. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or SONIA Borrowings, which may not be converted or continued.

(b) Delivery of Interest Election Request. To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Automatic Conversion. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or, in the case of Borrowings denominated in Euro or Canadian Dollars, a Term Benchmark Borrowing in each case with an Interest Period of one month’s duration, respectively.

(f) Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Borrowing denominated in an Alternative Currency will, at the expiration of the then current Interest Period of each such Borrowing, be automatically continued as a Borrowing of Term Benchmark Loans with an Interest Period of one (1) month.

Section 2.08 Termination and Reduction of Commitments.

(a) Termination Date. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. Unless previously terminated, the Farm Credit Term A Commitments shall terminate upon the making of such Farm Credit Term A Loan in a corresponding amount on the Effective Date.

(b) Optional Termination or Reduction. The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the relevant Commitments) and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (i) any Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders, in each case, calculated based on the Dollar Equivalent amount as of such date of termination or reduction.

(c) Notice of Termination or Reduction. The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section 2.08 at least three (3) Business Days (or such shorter period as shall be agreed by the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the day that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders by each Borrower and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided further that in the event of any inconsistency between such accounts of the Administrative Agent and any Lender’s records, the Administrative Agent’s accounts shall govern.

(e) Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note; provided that any such promissory notes to be issued on the Effective Date shall be requested by the relevant Lender at least five (5) Business Days prior to the Effective Date. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns); provided that in the event of any assignment of Loans evidenced by a promissory note, the applicable Borrower shall not be obligated to execute and deliver a promissory note to the assignee of such Loans unless and until the assignor Lender has returned its promissory note to the relevant Borrower or the relevant Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the relevant Borrower.

Section 2.10 Amortization of Term Loans.

(a) Farm Credit Term A Loans. The Parent Borrower shall repay the Farm Credit Term A Loans made to it in dollars in quarterly principal installments as follows:

(i) in the amount of 0.25% of the aggregate principal amount of Farm Credit Term A Loans outstanding on the Effective Date, each, due and payable on the last day of each March, June, September and December, of each year commencing on the last day of such month falling on or after the last day of the first full fiscal quarter of the Parent Borrower ended after the Effective Date and continuing until the last day of such quarterly period ending immediately prior to the Farm Credit Term A Loan Maturity Date; and

(ii) one final installment in the amount of the relevant Farm Credit Term A Loans then outstanding, due and payable on the Farm Credit Term A Loan Maturity Date.

Prior to any repayment of any Term Borrowings, the Parent Borrower shall select the Class and Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, three (3) Business Days before the scheduled date of such repayment; provided that to the extent the Parent Borrower does not specify in such notice the Borrowing or Borrowings to be repaid the Administrative Agent shall first apply such amounts to ABR Loans and/or, in the case of Alternative Currencies or Term Benchmark Loans, as applicable, and thereafter use commercially reasonable efforts to minimize the cost to the Parent Borrower of such repayment under Section 2.16. Each repayment of a Class and Borrowing shall be applied ratably to the Loans included in the repaid Class and Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayment. The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part without prepayment penalty or premium, subject to the requirements of this Section 2.11 and Section 2.16.

(b) Mandatory Prepayment of Revolving Loans.

(i) In the event and on such occasion that such Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment, calculated based on the Dollar Equivalent amount as of the applicable date of determination, the applicable Borrower shall prepay Revolving Borrowings or Swingline Borrowings in an aggregate amount to eliminate such excess.

(ii) Upon the incurrence by Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Borrowers shall prepay an aggregate principal amount of Revolving Loans in an amount equal to 100% of all net cash proceeds received therefrom immediately upon receipt thereof by Parent Borrower or such Restricted Subsidiary.

(c) Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Restricted Subsidiary in respect of any Prepayment Event (other than any Prepayment Event pursuant to clause (b) of the definition thereof, which shall be limited to receipt by or on behalf of any Loan Party), the Parent Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay or cause to be prepaid Term Borrowings (on a ratable basis among any outstanding Farm Credit Term A Loans based on the outstanding principal amounts thereof) in an aggregate amount equal to 100% of such Net Proceeds; provided that:

(i) subject to the terms of clause (ii) below, in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event, if the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 18 months after receipt of such Net Proceeds, to acquire or replace assets or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Parent Borrower and the Restricted Subsidiaries, including, without limitation, to make an acquisition permitted by Section 6.04(k), to engage in an Asset Swap permitted by Section 6.04(j) or to make an Investment permitted by Section 6.04(p), (r) or (t), then no prepayment shall be required pursuant to this clause (c) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within 18 months (or in the case of a commitment in respect of an application within such 18 months, 24 months) after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied;

(ii) Net Proceeds from a Prepayment Event shall only be required to be used to prepay Term Borrowings under this clause (c) to the extent such Net Proceeds received from any single Prepayment Event exceed $125,000,000, and such excess Net Proceeds, when added to the aggregate amount of excess Net Proceeds received from all Prepayment Events occurring in the same fiscal year which are not reinvested pursuant to this clause (c) exceed $250,000,000 (in which event the aggregate amount of such excess

Net Proceeds from all such Prepayment Events in excess of $250,000,000, shall then be required to be used to prepay the Term Borrowings under this clause (c)); and

(iii) if the Secured Leverage Ratio as calculated as of the last day of the most recent four (4) fiscal quarter period then ended for which financial statements have been made available to the Administrative Agent prior to the Prepayment Event is (x) less than or equal to 3.50 to 1.00, then the 100% threshold above shall be reduced to 50% or (y) less than or equal to 3.00 to 1.00, then the 50% threshold shall be reduced to 0%, for such Prepayment Event in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event.

(d) Notwithstanding any other provisions of Section 2.11(c), (i) to the extent that (and for so long as) any of or all the Net Proceeds of any Prepayment Event giving rise to a mandatory prepayment pursuant to Section 2.11(c) are prohibited or restricted by applicable local law from being repatriated to the jurisdiction of organization of the Parent Borrower or would conflict with the fiduciary duties of any Subsidiary’s directors, officers, employees, managers (or any Persons with equivalent responsibilities) or could be expected to result in a risk of criminal or personal liability for such Persons, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to repay the relevant Term Loans at the times provided in Section 2.11(c) but may be retained by the applicable Restricted Subsidiary (or Loan Party in the case of clause (b) of the definition of Prepayment Event) so long as the applicable local law will not permit such repatriation to the Parent Borrower (the Parent Borrower hereby agreeing to cause the applicable Restricted Subsidiary (or Loan Party in the case of clause (b) of the definition of Prepayment Event) to promptly take all commercially reasonable actions available under applicable local law to permit such repatriation) or such conflict or risk exists, and once such repatriation of any such affected Net Proceeds is permitted under the applicable local law, an amount equal to such Net Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result of such repatriation or potential repatriation) or such conflict or risk of liability exists to the repayment of the Term Loans pursuant Section 2.11(c) and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all of the Net Proceeds of any Prepayment Event to the jurisdiction of organization of the Parent Borrower would have a material adverse Tax consequence with respect to such Net Proceeds (taking into account any foreign Tax credit or benefit that would be realized in connection with such repatriation), the Net Proceeds so affected may be retained by the applicable Restricted Subsidiary (or Loan Party in the case of clause (b) of the definition of Prepayment Event).

(e) Notice of Prepayment; Application of Prepayments. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or email) of any prepayment hereunder (i) in the case of optional prepayment of a Term Benchmark Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three (3) Business Days before the date of prepayment, (ii) in the case of optional prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), one (1) Business Day before the date of prepayment, (iii) in the case of optional prepayment of a SONIA Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), five (5) SONIA Business Days before the date of prepayment, (iv) in the case of optional prepayment of an RFR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), five (5) Business Days before the date of prepayment or (v) in the case of optional prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, (or such later time as the Administrative Agent may agree), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial optional prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of Loans pursuant to this Section shall be applied ratably to each Class of Loans required to be prepaid in connection with this Section. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Prepayments of Term Loans pursuant to Section 2.11(a) or (c) shall be applied to the scheduled installments as directed by the Parent Borrower (or, in the absence of direction from the Parent Borrower, to the remaining scheduled installments in respect of such Class of Term Loans in direct order of maturity). The amount of such prepayments shall be applied on a pro rata basis to the Class of Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans, Canadian Prime Rate Loans, Term Benchmark Loans, RFR Loans or SONIA Loans, provided that such mandatory prepayment shall be applied first to the then outstanding Loans that are ABR Loans, RFR Loans, Canadian Prime Rate Loans or SONIA Loans, as applicable, and then to the then outstanding Loans that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made pursuant to Section 2.16.

(f) Upon the incurrence or issuance by Parent Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Term Loans or any Refinancing Junior Loans, the Borrowers shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Loans being refinanced in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Parent Borrower or such Restricted Subsidiary in a manner consistent with clause (e) above.

For the avoidance of doubt, and notwithstanding the other provisions of this Agreement, if, at any time any Borrower would be required to prepay the Term Loans pursuant to clause (c) above, such Borrower is required to offer to prepay or repurchase any Incremental Equivalent Debt or Refinancing Notes, Specified Refinancing Term Loans or other Indebtedness that is pari passu with the Term Loans in right of payment and with respect to security pursuant to the terms of the documentation governing such Indebtedness in connection with the circumstances described in such clause (c) (such Indebtedness, the “Other Applicable Indebtedness”), then such Borrower may apply the amounts required to be prepaid or used to repurchase on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness at such time; provided that the portion of such prepayment allocated to any Other Applicable Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and the prepayment or repurchase of the Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to such clause (c) shall be reduced accordingly on a dollar-for-dollar basis; provided further that, to the extent the holders of the Other Applicable Indebtedness decline to have such Other Applicable Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof.

Section 2.12 Fees.

(a) Revolving Commitment Fee. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the date which is three (3) Business Days following the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Parent Borrower agrees to pay:

(i) Participation Fee. To the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Term Benchmark Borrowings (or SONIA Borrowings in the case of Letters of Credit denominated in Sterling) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

(ii) Standby Letter of Credit Fronting Fees. To the Issuing Bank a fronting fee with respect to standby Letters of Credit, which shall accrue at the rate of 0.10% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to standby Letters of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to standby Letters of Credit;

(iii) Commercial Letters of Credit Fronting Fees. To the Issuing Bank a fronting fee with respect to each commercial Letter of Credit, which fee shall equal the product of 1.00% of the initial stated amount of such commercial Letter of Credit multiplied by a fraction, the numerator of which is the number of days included in the term of such commercial Letter of Credit and whose denominator is 360; and

(iv) Issuing Bank Standard Fees. The Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and standby Letter of Credit fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that: (A) all such fees shall be payable on the date on which the Revolving Commitments terminate; (B) any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand; and (C) all fronting fees payable with respect to commercial Letters of Credit shall be payable on the date of the issuance thereof. Any other fees payable to the Issuing Bank pursuant to this clause (b) shall be payable within ten (10) days after demand. All participation fees and standby Letter of Credit fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agent Fees. The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(e) Ancillary Facility Fees. The amount and timing of payments of fees in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Borrower under such Ancillary Facility.

Section 2.13 Interest.

(a) ABR Borrowings/Canadian Prime Rate Swingline. The Loans comprising each ABR Borrowing (including each applicable Swingline Loan denominated in dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings. Each Swingline Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Borrowings. Each Swingline Loan denominated in Euro shall bear interest at Daily Simple ESTR plus the Applicable Rate for Euro Swingline Rate Borrowings. Each Swingline Loan denominated in Sterling shall bear interest at Daily Simple SONIA plus the Applicable Rate for Sterling Swingline Rate Borrowings.

(b) Term Benchmark Borrowings/RFR Borrowings. The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate (in the case of such Borrowings in dollars), the Adjusted EURIBOR Rate (in the case of such Borrowings in Euro) or Term CORRA (in the case of such Borrowings in Canadian Dollars) for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Term Benchmark Borrowings, as applicable. The Loans comprising each RFR Borrowing shall bear interest at Daily Simple SOFR or Daily Simple CORRA, as applicable, plus the Applicable Rate. The Loans comprising each SONIA Borrowing shall bear interest at Daily Simple SONIA plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, to the extent permitted under applicable law, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses (a) and (b) of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate then applicable to ABR Revolving Loans (in the case of amounts owing in dollars), Canadian Prime Rate Borrowings (in the case of amounts owing in Canadian Dollars in respect of Swingline Loans), or Term Benchmark Loans with an Interest Period of one month’s duration determined on the date such amounts were due and then on each monthly anniversary thereof (in the case of any other such amounts owing in an Alternative Currency), in each case, as provided in clause (a), or if applicable, clause (b), of this Section 2.13.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan occurring after the Effective Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate or the Canadian Prime Rate at times when the Alternate Base Rate or Canadian Prime Rate is based on the Prime Rate or other applicable “prime rate”, the CORRA Rate and Daily Simple SONIA with respect to Borrowings denominated in Sterling, in each case, shall be computed on the basis of a year of three hundred sixty-five (365) days (or, except with respect to Sterling, three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate, Adjusted EURIBOR Rate, CORRA Rate, Daily Simple SONIA and Daily Simple ESTR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada) (R.S.C. 1985, c.I15, as amended), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year)) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), respectively. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Loan Documents, and the rates of interest stipulated in this Agreement and the other Loan Documents are intended to be nominal rates and not effective rates or yields.

(g) The amount and timing of payments of interest in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the applicable Borrower under such Ancillary Facility.

Section 2.14 Alternate Rate of Interest.

(a) Subject to clause (b) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or Term CORRA (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR, Daily Simple CORRA, Daily Simple SONIA or Daily Simple ESTR, as applicable for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required TLA Lenders and/or the Required RC Lenders, as applicable, that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate or Term CORRA for the applicable Agreed Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency for such Interest Period or (B) at any time, Daily Simple SOFR, Daily Simple CORRA, Daily Simple SONIA or Daily Simple ESTR, as applicable for the applicable Agreed Currency, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrowers and the Revolving Lenders and Term A Lenders by telephone, telecopy or email as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and such Lenders that the circumstances giving rise to such notice no longer exist with respect to such Benchmark (each such notice shall be given by the Administrative Agent promptly when such circumstances cease to exist) and (y) and the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03 (A) for Loans denominated in dollars, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing bearing interest at the Term SOFR Rate and any Borrowing Request requests a Term Benchmark Revolving Borrowing bearing interest at the Term SOFR Rate shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, (B) for Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing bearing interest at Term CORRA and any Borrowing Request requests a Term Benchmark Revolving Borrowing bearing interest at Term CORRA shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Canadian Dollars so long as Daily Simple CORRA is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a Loan that shall bear interest at the Canadian Prime Rate if Daily Simple CORRA is also the subject of Section 2.14(a)(i) or (ii) above and (C) for Loans denominated in an Alternative Currency (except Canadian Dollars), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or a SONIA Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that, in each case, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan, RFR Loan, or SONIA Loan denominated in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or SONIA Loan, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (each such notice shall be given by the Administrative Agent promptly when such circumstances cease to exist), and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, then (A) for Loans denominated in dollars, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a ABR Loan if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, denominated in dollars on such day, (B) for Loans denominated in Canadian Dollars, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute for (x) an RFR Borrowing denominated in Canadian Dollars so long as Daily Simple CORRA is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a Loan that shall bear interest at the Canadian Prime Rate if Daily Simple CORRA is also the subject of Section 2.14(a)(i) or (ii) above and (C) for Loans denominated in an Alternative Currency (except Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Borrower’s election, shall either (A) be converted into (x) a Term Benchmark Borrowing denominated in dollars so long as the Term SOFR Rate is not the subject of Section 2.14(a)(i) or (ii) above, (y) a RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not the subject of Section 2.14(a)(i) or (ii) above or (z) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, in each case, in an amount equal to the Dollar Equivalent of such Alternative Currency, immediately or (B) be prepaid in full immediately.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document (and for the avoidance of doubt, no Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” with respect to dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Revolving Lenders, the Term A Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required TLA Lenders and/or the Required RC Lenders, as applicable.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time, in consultation with the Parent Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) The Administrative Agent will promptly notify the Borrowers, the Revolving Lenders and the Term A Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (b)(v) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Required RC Lenders or Required TLA Lenders, as applicable, pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent shall modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing, SONIA Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or SONIA Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Term Benchmark Revolving Borrowing in dollars, such Borrowing shall be made as (x) an RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event, (iii) if any Borrowing Request requests a Term Benchmark Revolving Borrowing in Canadian Dollars, such Borrowing shall be made as (x) an RFR Borrowing denominated in Canadian Dollars so long as Daily Simple CORRA is not the subject of a Benchmark Transition Event or (y) a Loan that shall bear interest at the Canadian Prime Rate if Daily Simple CORRA is the subject of a Benchmark Transition Event and (iv) if any Borrowing Request requests a Term Benchmark Borrowing or SONIA Borrowing in an Alternative Currency (except Canadian Dollars), then such request shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based on the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan, RFR Loan or SONIA Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or SONIA Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (i) if such Term Benchmark Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day, (ii) if such Term Benchmark Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Canadian Dollars so long as Daily Simple CORRA is not the subject of a Benchmark Transition Event on such day or (y) a Loan that shall bear interest at the Canadian Prime Rate if Daily Simple CORRA is the subject of a Benchmark Transition Event or (iii) if such Term Benchmark Loan is denominated in any Alternative Currency (except Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the

Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Borrower’s election, shall either (A) be converted into (x) a Term Benchmark Borrowing denominated in dollars so long as the Term SOFR Rate is not the subject of Section 2.14(a)(i) or (ii) above, (y) a RFR Borrowing denominated in dollars so long as Daily Simple SOFR is not the subject of Section 2.14(a)(i) or (ii) above or (z) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, in each case, in an amount equal to the Dollar Equivalent of such Alternative Currency, immediately or (B) be prepaid in full immediately.

Section 2.15 Increased Costs.

(a) Change In Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate or Term CORRA) or the Issuing Bank; or

(ii) subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 and Excluded Taxes) on its Loans, loan principal, Letters of Credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition (other than Taxes) affecting this Agreement, Term Benchmark Loans or SONIA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan or SONIA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers (it being understood the Foreign Borrowers shall only be liable hereunder for amounts to the extent related to the Foreign Obligations) will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that as to any Lender seeking compensation under this Section 2.15(a), such Lender shall only be compensated to the extent such Lender is then generally seeking compensation from similarly situated customers under agreements related to similar credit transactions that include provisions similar to this Section 2.15(a) and the definition of “Change in Law.”

(b) Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy, insurance or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy, insurance or liquidity), then from time to time the Borrowers (it being understood the Foreign Borrowers shall only be liable hereunder for amounts to the extent related to the Foreign Obligations) will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Delivery of Certificate. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.15 and containing a statement that such Lender is generally seeking compensation from similarly situated customers under agreements related to similar credit transactions that include provisions similar to Section 2.15(a) and the definition of “Change in Law” shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Limitation on Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. With respect to Loans that are not RFR Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to or from, continue as or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section2.11(e) and is revoked in accordance therewith), or (d) the reallocation of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate, Adjusted EURIBOR Rate or Term CORRA, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency and of a comparable amount and period from other banks in the eurodollar market or the Canadian bankers’ acceptance market, respectively. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.17 Taxes.

(a) Gross Up. Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the applicable Withholding Agent shall make such deductions and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnification. Without duplication of clauses (a) or (b) of this Section 2.17, each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within thirty (30) days after written demand therefor (specifying in reasonable detail the nature and the amount of the Indemnified Taxes or Other Taxes, as the case may be), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, the Loan Party shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Administrative Agent Indemnity. Each Lender shall indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Forms. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i), (ii) or (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender other than a Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed originals of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Without limiting the generality of the foregoing, each Foreign Lender (including each Participant that acquired a participation from a Foreign Lender) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two properly completed and duly signed originals of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Parent Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Foreign Lender is not legally able to deliver.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Any Lender that is entitled to an exemption from or reduction of Canadian withholding tax with respect to payments made under a Loan Document shall deliver to the Canadian Borrower, at the time reasonably requested by the Canadian Borrower, such properly completed and executed documentation reasonably requested by the Canadian Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Canadian Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Canadian Borrower as will enable the Canadian Borrower to determine whether or not such Lender is subject to Canadian backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Canadian Borrower in writing of its legal inability to do so.

(g) Refund. If the Administrative Agent or a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out–of–pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h) VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that it should reasonably be determined that such Lender is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(h) to any party shall, at any time when such party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules.

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Each party shall provide the applicable Dutch Borrower with an appropriate VAT invoice in respect of any fees, costs or expenses payable by the applicable Dutch Borrower to such party pursuant to this Agreement in accordance with applicable legislation (to the extent applicable to such party).

(i) Survival. The agreements in this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) Terms. For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Proceeds of Collateral.

(a) Payments Generally. Unless otherwise specified herein, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds. Subject to Section 2.17, all such payments shall be made without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document of (i) principal and interest in respect of any Loan and LC Disbursements and participation fees in respect of Letters of Credit shall be made in the currency in which such Loan or Letter of Credit, respectively, is denominated and (ii) any other amount shall be made in dollars.

(b) Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Set-offs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law but subject to Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. This Section 2.18(c) shall not apply to any action taken by any Farm Credit Lender with respect to any Farm Credit Equities held by the Parent Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

(d) Payments from Borrowers Assumed Made. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate (or in the case of amounts not denominated in dollars, the Administrative Agent’s cost of funds) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Set-Off Against Amounts Owed Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Application of Proceeds of Collateral and Guaranty. Subject to the terms of any intercreditor agreement entered into by the Administrative Agent in accordance with Section 9.10(e), all amounts received under the Guaranty Agreement and all proceeds received by the Administrative Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.03) owing to the Administrative Agent in its capacity as Administrative Agent only, and then any remaining amount of such proceeds shall be distributed:

(i) first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 102% of the LC Exposure then outstanding;

(ii) second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations and Swap Obligations, until all the Loan Obligations and Swap Obligations have been paid and satisfied in full or cash collateralized;

(iii) third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the Deposit Obligations, until all Deposit Obligations have been paid and satisfied in full or cash collateralized;

(iv) fourth, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations; and

(v) fifth, to the Person entitled thereto as directed by the Parent Borrower or as otherwise determined by applicable law or applicable court order.

For the avoidance of doubt, the guarantees provided by the Foreign Subsidiary Loan Parties and the Collateral granted by the Foreign Subsidiary Loan Parties will only guarantee or secure, as applicable, the Foreign Obligations and the proceeds of such guarantee or Collateral shall be applied as set forth above, but only to the extent the amounts above constitute Foreign Obligations.

(g) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Administrative Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Administrative Agent to be distributed and shared pursuant to this Section 2.18 are in a form other than immediately available funds, the Administrative Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (f) of this Section 2.18. The Secured Parties shall receive the applicable portions (in accordance with clause (f) of this Section 2.18) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Administrative Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Administrative Agent pursuant to this clause (g), the Administrative Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement. If (i) a Lender requests compensation under Section 2.15, (ii) a Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, (iii) a Lender is a Defaulting Lender, or (iv) a Lender shall become a Non-consenting Lender (as defined below), then the Parent Borrower may, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay the outstanding principal of its Loans of the relevant Class or Classes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder as of such termination date or (y) at its sole expense and effort, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations in one or more Classes (as the Parent Borrower shall elect) under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Parent Borrower shall have received the prior written consent of the Administrative Agent to such assignee Lender to the extent required by Section 10.04, which consent shall not unreasonably be withheld, (B) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans of the relevant Class or Classes (and participations in LC Disbursements and Swingline Loans, to the extent applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation (and such termination and repayment shall not occur) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment, delegation or termination and repayment cease to apply (in the case of a termination and repayment, prior to the date fixed in the applicable notice to such lender for such termination and repayment). In the event that (i) the Parent Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders, all directly and adversely affected Lenders or any other Class or group of Lenders other than Required Lenders (or other applicable majority) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-consenting Lender”.

Section 2.20 Incremental Facilities.

(a) The Parent Borrower may, by written notice to the Administrative Agent at any time, on one or more occasions, request to (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans, any Incremental Term Loans or any Specified Refinancing Term Loans by requesting new term loans commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of incremental revolving facilities and/or increase the principal amount of any such tranche of incremental revolving facilities (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate amount not to exceed the Incremental Amount. Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (x) with respect to Incremental Term Loans denominated in dollars, in minimum increments of $15,000,000, and with respect to Incremental Term Loans denominated in an Alternative Currency, in minimum increments of the Dollar Equivalent of $7,500,000, (y) with respect to Incremental Revolving Commitments denominated in dollars, in minimum increments of $10,000,000, and with respect to Incremental Revolving Commitments denominated in an Alternative Currency, in minimum increments of the Dollar Equivalent of $5,000,000 or (z) equal to the remaining Incremental Amount) and (ii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice.

(b) Incremental Loans may be provided by any existing Lender (it being understood each existing Lender shall have no obligation to participate in any Incremental Facility), or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent and Issuing Bank shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Facilities if such consent would be required under Section 10.04(b) for an assignment of Loans to such Additional Lender; provided further that no Lender or Additional Lender that in each case is not a Farm Credit Lender shall provide any Incremental Term Loans in the form of an increase to the Farm Credit Term A Facility without the prior written consent of CoBank.

(c) The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Facility or Incremental Loan.

(d) The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facilities of such Lender and/or Additional Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Commitments to be made thereunder; provided that, (i) such Incremental Facilities may be pari passu or subordinated in right of payment with respect to the Loans outstanding (or made) on the Effective Date and/or pari passu or subordinated in right of security with respect to such Loans (and to the extent so subordinated, the holders of such indebtedness or a representative thereof will enter into a customary intercreditor agreement with the Loan Parties and the Administrative Agent evidencing such subordination) or may be unsecured, (ii) any prepayment (other than scheduled amortization payments and voluntary prepayments) of Incremental Term Loans that are pari passu in right of payment and security with any then-existing Term Loans that require ratable prepayment shall be made on a pro rata basis with such then existing Term Loans (and all other then-existing Incremental Term Loans and Specified Refinancing Term Loans requiring ratable prepayment), subject to the right of the Borrowers to direct the application of voluntary prepayments and except that the Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis), (iii) subject to exceptions for the Inside Maturity Amount and customary bridge financings (to the extent such bridge financing is convertible on customary terms into a permanent instrument otherwise meeting the conditions in this clause (iii)), escrow or other similar indebtedness with a maturity date of not longer than one (1) year so long as the indebtedness subject to such escrow or other similar arrangement otherwise meets the conditions in this clause (iii) upon the release of such escrow or other similar arrangement, (x) the maturity date or commitment reduction date of any Incremental Revolving Facility shall be no earlier than the Latest Maturity Date with respect to Revolving Commitments and (y) the maturity date of any Incremental Term Loan shall be no earlier than the Latest Maturity Date with respect to the Term Loans, (iv) to the extent an Incremental Revolving Facility is structured as an additional revolving facility under this agreement and not as an increase to the existing Revolving Commitment hereunder, (x) no more than three revolving facilities (including any revolving facility constituting Specified Refinancing Debt), shall be outstanding hereunder at any one time and (y) the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and any participations therein between any revolving facilities, (v) shall not be guaranteed by any Person that is not a Loan Party (or who becomes a Loan Party substantially concurrently with the effectiveness thereof) and (vi) to the extent secured, shall be secured only by the Collateral (or a portion thereof) (or on property on which the Administrative Agent obtains a perfected Lien substantially concurrently with the effectiveness thereof). All terms with respect to any Incremental Facility which are materially more restrictive (taken as a whole) than those with respect to the Loans under the existing applicable Class of Credit Facility shall be (x) permitted by clauses (i) through (vi) of the preceding sentence, (y) applicable only after the Latest Maturity Date of the relevant Credit Facility outstanding on the Effective Date (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)), or (z) otherwise be reasonably satisfactory to the Administrative Agent; provided that documentation governing any Incremental Facility may include such materially more restrictive terms so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such term for the benefit of each Credit Facility of the same Class (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)). The Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such covenant for the benefit of each Credit Facility of the same Class. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers to effect the provisions of or be consistent with this Section 2.20. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) but without the consent of any other Lenders, and furnished to the other parties hereto.

(e) Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.20 unless (i) on the date on which such Loan is made or of such effectiveness, (A) the conditions set forth in Section 4.02 shall be satisfied (it being understood that all references to “the occasion of any Borrowing” in Section 4.02 shall be deemed to refer to the Increased Amount Date) and (B) the Parent Borrower is in compliance with the Financial Covenants on a Pro Forma Basis and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Effective Date under Section 4.01; provided that if the proceeds of an Incremental Facility are to be used to finance a Limited Condition Transaction, any such conditions will be subject to Section 1.10(c) hereof.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) Suspension of Voting. The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) no Event of Default then exists;

(ii) Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding or cannot be reallocated pursuant to clause (i) (it being understood that such amount (to the extent not applied as aforesaid) shall be returned in accordance with the procedures set forth in Section 2.05(j));

(iii) Suspension of Letter of Credit Fee. If the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, (ii) cash collateral will be provided by the applicable Borrower in accordance with Section 2.21(c), and/or (iii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non- Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any mandatory or voluntary prepayment and any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, after termination of the Commitments to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has not funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender, until such time as all Loans and LC Disbursements are held by the Lenders pro rata in accordance with their respective interests under the relevant Credit Facility.

In the event that the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Notwithstanding the above, the Borrowers’ right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrowers against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.22 Specified Refinancing Debt.

(a) The Borrowers may from time to time, add one or more new term loan facilities and new revolving credit facilities to the Credit Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Parent Borrower, to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Loans (and the unused Revolving Commitments with respect to such Class of Revolving Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than three Classes of revolving commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments outstanding on the Effective Date; (ii) will not be guaranteed by any Person that is not a Subsidiary Loan Party (or which becomes a Subsidiary Loan Party simultaneously therewith) with respect in each case to the relevant Credit Facility; (iii) will be (x) unsecured or (y) secured only by the Collateral of the relevant Loan Parties (or Collateral of a subset of the relevant Loan Parties) on a pari passu or junior basis with the Obligations (in each case pursuant to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent); (iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Maturity Date of the Revolving Commitment being refinanced and (y) to the extent constituting term loan facilities, except in connection with the Inside Maturity Amount or customary bridge financings (to the extent such bridge financing is convertible on customary terms into a permanent instrument otherwise meeting the conditions in this clause (y)), will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Loans being refinanced (it being agreed, for the avoidance of doubt, that when calculating the weighted average life to maturity of such Indebtedness being refinanced, the effects of any amortization or prepayments made on such Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable refinancing shall be disregarded); (vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.11 (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans); (vii) each

Revolving Borrowing (including any deemed Revolving Borrowings made pursuant to Section 2.04 or Section 2.05) shall be allocated pro rata among the Classes of Revolving Commitments (it being agreed that notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities); (viii) will have terms (other than pricing and optional prepayment and redemption terms) that are not materially more restrictive (taken as a whole) than those with respect to the Loans and Commitments being refinanced or replaced (as reasonably determined by the Parent Borrower in good faith, which determination shall be conclusive), except terms (w) as permitted by clauses (i) through (vii) above, (x) applicable only after the maturity date of the then outstanding Loans and Commitments at the time of such replacement, (y) consistent with then-current market terms for the applicable type of Indebtedness (as reasonably determined by the Parent Borrower in good faith, which determination shall be conclusive), provided that no financial maintenance covenant applicable to the Parent Borrower may be added to the Specified Refinancing Debt pursuant to this clause (y) without also being included in this Agreement (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)), and, for the avoidance of doubt, it being understood that if such financial covenant is a “springing” financial maintenance covenant applicable only to revolving Indebtedness, such financial covenant shall be automatically included in this Agreement only for the benefit of each Revolving Facility and not for the benefit of any Credit Facility in respect of Term Loans hereunder; (z) otherwise be reasonably satisfactory to the Administrative Agent; provided further that documentation governing any Specified Refinancing Debt may include such materially more restrictive terms so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such covenant for the benefit of the relevant Credit Facility and Loans being refinanced (which such amendment shall only require the consent of the Parent Borrower and Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)) and (x) the net cash proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Sections 2.08 and 2.11, as applicable; provided, however, that such Specified Refinancing Debt shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (excluding accrued interest, fees, discounts, premiums or expenses).

(b) The Parent Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders or, subject to the approval of the Administrative Agent and, with respect to revolving commitments, the Issuing Bank (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Parent Borrower may elect.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in such Refinancing Amendment. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the relevant Borrower or Borrowers as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the relevant Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

(d) Each Class of Specified Refinancing Debt incurred under this Section 2.22 shall be in an aggregate principal amount that is (i) (x) not less than $5,000,000 (or if applicable, $C5,000,000, €5,000,000 or the Dollar Equivalent of $5,000,000 if denominated in another Alternative Currency) and (y) an integral multiple of $1,000,000 (or if applicable, $C1,000,000, €1,000,000 or the Dollar Equivalent of $1,000,000 if denominated in another Alternative Currency) in excess thereof or (ii) the amount required to refinance all of the applicable Class of Loans and/or Commitments. Any Refinancing Amendment may provide for the making of Specified Refinancing Revolving Loans to, or the issuance of Letters of Credit for the account of, the Borrowers or any Subsidiary, or the provision to the Borrowers of Swingline Loans, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Credit Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of or be consistent with this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding refinancing revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

Section 2.23 Ancillary Facilities.

(a) If any Borrower and any Ancillary Lender agree, subject to compliance with the requirements set forth in this Section 2.23, such Ancillary Lender shall be permitted to provide an Ancillary Facility on a bilateral basis to such Borrower. To the extent any Ancillary Facility exists, the following shall apply:

(i) The applicable Revolving Commitment of the Ancillary Lender shall:

(A) be deemed to be utilized by its applicable Ancillary Commitment for purposes of (1) calculating the commitment fee payable to such Ancillary Lender pursuant to Section 2.12(a) and (2) calculating the aggregate remaining amount of Revolving Exposure of all applicable Revolving Lenders available under the Revolving Facility (it being understood the commitment fee payable pursuant Section 2.12(a) to Lenders without an Ancillary Facility shall not be modified by the existence of any Ancillary Facility and for purposes of such calculation it shall be assumed that each such Lender’s Revolving Commitments have not been reduced as a result of such Ancillary Facility) (such remaining amount, the “Remaining Revolving Exposure”) and

(B) not be deemed to be utilized by the Ancillary Commitment of the applicable Ancillary Lender for purposes of determining whether the Dollar Equivalent of such Ancillary Lender’s Revolving Exposure exceeds its applicable Revolving Commitment (and therefor whether such Ancillary Lender is required to make or participate in a Loan or Letter of Credit under this Agreement).

(ii) Borrowings of the Remaining Revolving Exposure shall be made on a pro rata basis among the Revolving Lenders of the applicable Class (including the applicable Ancillary Lenders) pursuant to and subject to the limitations set forth in Section 2.01.

(b) To request the creation of an Ancillary Facility, any Borrower shall deliver to the Administrative Agent not later than three (3) Business Days (or such shorter period agreed to by the Administrative Agent) prior to the first date on which such Ancillary Facility is proposed to be made available:

(i) a notice in writing specifying:

(A) the Borrower or Borrowers to which extensions of credit will be made available thereunder;

(B) the first Business Day on which such Ancillary Facility shall be made and the expiration date of such Ancillary Facility (which shall be no later than the Revolving Maturity Date);

(C) the type of Ancillary Facility being provided;

(D) the identity of the Ancillary Lender(s); and

(E) the amount and currency of the Ancillary Commitment with respect to such Ancillary Facility (which shall be expressed in any currency to which such Ancillary Lenders may agree) and shall not exceed such Ancillary Lender’s Revolving Commitment as of the date such Ancillary Facility is made available;

(ii) a copy of the Ancillary Facility Documents with respect to such Ancillary Facility, together with a certificate of a Responsible Officer of the applicable Borrower(s) certifying that the terms of such Ancillary Facility satisfy the requirements set forth in this Section 2.23 (including any applicable definitions used herein); and

(iii) such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.

The Administrative Agent shall give notice to each Revolving Lender of such Ancillary Facility notice.

(c) (i) Subject to the terms of this Agreement, an Affiliate of any Revolving Lender (other than a Disqualified Institution) may become an Ancillary Lender, in which case such Revolving Lender and such Affiliate shall be treated as a single Revolving Lender whose Revolving Commitment is as set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Revolving Commitment.

(ii) To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Lender and not a party hereto or thereto, the relevant Revolving Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.

(iii) Each Ancillary Lender, in its capacity as such, hereby appoints the Administrative Agent as its agent for purposes of the Loan Documents and for the avoidance of doubt agrees the Administrative Agent may rely on the applicable protections and indemnities set forth herein (including those set forth in Article IX) with respect to its role as agent under the Loan Documents for such Ancillary Lender.

(d) The terms and conditions of any Ancillary Facility shall be as agreed by the applicable Ancillary Lenders and the applicable Borrower thereunder; provided that such terms shall at all times:

(i) permit extensions of credit thereunder to be made only to the applicable Borrower;

(ii) provide that the Ancillary Commitment of the applicable Ancillary Lenders under such Ancillary Facility shall not exceed such Ancillary Lender’s Revolving Commitment and that, in the event and on such occasion that such Ancillary Commitment exceeds such Revolving Commitment, such Ancillary Commitment shall be automatically reduced by the amount of such excess;

(iii) provide that the Ancillary Facility Exposure shall not exceed the Ancillary Commitment with respect to such Ancillary Facility; and

(iv) provide that the Ancillary Commitment under such Ancillary Facility shall be canceled, and that all extensions of credit under such Ancillary Facility shall be repaid, not later than the Revolving Maturity Date unless (A) cash collateralized or supported by the issuance of a “back to back” letter of credit in a manner meeting the requirements of clause (iv) of the definition of “Date of Full Satisfaction” or (B) other arrangements are made to the reasonable satisfaction of the applicable Ancillary Lender and, in each case, the Administrative Agent is reasonably satisfied that (x) such Ancillary Facility shall continue on a bilateral basis and the Lenders other than the Ancillary Lender shall have no obligations with respect to such Ancillary Facility or the relevant Ancillary Facility Exposure, (y) the Ancillary Facility Exposure in respect of such Ancillary Facility shall not constitute “Guaranteed Indebtedness” (as defined in the Guaranty Agreement) and (z) the Administrative Agent shall have no further obligations with respect to such Ancillary Facility or the related Ancillary Facility Exposure.

(e) (i) Each Ancillary Facility shall terminate on the Revolving Maturity Date or such earlier date (A) as provided in the relevant Ancillary Facility Document or (B) on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii) If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and the Revolving Commitments of the Lenders and the Ancillary Lender shall no longer be deemed utilized to the extent set forth above in Section 2.23(a)).

(iii) No Ancillary Lender may demand repayment or prepayment of, or cash collateralization of, any Ancillary Facility Exposure prior to the expiry date of the relevant Ancillary Facility (except where the relevant Ancillary Facility is provided on a net limit basis to the extent required to reduce any gross outstandings to the net limit) unless any of the following events has occurred and in the case of clause (B)(ii), (C) and (D) below such Ancillary Lender has given the Parent Borrower and the relevant Borrower not less than three (3) Business Days’ notice thereof:

(A) the Revolving Maturity Date has occurred;

(B) (i) the Revolving Loans have been accelerated and the Revolving Commitments have been terminated and repayment has been demanded thereof, or the Indebtedness or other obligations thereunder or (ii) a Borrower has been required to provide cash collateral with respect to letters of credit under an Ancillary Facility on substantially the same terms as the provisions of Section 2.05(j);

(C) it has become unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(D) the Ancillary Facility Exposure, if any, under such Ancillary Facility is refinanced by a Revolving Loan and the relevant Ancillary Lender provides sufficient notice to permit the refinancing of such Ancillary Facility Exposure with a Revolving Loan; provided that for the purposes of repaying any Ancillary Facility Exposure pursuant to this clause (D), the applicable conditions precedent to borrowing such Revolving Loan shall be met and the relevant Ancillary Facility shall be cancelled.

(f) Each Borrower to which an Ancillary Facility has been made available and each Ancillary Lender shall, upon request by the Administrative Agent, promptly supply the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the Ancillary Facility Exposure) as the Administrative Agent may reasonably request.

(g) The Borrowers acknowledge and consent that Sections 2.14, 2.15, 2.16, 2.17, 2.18(f), 2.19 and 10.12 of this Agreement shall apply to each Ancillary Facility (unless expressly agreed by the relevant Ancillary Lender and the relevant Borrower in their sole discretion) and, at the option of the Borrowers, Section 2.05(j) may apply to any Ancillary Facility.

(h) In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document, the terms of such other Loan Document shall govern except for (i) Sections 2.12 and 2.13 for the purposes of calculating fees, interest or commission relating to the relevant Ancillary Facility, (ii) any Ancillary Facility comprising more than one account where the terms of the Ancillary Facility Documents shall prevail to the extent required to permit the netting of balances in respect of such accounts and (iii) where the relevant term of such Loan Document would be contrary to, or inconsistent with, the law governing the relevant Ancillary Facility Document, in which case the relevant term of such Loan Document shall be superseded by the terms of the such Ancillary Facility Document to the extent necessary to eliminate the subject conflict or inconsistency; provided, however, that notwithstanding anything to the contrary herein, (x) no Ancillary Facility Document shall contain any representation or warranty, covenant or event of default that is not set forth in this Agreement (and any such representation or warranty, covenant or event of default not set forth in this Agreement shall be rendered null and void) and (y) all representations and warranties, covenants and events of default set forth in any Ancillary Facility Document shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent therewith, the relevant Ancillary Documents shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person).

(i) Notwithstanding anything to the contrary herein, in any other Loan Document or in any Ancillary Facility Document, other than as set forth in Section 8.01(f), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any Ancillary Facility Document shall be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term of, or Default or Event of Default under, this Agreement or any other Loan Document.

(j) Notwithstanding anything to the contrary herein, no amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Lender other than the relevant Ancillary Lender.

ARTICLE III

Representations and Warranties

Each Borrower (other than, in respect of Sections 3.04, 3.11, 3.12 and 3.14, which are made only by the Parent Borrower) party hereto represents and warrants that:

Section 3.01 Organization; Powers. Each of the Borrowers and their Restricted Subsidiaries (a) is validly existing under the laws of the jurisdiction of its organization or formation, except, in the case of a Restricted Subsidiary, where the failure to so exist would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization or formation and every other jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. Each of the Parent Borrower and the Subsidiary Loan Parties has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by the Borrowers party hereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) immaterial consents, approvals, registrations, filing or other actions, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority binding on such Person or (ii) in any material respect, the charter, by-laws or other organizational documents of such Borrower or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Restricted Subsidiaries (unless such payment is not restricted hereunder), and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any of its Restricted Subsidiaries, except Liens created under and Liens permitted by the Loan Documents (if any), except to the extent such violation or default referred to in clause (b)(i) or (c) above would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) Financial Statements. The consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent Borrower as of and for the fiscal quarter ended March 29, 2025 and the fiscal year ended December 28, 2024 present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No Material Adverse Change. Since December 28, 2024, there has been no material adverse change in the business, assets, property, financial condition or results of operation, of the Parent Borrower and its Restricted Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a) Title. Each of such Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect.

(b) Intellectual Property. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of such Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service names, domain names, copyrights, patents and other intellectual property necessary for its business and (ii) to the knowledge of such Borrower, the use of any such intellectual property by such Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person and the intellectual property owned by any Loan Party is not being infringed by any other Person.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Environmental Matters. Except as could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect, neither such Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability or has knowledge of any event or circumstance that would reasonably be expected to give rise to such a claim, (iv) knows of any basis for, or that would reasonably be expected to give rise to, any Environmental Liability or (v) has assumed or retained by contract or operation of law any obligations under Environmental Law or relating to Hazardous Materials.

Section 3.07 Compliance with Laws. Such Borrower and each of its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Act Status. Neither such Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Such Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA; Canadian Pension Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to be incurred, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the fair market value of the assets of each Pension Plan (as determined by the Parent Borrower in good faith) was not materially less than the present value of the accumulated benefit obligation under such Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) as of the close of the most recent Plan year, as reported in the most recent financial statements reflecting such amounts.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) all Canadian Pension Plans are or will be (where applicable) established, registered (where required), amended, funded, invested and administered in material compliance with the terms of such Canadian Pension Plans, all applicable laws and any applicable collective agreement; (ii) there is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Canadian Loan Parties, threatened involving any Canadian Pension Plan or its assets, and no facts exist which would reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits); (iii) all employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws; and (iv) no Canadian Pension Termination Event has occurred.

Section 3.11 Disclosure. As of the Effective Date, (a) all written factual information concerning the Parent Borrower and its Subsidiaries, other than (i) the projections furnished to the Administrative Agent prior to the date hereof in connection with this Agreement (the “Projections”) and other financial projections, estimates, forecasts and forward looking information (collectively, “Prospective Information”), (ii) information of a general economic or industry nature (“Economic and Industry Information”) and/or (iii) third party reports and/or memoranda (“Third Party Materials”), in each case, that has been made available to the Administrative Agent by the Parent Borrower or any of its representatives on its behalf in connection with the transactions contemplated hereby, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto), (b) the Projections that have been made available to the Administrative Agent by the Parent Borrower or any of its representatives in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time furnished to the Administrative Agent (it being recognized by the Administrative Agent and the Lenders that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent Borrower’s control, that no assurance can be given that any particular Projections will be realized, that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material) and (c) to the knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each Subsidiary Loan Party, the percentage of Parent Borrower’s ownership of the outstanding Equity Interests of each Subsidiary Loan Party directly owned by Parent Borrower and the percentage of each Subsidiary Loan Party’s ownership of the outstanding Equity Interests of each other direct Subsidiary Loan Party. All of the outstanding capital stock of each Restricted Subsidiary has been, to the extent applicable, validly issued, is fully paid, and is nonassessable. As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of any Restricted Subsidiary.

Section 3.13 Labor Matters. As of the Effective Date, except as disclosed on Schedule 3.13, (a) there are no strikes, lockouts or slowdowns against the Parent Borrower or any Restricted Subsidiary pending or, to the knowledge of the Parent Borrower, threatened in writing, that would have a material impact on the operations of the Parent Borrower and the Restricted Subsidiaries and (b) except as would not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Parent Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.14 Solvency. As of the Effective Date (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries on a consolidated basis, does not exceed the present fair saleable value of the assets of the Parent Borrower and its Subsidiaries on a consolidated basis, (b) the capital of the Parent Borrower and its Subsidiaries on a consolidated basis, is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries on a consolidated basis, contemplated as of the date hereof and (c) the Parent Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, (x) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (y) the term “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

Section 3.15 Margin Securities. Neither the Parent Borrower nor any of its Restricted Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation X or that would entail a violation of Regulation U of the Board of Governors of the Federal Reserve System (and if required by such regulations or requested by a Lender, the Parent Borrower or such Restricted Subsidiary, as applicable, will provide any applicable Lender with a signed Form G-3 or U-1 or any successor form, as applicable, containing the information required to be provided on such form by such entity).

Section 3.16 Security Documents. Other than during a Collateral Suspension Period, the Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) perfected Lien (subject to Liens permitted by Section 6.02) on the Collateral as security for the relevant Obligations (it being understood that subsequent filings and recordings may be necessary to perfect Liens on the Collateral pursuant to Section 5.09) of each grantor described therein.

Section 3.17 Use of Proceeds. The proceeds of (a) the Farm Credit Term A Facility will be used solely for the Investment Purpose and (b) all other Credit Facilities will be used (i) to refinance certain existing indebtedness of the Parent Borrower and its Subsidiaries, (ii) to pay fees and expenses related to the Transactions and related transactions (including any funding of original issue discount and upfront fees) and (iii) for general corporate purposes (including, in the case of the Revolving Facility, the working capital needs, Capital Expenditures, acquisitions, other investments, the payment of transaction fees and expenses, Restricted Payments, payments of Indebtedness (including refinancings of existing Indebtedness) and any other purpose not prohibited under the Loan Documents) of the Parent Borrower and its Subsidiaries. Letters of Credit will be issued to support transactions entered into by the Parent Borrower or a Restricted Subsidiary in the ordinary course of business and, to the extent permitted or not prohibited hereby, to support transactions entered into by an Unrestricted Subsidiary in the ordinary course of business.

Section 3.18 Patriot Act; Sanctions; Anti-Corruption Laws.

(a) Each of the Parent Borrower and its Subsidiaries is in compliance in all material respects with the Patriot Act.

(b) Each of the Parent Borrower and its Material Subsidiaries and, to the knowledge of the Parent Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.

(c) None of the Parent Borrower, any of its Material Subsidiaries or, to the knowledge of the Borrowers, any of their respective officers, directors, employees or agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

(d) The Borrowers will not directly or, to the knowledge of such Borrowers, indirectly use the proceeds of the Loans, Letter of Credit or Ancillary Facility or otherwise make available such proceeds to any Person, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions (including if licensed or otherwise approved).

(e) No part of the proceeds of any Loan, Letter of Credit or Ancillary Facility will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of any Anti- Corruption Law.

(f) Notwithstanding the foregoing, each of the representations in clauses (a) through (e) of this Section 3.18 is given by any Subsidiary, or received by any Lender, in each case that is organized in a European Union member state, only if and to the extent that it would not result in a violation of (i) Council Regulation (EC) No 2271/96, as amended, or any implementing law or regulation in any member state of the European Union or the United Kingdom; or (ii) section 7 AWV in connection with sections 4 and 19 para (3) no. 1 (a) AWG. This shall apply mutatis mutandis to any Subsidiary which is subject to similar antiboycott laws, regulations or statutes that are in force from time to time in Germany.

ARTICLE IV

Conditions

Section 4.01 Effective Date. This Agreement shall become effective and the obligations of the Lenders to make Revolving Loans and any agreement of the Issuing Bank to issue any Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Execution and Delivery of Loan Documents. The Administrative Agent (or its counsel) shall have received (i) a counterpart of (x) this Agreement signed by the Parent Borrower, the Dutch Parent Borrower, the Dutch Subsidiary Borrower and the Canadian Borrower and (y) the U.S. Security Agreement and the Guaranty Agreement, each signed on behalf of each Loan Party party thereto immediately prior to the Effective Date, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of such agreements.

(b) Legal Opinions. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel (including, without limitation, local counsel) for the Loan Parties covering such matters relating to the Loan Parties and the Loan Documents as of the Effective Date as are customary for financings of this type. The Parent Borrower hereby requests such counsel to deliver such opinions.

(c) Corporate Authorization Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party (other than the Dutch Parent Borrower and the Dutch Subsidiary Borrower), the authorization of the Transactions to be consummated in connection with the execution and delivery hereof and any other legal matters relating to the Loan Parties (other than the Dutch Parent Borrower and the Dutch Subsidiary Borrower), the Loan Documents or such Transactions as are customary for financings of this type, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Dutch Parent Borrower and Dutch Subsidiary Borrower. The Administrative Agent shall have received:

(i) a copy of the articles of association (statuten) of the Dutch Parent Borrower and the Dutch Subsidiary Borrower, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Dutch Parent Borrower and the Dutch Subsidiary Borrower.

(ii) a copy of a resolution of the board of managing directors of the Dutch Parent Borrower and the Dutch Subsidiary Borrower:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party;

(B) if applicable, authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(C) if applicable, authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Borrowing Request) to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party.

(iii) if applicable, a copy of the resolution of the shareholder(s) of the Dutch Parent Borrower and the Dutch Subsidiary Borrower approving the resolutions of the board of managing directors referred to under clause (ii) above; and

(iv) a specimen of the signature of each member of the board of managing directors of the Dutch Parent Borrower and the Dutch Subsidiary Borrower and, if applicable, each person authorized by the resolutions referred to in clause (ii)(B) and/or (ii)(C) above in relation to the Loan Documents.

(e) Patriot Act. The Administrative Agent shall have received, at least two (2) days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, with respect to the Loan Parties as of the Effective Date that has been reasonably requested by the Administrative Agent at least ten (10) days prior to the Effective Date.

(f) Collateral Security. All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest in the Collateral (subject to Liens permitted under this Agreement and it being understood that, to the extent any Collateral is not or cannot be provided on the Effective Date (other than the grant and perfection of security interests (i) that may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or PPSA or the filing or recording of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable or (ii) in capital stock owned by the Parent Borrower and its Subsidiaries immediately prior to the Effective Date with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Parent Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Collateral shall not constitute a condition precedent to the Effective Date, but may instead be provided after the Effective Date pursuant to arrangements to be mutually agreed between the Parent Borrower and the Administrative Agent).

(g) No Default. At the time of and immediately after giving effect to this Agreement and any extension of credit to be made on the Effective Date, no Default has occurred and is continuing.

(h) Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Parent Borrower, confirming compliance with the condition set forth in clause (g) of this Section 4.01 and that each of the representations and warranties made by each Loan Party in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

(i) Fees and Expenses. (i) The Administrative Agent shall have received, for the benefit of each Lender that is a party hereto on the Effective Date, the fees separately agreed in writing between the Parent Borrower and the Administrative Agent and (ii) to the extent invoiced at least one (1) Business Day prior to the Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable to it or its Affiliates on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all of such Persons’ reasonable out of pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(j) Accrued Interest and Fees. The Administrative Agent shall have received, for the account of the Revolving Lenders immediately prior to the Effective Date, all accrued interest and fees on the Revolving Commitments and Revolving Loans outstanding immediately prior to the Effective Date under the Existing Credit Agreement.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions and subject, in the case of any Term A Loan, to Section 1.10(c):

(a) Representations and Warranties. At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, in each case, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that the representation and warranty contained in Section 3.04(a) shall refer to the most recent financial statements made available to the Administrative Agent.

(b) No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Date of Full Satisfaction, the Parent Borrower (and each other Borrower to the extent applicable) covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent:

(a) Annual Audit. Within ninety (90) days after the end of each fiscal year of the Parent Borrower, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within 12 months of the relevant audit or any breach or anticipated breach of any financial covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) Quarterly Unaudited Financial Statements. Within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in substantially the form of Exhibit D hereto of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements referred to in Section 3.04 which has not already been disclosed and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(e) Additional Information. Promptly following any reasonable request therefor such additional information as the Administrative Agent (for its own account or upon the reasonable request from any Lender) from time to time reasonably requests regarding the operations, business affairs and financial condition of Parent Borrower or any Restricted Subsidiary as well as any information required by the Patriot Act and the Beneficial Ownership Regulation; provided, however, that the Parent Borrower and any its Subsidiaries shall not be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of such Person or any of its Subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Parent Borrower or any Subsidiary owes confidentiality obligations to any third party; provided further that in the event that the Parent Borrower or any Restricted Subsidiary does not provide information in reliance on the preceding clause (c) or (d) due to privilege or confidentiality concerns, the Parent Borrower or such Restricted Subsidiary shall provide notice to the Administrative Agent that such information is being withheld and, in the case of clause (d), shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege;

(f) ERISA Notices. Promptly upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for any documents described in Section 101(k) and 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request of any Multiemployer Plans or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

The information required to be delivered by clauses (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered and made available to the Administrative Agent on the date on which the Parent Borrower posts such information (x) on its website on the Internet at www.darlingii.com or (y) when such information is posted on the SEC’s website on the Internet at www.sec.gov (including within any Form 10-K or Form 10-Q); provided that the Parent Borrower shall give notice of any such posting pursuant to clause (x) to the Administrative Agent (who shall then give notice of any such posting to the Lenders).

Section 5.02 Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) Default. A Responsible Officer of the Parent Borrower obtaining knowledge of the existence of any Default;

(b) Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(c) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) Material Adverse Effect. Any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(e) Specified Foreign Subsidiaries. The consummation of any Disposition described in clause (b) of the definition of “Specified Foreign Subsidiaries”.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except, solely in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all of its rights, licenses, permits, privileges or franchises unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges or franchises would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 or Section 6.05.

Section 5.04 Payment of Taxes. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become more than thirty (30) days overdue, or if more than thirty (30) days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Parent Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect or is otherwise expressly permitted by this Agreement.

Section 5.06 Insurance. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Parent Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent (but not more frequently than once per fiscal year), information in reasonable detail as to the insurance so maintained. In the case of insurance policies maintained by any Domestic Loan Party, (a) each general liability insurance policy shall name the Administrative Agent (or its agent or designee) as additional insured and (b) each insurance policy covering damage or destruction of any Collateral (except any Foreign Subsidiary Loan Party Collateral other than with respect to the Canadian Borrower) shall name the Administrative Agent (or its agent or designee) as loss payee and shall provide that such policy will not be canceled or materially changed without thirty (30) days (or ten (10) days in the event of a payment default) prior written notice to the Administrative Agent.

Section 5.07 Books and Records; Inspection. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (a) unless an Event of Default has occurred and is continuing, any such inspection and examination permitted hereunder shall be limited to the corporate headquarters of the Parent Borrower, (b) the Parent Borrower shall not be required to reimburse such expenses unless an Event of Default exists at the time thereof (and the Parent Borrower shall reimburse the Administrative Agent for all such visits, inspections, examinations and discussions conducted when an Event of Default exists) and (c) the Parent Borrower shall have the opportunity to be present at any meeting with its independent accountants. Notwithstanding anything to the contrary in this Section 5.07, the Parent Borrower and any Restricted Subsidiary will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Parent Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Borrower or any Subsidiary thereof and/or any customers and/or suppliers of the foregoing; provided that in the event that any the Parent Borrower or any Restricted Subsidiary does not provide any information requested in connection with an examination or a discussion permitted under this Section 5.07 in reliance on the preceding clause (2) or (3) due to confidentiality or waiver concerns, such Person shall provide notice to the Administrative Agent that such information is being withheld and, in the case of clause (3), shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

Section 5.08 Compliance with Laws.

(a) The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Parent Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Parent Borrower, its Material Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09 Collateral Matters; Guaranty Agreement.

(a) Further Assurances. Subject to the terms of the Security Documents and the Agreed Security Principles, the Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions (including, if applicable, the filing and recording of financing statements and intellectual property security agreements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or, except during any Collateral Suspension Period, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b) Additional Restricted Subsidiaries. Subject to the Agreed Security Principles, in furtherance of the foregoing, if any Restricted Subsidiary (other than a Receivables Subsidiary) is formed or acquired after the Effective Date or becomes a Specified Foreign Subsidiary after the Effective Date, or any Unrestricted Subsidiary is designated as a Restricted Subsidiary (that is not an Excluded Subsidiary) after the Effective Date, the Parent Borrower will:

(i) if such Subsidiary is a Domestic Subsidiary that is not an Excluded Subsidiary, such Borrower will cause such Restricted Subsidiary to become a party to (A) the Guaranty Agreement, pursuant to which such Domestic Subsidiary shall guarantee the Obligations (which include the Foreign Obligations), and (B) except during a Collateral Suspension Period, the U.S. Security Agreement, in each case, promptly after such Restricted Subsidiary is formed, acquired or designated and, except during a Collateral Suspension Period, promptly take such actions to create and perfect Liens on such Restricted Subsidiary’s assets of the type that would be subject to the Security Documents (after giving effect to this Agreement) to secure such Obligations, as the Administrative Agent shall reasonably request;

(ii) if such Restricted Subsidiary is a Specified Foreign Subsidiary, the Parent Borrower will cause such Restricted Subsidiary to become a party to (A) the Guaranty Agreement, pursuant to which such Foreign Subsidiary shall guarantee the Foreign Obligations and (B) except during a Collateral Suspension Period, a Foreign Collateral Document, to the extent applicable, in each case, promptly after such Restricted Subsidiary is formed, acquired, designated or becomes a Specified Foreign Subsidiary, and, except during a Collateral Suspension Period, promptly take such actions to create and perfect Liens on such Restricted Subsidiary’s assets of the type that would be subject to the type of Security Documents (after giving effect to this Agreement) to secure the Foreign Obligations, as the Administrative Agent shall reasonably request; and

(iii) (A) if any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) or a Specified Foreign Subsidiary is formed or acquired after the Effective Date by or on behalf of any Loan Party (or, in the case of a Specified Foreign Subsidiary, is designated or otherwise becomes a Specified Foreign Subsidiary after the Effective Date) or (B) any Unrestricted Subsidiary (other than a Receivables Subsidiary and Darling Green Energy LLC) that is a Domestic Subsidiary or a Specified Foreign Subsidiary owned directly by a Loan Party, is designated as a Restricted Subsidiary (other than Excluded Subsidiaries) after the Effective Date, except during a Collateral Suspension Period, the Parent Borrower will cause the Equity Interests of each such Restricted Subsidiary to be pledged pursuant to the U.S. Security Agreement or other Foreign Collateral Document, as applicable, promptly after such Restricted Subsidiary is formed, acquired or designated or, in the case of a Specified Foreign Subsidiary, promptly after it becomes a Specified Foreign Subsidiary (except that if such Restricted Subsidiary is a Foreign Subsidiary or a Disregarded Domestic Person that in each case is not a Specified Foreign Subsidiary, the Equity Interests in such Restricted Subsidiary shall not be required to be pledged).

Notwithstanding anything to the contrary herein and in any other Loan Document but subject to the Agreed Security Principles, any assets of any Canadian Loan Party included in the Collateral prior to the Effective Date (other than, for the avoidance of doubt, the pledge of the Equity Interests of the Canadian Borrower included in the Collateral) shall, on and as of the Effective Date, be released, and the Lenders hereby authorize the Administrative Agent to take any actions and execute any documents in accordance with Section 9.10 as it reasonably determines are advisable to evidence or effect the security releases contemplated by this paragraph (the “Foreign Collateral Reallocation”).

(c) Excessive Cost. Notwithstanding the provisions of clauses (a) and (b) of this Section 5.09 or the terms of the U.S. Security Agreement or a Foreign Collateral Document, (i) the Administrative Agent (or its designee) shall not take a Lien (or perfect a Lien) in an asset of a Loan Party if (A) the Administrative Agent and the Parent Borrower reasonably determine that the burden, difficulty, consequence or cost of granting or perfecting a Lien on such asset (including any stamp, intangibles or other Tax) is disproportionate to the benefit to the Lenders afforded by such Lien on such asset, (B) the granting of a security interest in such asset would be prohibited, in the case of a contract, by enforceable anti-assignment provisions in such contract or by applicable law or with respect to any other assets to the extent such a pledge would violate the terms of any contract governing the purchase, financing or ownership of such assets or would trigger termination pursuant to any “change of control” or similar provision under such contract (in each case, after giving effect to the relevant provisions of the Uniform Commercial Code, PPSA or similar law in any jurisdiction, as applicable, in effect in the applicable jurisdiction and other relevant legislation), (C) a security or pledge agreement would be required to be governed by the laws of a jurisdiction other than the one in which such Loan Party is then organized or (D) a Collateral Suspension Period occurs and is continuing, (ii) Liens on the following assets shall not be required to be perfected: (A) cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets), in each case to the extent a security interest therein cannot be perfected by the filing of a financing or registration statement under the Uniform Commercial Code, PPSA or similar law in any jurisdiction, as applicable; (B) other assets requiring perfection through control agreements; and (C) commercial tort claims less than $100,000,000 and (iii) (A) no Liens on any fee owned or leased real property, vehicles, aircraft, watercraft, similar vehicles or any other assets subject to certificates of title of the Parent Borrower or any of its Subsidiaries shall be required (and for greater certainty, no Borrower shall be required to make serial number registrations (or like registrations) against any serial number goods (or like concept)) and (B) the Loan Parties shall not be required to seek any landlord waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

(d) Designation of Immaterial Subsidiaries as Subsidiary Loan Parties. The Parent Borrower shall cause one or more of its Immaterial Subsidiaries that are not otherwise Excluded Subsidiaries to become a Subsidiary Loan Party (including by causing any such Immaterial Subsidiary to execute any applicable supplement or joinder to any applicable Security Document and to grant a security interest in any of its Collateral required to be so granted thereunder) to the extent necessary to reduce the Consolidated EBITDA of the Immaterial Subsidiaries, individually or collectively, for the four (4) fiscal quarter period ended most recently prior to such date to be not greater than 15% of the Consolidated EBITDA of the Parent Borrower and its Subsidiaries taken as a whole. Upon becoming a Subsidiary Loan Party, such Immaterial Subsidiary shall cease to be designated an Immaterial Subsidiary.

(e) Timing of Actions and Deliverables. Notwithstanding anything to the contrary herein, all actions (including notices) and deliverables required under this Section 5.09 shall be deemed taken or delivered promptly if such actions or deliverables are taken or delivered upon the later of (i) the next delivery date of the financials contemplated by Section 5.01(a) and 5.01(b) and (ii) the date expressly requested by the Administrative Agent acting in its reasonable discretion.

Section 5.10 Collateral Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Collateral Suspension Date occurs then upon delivery to the Administrative Agent of the officer’s certificate set forth in clause (iv) of the definition of “Collateral Suspension Date,” all of the Liens granted pursuant to the Loan Documents on the Collateral, shall be automatically released and terminated at such time. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Parent Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 and PPSA termination statements or releases) and take such other actions, as the Parent Borrower shall reasonably request to evidence such termination and release.

(b) Notwithstanding clause (a) above, if after any Collateral Suspension Date either (x) a Corporate Rating is downgraded by a Rating Agency such that there are not at least two Corporate Ratings that are an Investment Grade Rating or (y) upon the Parent Borrower no longer having Corporate Ratings from at least two Rating Agencies (the occurrence of the events in clause (x) or (y), a “Collateral Reinstatement Event”), unless waived by the Required Lenders, the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Collateral and Loan Documents relating thereto, and all Liens granted or purported to be granted thereon, released pursuant to clause (a) above shall be required to be reinstated as of the applicable Collateral Reinstatement Date (as defined below) on substantially the same terms that existed immediately prior to such Collateral Suspension Date and the Loan Parties shall take all actions and deliver all documents (collectively, the “New Security Documents”) reasonably requested by the Administrative Agent as necessary to create and perfect the Liens of the Administrative Agent in such Collateral, substantially consistent with all such actions taken with respect to the Collateral prior to the Collateral Suspension Date (and for the avoidance of doubt, after giving effect to the releases of Collateral required (or that would have been required had the Collateral Suspension Period not been in effect) pursuant to this Agreement), in form and substance reasonably satisfactory to the Administrative Agent, within ninety (90) days after such Collateral Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole reasonable discretion) (the first date on which a new security agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). The Administrative Agent is hereby authorized by the Lenders and the other Secured Parties to enter into any New Security Documents in connection with any Collateral Reinstatement Event.

Section 5.11 Canadian Pension Plans. Each Canadian Loan Party shall, with respect to each Canadian Pension Plan: (a) in a timely fashion perform in all respects all obligations (including investment and administration obligations) required to be performed in connection with such Canadian Pension Plan; and (b) pay all contributions, premiums and payments when due in accordance in all respects with its terms and all applicable laws, except in each case, where failure to so pay or perform would not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Farm Credit Lender Equity and Security.

(a) So long as each Farm Credit Lender (or its affiliate) is a Lender hereunder, Parent Borrower shall (i) maintain its status as an entity eligible to borrow from such Farm Credit Lender (or its affiliate) and (ii) acquire equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Parent Borrower may be required to purchase in a Farm Credit Lender in connection with the Loans made by such Farm Credit Lender (or its affiliate) may not exceed the maximum amount permitted by such Farm Credit Lender’s bylaws and capital plan (or similar documents) at the time this Agreement is entered into. Parent Borrower acknowledges receipt of a copy of (x) each Farm Credit Lender’s most recent annual report, and if more recent, each Farm Credit Lender’s latest quarterly report, (y) each Farm Credit Lender’s Notice to Prospective Stockholders and (z) each Farm Credit Lender’s bylaws and capital plan (or similar documents), which describe the nature of all of the Farm Credit Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that each Farm Credit Lender’s bylaws and capital plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of Parent Borrower’s patronage with such Farm Credit Lender, (ii) Parent Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

(c) Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) each Farm Credit Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities of such Farm Credit Lender that the Parent Borrower may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Lender’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on such Farm Credit Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the applicable Farm Credit Equities owned by or allocated to the Parent Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable law and such Farm Credit Lender’s bylaws and capital plan (as each may be amended from time to time); (iv) the Farm Credit Equities of each Farm Credit Lender shall not constitute security for the Obligations due to the Administrative Agent for the benefit of any Lender or Secured Party other than the applicable Farm Credit Lender; (v) to the extent that any of the Loan Documents create a Lien on the Farm Credit Equities, such Lien shall be for such Farm Credit Lender’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) each Farm Credit Lender shall have no obligation to retire the applicable Farm Credit Equities upon any Event of Default, Default or any other default by Parent Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise. Parent Borrower acknowledges that any corresponding Tax liability associated with a Farm Credit Lender’s application of the value of the applicable Farm Credit Equities to any portion of the Obligations is the sole responsibility of Parent Borrower.

Section 5.13 Subsidiary Designations. The Parent Borrower may designate any Subsidiary (other than a Borrower) as an “Unrestricted Subsidiary” pursuant to written notice provided to the Administrative Agent; provided that (x) such Subsidiary also shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Existing Senior Notes, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans and any Permitted Refinancing Indebtedness in respect of any of the foregoing (and successive Permitted Refinancing Indebtedness thereof), (y) the Parent Borrower shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary if after giving effect to such designation, the Parent Borrower is not projected to be in compliance with the Financial Covenants on a Pro Forma Basis or if a Default exists or would otherwise result therefrom and (z) as of the date of such designation, the designation of such Unrestricted Subsidiary shall comply with Section 6.04, with the amount of the fair market value of any assets owned by such Unrestricted Subsidiary and any of its Subsidiaries at the time of the designation thereof (as reasonably determined by the Borrower in good faith) being deemed an Investment pursuant to Section 6.04. The Parent Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time by written notice to the Administrative Agent if after giving effect to such designation, the Parent Borrower is in compliance with the Financial Covenants herein on a Pro Forma Basis, no Default exists or would otherwise result therefrom and the Parent Borrower complies with the obligations under clause (b) of Section 5.09 within the timeframes set forth therein.

ARTICLE VI

Negative Covenants

Until the Date of Full Satisfaction, each Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created under the Loan Documents (including with respect to Specified Refinancing Debt), (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing Indebtedness in respect thereof and (iii) Indebtedness of the Loan Parties evidenced by Refinancing Junior Loans and any Permitted Refinancing Indebtedness in respect thereof (including, for the avoidance of doubt, any subsequent Permitted Refinancing Indebtedness in respect thereof);

(b) Indebtedness in respect of the Existing Senior Notes (including, for the avoidance of doubt, Permitted Refinancing Indebtedness in respect thereof (including, for the avoidance of doubt, any subsequent Permitted Refinancing Indebtedness in respect thereof);

(c) Indebtedness existing on the Effective Date and, to the extent the outstanding principal amount of such Indebtedness exceeds $10,000,000 (excluding any intercompany Indebtedness), set forth in Schedule 6.01, and any amendments, restatements, amendments and restatements, supplements, modifications, extensions, renewals and replacements (including replacements of any undrawn amounts) of any such Indebtedness that do not increase the outstanding principal amount thereof except as otherwise permitted by this Section 6.01;

(d) Indebtedness among the Parent Borrower and its Subsidiaries (including between or among Subsidiaries); provided that any Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Unrestricted Subsidiary shall be subject to compliance with Section 6.04;

(e) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04, (ii) if the Indebtedness Guaranteed is subordinated to the Loan Obligations, such Guarantee permitted under this clause (e) shall be subordinated to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed and (iii) no Existing Senior Notes, Refinancing Notes or any Refinancing Junior Loans shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party (or becomes a Loan Party substantially simultaneously therewith) that has Guaranteed the applicable Obligations or Foreign Obligations pursuant to a Guaranty Agreement;

(f) (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair or improvement of any assets (including rolling stock), including Capital Lease Obligations, mortgage financings, purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings), (ii) Indebtedness of the Parent Borrower or any Restricted Subsidiary assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof, and (iii) any amendments, restatements, amendments and restatements, supplements, modifications, extensions, renewals and replacements (including replacements of undrawn amounts) of any such Indebtedness permitted by this clause (f) that do not increase the outstanding principal amount thereof except as otherwise permitted by this Section 6.01; provided that (A) in the case of clause (f)(i), such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such acquisition, construction, repair or improvement and (B) in the case of clauses (f)(i) and (f)(ii), on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness, the Parent Borrower is in compliance with the Financial Covenants and the Parent Borrower’s Secured Leverage Ratio does not exceed 4.00 to 1.00.

(g) Indebtedness arising in connection with Swap Agreements entered into in the ordinary course of business and not for speculative purposes; provided that Guarantees by any Loan Party of such Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04;

(h) (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof and (ii) amendments, modifications, extensions, renewals and replacements thereof which do not increase the principal amount thereof except as otherwise permitted by this Section 6.01; provided that in the case of clause (h)(i) (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, and (B) on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness, the Total Leverage Ratio does not exceed 5.50 to 1.00 and the Secured Leverage Ratio does not exceed 4.00 to 1.00;

(i) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums, self-insurance obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and obligations similar to any of the foregoing incurred by the Parent Borrower or any Restricted Subsidiary, in each case in the ordinary course of business;

(j) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent Borrower or any Restricted Subsidiary;

(k) to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations (including earn-outs) incurred or assumed in connection with Investments and Dispositions otherwise permitted hereunder;

(l) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(m) to the extent constituting Indebtedness, deferred compensation payable to directors, officers, employees, members of management or consultants of the Parent Borrower and the Restricted Subsidiaries;

(n) Indebtedness in respect of repurchase agreements constituting Permitted Investments;

(o) Indebtedness consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower permitted by Section 6.06;

(p) cash management obligations and Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, lock boxes, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling, operational foreign exchange management or cash management services or arrangements and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including among the Parent Borrower and its Subsidiaries, and deposit accounts;

(q) (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Parent Borrower or any Restricted Subsidiary, in each case, entered into in the ordinary course of business;

(r) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit issued pursuant to this Agreement), bank guarantees or similar instruments entered into in the ordinary course of business and the obligations arising under drafts accepted and delivered in connection with a drawing thereunder; provided that (i) upon the drawing of any such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence and (ii) the aggregate outstanding face amount of all such letters of credit, bank guarantees or similar instruments entered into in the ordinary course of business does not exceed the greater of $100,000,000 and 1.0% of Consolidated Total Assets at any time;

(s) obligations, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby;

(t) Indebtedness of the type described in clause (e) of the definition thereof to the extent the related Lien is permitted under Section 6.02;

(u) Indebtedness consisting of or relating to Receivables Facilities;

(v) Indebtedness of the Parent Borrower and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed the greater of $600,000,000 and 6.0% of Consolidated Total Assets at any time outstanding (the “General Debt Basket”); provided that the amount of Indebtedness permitted to be incurred pursuant to this clause (v) shall be reduced on a dollar-for-dollar basis by the amount of Indebtedness incurred in reliance on the Reallocated Amount;

(w) Indebtedness in the form of (i) Guarantees of Indebtedness of the Renewable Diesel Joint Ventures; provided that on a Pro Forma Basis after giving effect to the incurrence of such Guarantee, the Parent Borrower would have been in compliance with the Financial Covenant set forth in Section 7.02 as of the last day of the immediately preceding fiscal quarter and (ii) Guarantees of any obligation to make an Investment in the Renewable Diesel Joint Ventures permitted to be made in accordance with Section 6.04;

(x) (i) Indebtedness to the extent that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Parent Borrower is in compliance with the Financial Covenant set forth in Section 7.02 and (ii) Permitted Refinancing Indebtedness with respect to Indebtedness referred to in clause (i) (including, for the avoidance of doubt, any subsequent Permitted Refinancing Indebtedness in respect thereof).

(y) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate amount outstanding not to exceed the greater of $600,000,000 and 6.0% of Consolidated Total Assets in the aggregate provided such Indebtedness is either (i) unsecured (but which may be guaranteed by the Parent Borrower pursuant to Section 6.01(e)) or (ii) secured by only the Equity Interests in or assets of any Restricted Subsidiary that is not a Subsidiary Loan Party;

(z) any liability of the Group arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code, issued prior to the date of this Agreement or any joint and several liability (hoofdelijke aansprakelijkheid) under any fiscal unity (fiscale eenheid) for Dutch corporate income tax or VAT purposes; provided that all members of the fiscal unity are members of the Group;

(aa) (i) notes or loans (or commitments in respect thereof) that are unsecured, or secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Credit Facilities outstanding on the Effective Date pursuant to an intercreditor agreement in form reasonably satisfactory to the Administrative Agent (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate outstanding principal amount of all Incremental Equivalent Debt shall not exceed the amount permitted to be incurred under the Incremental Amount and (B) the incurrence of such Indebtedness shall be subject to clauses (ii), (iii), (v) and (vi) of Section 2.20(d) as if such Incremental Equivalent Debt constituted Incremental Term Loans and (ii) Permitted Refinancing Indebtedness with respect to the Indebtedness referred to in clause (aa)(i) above (including, for the avoidance of doubt, any subsequent Permitted Refinancing Indebtedness in respect thereof);

(bb) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued;

(cc) Indebtedness of the Parent Borrower or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any letter of credit permitted by this Section 6.01 (including a Letter of Credit);

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ee) Indebtedness of the Parent Borrower or any Restricted Subsidiary under any Ancillary Facility;

(ff) to the extent constituting Indebtedness, any put and/or call arrangements in favor of a joint venture party with respect to Equity Interests of the Project Ocean JV Entity; and

(gg) all premiums (if any), interest (including post-petition interest), fees, prepayment premium and make whole amounts, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above.

Section 6.02 Liens. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents and the Ancillary Facility Documents;

(b) Liens imposed by law for Taxes, assessments and governmental charges (i) that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) suppliers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, workmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums or self-insurance obligations or (ii) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (d)(i);

(e) Liens securing the performance of, or granted in lieu of, contracts with trade creditors, contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other similar obligations of a like nature, in each case entered into in the ordinary course of business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth in this clause (e); provided that the Liens permitted by this clause (e) shall at no time encumber any assets other than (x) the amount of cash or marketable investments required to be pledged thereunder and (y) with respect to customs and surety bonds, performance bonds, and performance and completion guarantees or similar obligations, the specific assets in respect to which such bonds or guarantees are issued and which are customarily encumbered under similar bond and guarantee transactions;

(f) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested that do not constitute an Event of Default under clause (j) of Section 8.01;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any debt for borrowed money and other minor irregularities in title (including leasehold title), in each case, that do not materially and adversely interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(h) Liens arising from filing UCC or PPSA (or similar law of any jurisdiction) financing statements regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee arrangement;

(i) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the ordinary course of business not interfering in any material respect with the business of the Parent Borrower or any Restricted Subsidiary;

(j) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens granted in the ordinary course of business to secure: (i) liabilities for premiums or reimbursement obligations to insurance carriers, (ii) liabilities in respect of indemnification obligations under leases or other Contractual Obligations, and (iii) letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (k); provided that the Liens permitted by clause (k)(iii) shall at no time encumber any assets other than the amount of cash or marketable investments required to be pledged thereunder;

(l) Liens (i) of a collection bank arising under Section 4–210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set–off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the ordinary course of business by the Parent Borrower or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken order AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(m) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(n) any Lien on any asset of the Parent Borrower or any Restricted Subsidiary existing on the Effective Date and, to the extent securing indebtedness in excess of $10,000,000, set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and obligations not otherwise prohibited under the Loan Documents and amendments, restatements, amendments and restatements, supplements, modifications, extensions, renewals and replacements thereof (which, if such obligations constitute Indebtedness, are permitted by Section 6.01);

(o) any Lien existing on any equipment (including rolling stock), fixtures or real property or any assets subject to the Indebtedness permitted under clause (f)(ii) of Section 6.01, in each case, prior to the acquisition thereof by the Parent Borrower or any Restricted Subsidiary or existing on any such property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)); and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (o) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(p) (i) Liens on specific assets (including rolling stock) acquired, constructed, repaired or improved by the Parent Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention (verlangenter Eigentumsvorbehalt)); provided that (A) such security interests secure operating leases or Indebtedness permitted by clause (f), clause (h)(i) or clause (v) of Section 6.01 or obligations not constituting Indebtedness, (B) in the case of Indebtedness incurred under Section 6.01(f)(i) such security interests and the operating lease or Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or improvement and (C) such security interests shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto), and (ii) any amendments, restatements, amendments and restatements, supplements, modifications, extensions, renewals, replacements, proceeds, products and accessions thereof and if such obligations (or as applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (p) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(q) Liens in favor of customs and revenue authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties that (a) are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(r) Liens (i) (A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted and (ii) on cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens in favor of the Parent Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 6.01(d) or other obligations owed to the Parent Borrower or a Restricted Subsidiary; provided that, any such Liens encumbering any Collateral shall be subordinated to the Liens of the Administrative Agent on terms and conditions reasonably satisfactory to the Administrative Agent;

(t) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(u) Liens representing the interest of a purchaser of goods sold by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention and extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;

(v) Liens on repurchase agreements constituting Permitted Investments;

(w) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of $600,000,000 and 6.0% of Consolidated Total Assets at any time outstanding;

(x) Liens (i) on Equity Interests in joint ventures (including the Renewable Diesel Joint Ventures, the Project Ocean JV Entity and its Subsidiaries) or Unrestricted Subsidiaries; provided such Liens secure the obligation to make capital contributions, keep-well or similar payments to, or Indebtedness or other obligations of, such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y) Liens on (i) the Equity Interests of any Renewable Diesel Joint Venture, the Project Ocean JV Entity and its Subsidiaries in favor of the holder of (A) any Indebtedness of such Renewable Diesel Joint Venture, the Project Ocean JV Entity or such Subsidiary, (B) any Guarantee by the Parent Borrower or any Restricted Subsidiary of such Indebtedness otherwise permitted under this Agreement or (C) any Guarantee by the Parent Borrower or any Restricted Subsidiary of the commitment by the Parent Borrower or any Restricted Subsidiary to make an Investment in any Renewable Diesel Joint Venture, the Project Ocean JV Entity or such Subsidiary permitted to be made under this Agreement and (ii) cash and cash equivalents to secure (A) obligations of the Parent Borrower or any Restricted Subsidiary to make an Investment in the Renewable Diesel Joint Ventures or the Project Ocean JV Entity permitted under this Agreement or (B) obligations in respect of a letter of credit posted to support obligations of the type set forth in the foregoing clause (y)(ii)(A);

(z) other than during a Collateral Suspension Period (unless the Obligations are equally and ratably secured therewith or the Obligations are secured on a senior basis thereto), Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto and any Permitted Refinancing Indebtedness in respect thereof, (ii) any Refinancing Junior Loans and the Refinancing Junior Loans Agreements and any Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent required by the documentation in respect of such notes or loans, as applicable and (iii) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that (x) at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Refinancing Notes, Refinancing Junior Loans, Incremental Equivalent Debt or Permitted Refinancing Indebtedness in respect thereof, as applicable, and (y) if applicable, such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(aa) Liens (i) on the proceeds of Indebtedness incurred in connection with any transaction permitted hereunder which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (ii) securing obligations of the type set forth in clause (v) of the last paragraph of the definition of Indebtedness;

(bb) any Lien arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(cc) Liens securing Indebtedness permitted pursuant to Section 6.01(y); provided that such Liens are only on the assets or property described in Section 6.01(y)(ii);

(dd) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(ee) Liens arising by operation of law or created in order to comply with applicable Requirements of Law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger or a conversion of a German Subsidiary pursuant to Sections 22, 204 UmwG and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs – und Gewinnnabführungsvertrag) pursuant to Section 303 AktG;

(ff) Liens on cash, Permitted Investments or other property (including the net proceeds of Indebtedness) arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens securing (i) obligations under Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) obligations of the type described in Section 6.01(p) (including, for the avoidance of doubt, any accounts receivables and related security being sold or transferred by a Borrower or its Restricted Subsidiaries in the ordinary course of business pursuant to any incentive, supplier finance or similar program between such Borrower or Restricted Subsidiary, as supplier or seller, and any finance or other institution a party thereto, as purchaser);

(hh) Liens in favor of a Receivables Subsidiary or a Person that is not a Subsidiary of the Parent Borrower on Receivables Assets or the Equity Interests of a Receivables Subsidiary, in each case granted in connection with a Receivables Facility solely to secure obligations owing to such Receivables Subsidiary or other Person that is not a Subsidiary of the Parent Borrower under such Receivables Facility;

(ii) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(jj) additional liens so long as the Secured Leverage Ratio does not exceed 4.00:1.00; provided that (A) with respect to Liens on property constituting Collateral of the Loan Parties such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (B) during a Collateral Suspension Period, no Liens shall be incurred under this clause (jj) unless the Obligations are secured by Liens on “Collateral” on the same terms and to the same extent as existed immediately prior to the Collateral Suspension Date on which such Collateral Suspension Period arose;

(kk) In respect of any German Subsidiary, Liens created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to Sections 7b and 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

(ll) a Farm Credit Lender’s Liens (including the right of setoff) in the Farm Credit Equities and in any cash patronage.

Section 6.03 Fundamental Changes; Line of Business. Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate or dissolve, except that:

(a) any Subsidiary may merge into, amalgamate or consolidate with the Parent Borrower in a transaction in which the Parent Borrower is the surviving Person (or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent);

(b) any Restricted Subsidiary may merge into, amalgamate or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that, (x) if any party to such merger, amalgamation or consolidation is a Borrower, (i) the surviving entity shall be (A) such Borrower or (B) a Restricted Subsidiary that is eligible to be an Additional Borrower and becomes an Additional Borrower in accordance with Section 10.21(a) and assumes the Obligations of such Borrower or (ii) such Borrower shall otherwise cease to be a Borrower in accordance with Section 10.21(b) and (y) to the extent a Restricted Subsidiary merges into, amalgamates or consolidates with any Unrestricted Subsidiary, such transaction shall otherwise constitute an Investment permitted by Section 6.04 (for the avoidance of doubt, other than pursuant to Section 6.04(l) by reference to this Section 6.03);

(c) any Person may merge into, amalgamate or consolidate with the Parent Borrower in an Investment permitted by Section 6.04 (for the avoidance of doubt, other than pursuant to Section 6.04(l) by reference to this Section 6.03) in which the Parent Borrower is the surviving Person;

(d) any Person may merge into, amalgamate or consolidate with a Restricted Subsidiary in an Investment permitted by Section 6.04 (for the avoidance of doubt, other than pursuant to Section 6.04(l) by reference to this Section 6.03), in which the surviving entity is a Subsidiary; provided that (x) if any party to such merger, amalgamation or consolidation is a Borrower, (i) the surviving entity shall be (A) such Borrower or (B) a Restricted Subsidiary that is eligible to be an Additional Borrower and becomes an Additional Borrower in accordance with Section 10.21(a) and assumes the Obligations of such Borrower or (ii) such Borrower shall otherwise cease to be a Borrower in accordance with Section 10.21(b);

(e) any Subsidiary (other than a Borrower) may liquidate or dissolve or change in legal form if the Parent Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders (it being understood that any release and re-taking of any Collateral or Guarantee in connection with such change in legal form is not materially disadvantageous);

(f) in connection with the Disposition of a Subsidiary (other than a Borrower) or its assets permitted by Section 6.05 (for the avoidance of doubt, other than pursuant to Section 6.05(f) by reference to this Section 6.03), such Subsidiary may merge into, amalgamate or consolidate with any other Person; and

(g) any Foreign Subsidiary may merge into, amalgamate or consolidate with a Foreign Borrower or any other Foreign Subsidiary in a transaction in which the Foreign Borrower or such Foreign Subsidiary is the surviving or continuing Person (or in the case of a transitory merger where the surviving Person assumes the Obligations of the Foreign Borrower or such other Foreign Subsidiary in a manner reasonably acceptable to the Administrative Agent).

The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses related, complementary or ancillary thereto, or a reasonable extension or expansion thereof.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment, except:

(a) Investments in the form of cash, Permitted Investments and Investments that were Permitted Investments when such Investments were made;

(b) Investments existing on, or contractually committed as of, the Effective Date and, to the extent in excess of $10,000,000, set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided that the amount or contractually committed amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

(c) Investments among the Parent Borrower and its Subsidiaries (including between or among Subsidiaries and including in connection with the formation of Subsidiaries); provided that the sum of the aggregate amount of Investments by, without duplication, Parent Borrower and/or the Restricted Subsidiaries in or for the benefit of Unrestricted Subsidiaries (other than the amount of any such Investments that are promptly applied by such Unrestricted Subsidiary to make substantially contemporaneous Investments in any Loan Party and/or any Restricted Subsidiary) shall not exceed the greater of $700,000,000 and 7.0% of Consolidated Total Assets in the aggregate at any time outstanding;

(d) Guarantees constituting Indebtedness permitted by Section 6.01 and payments thereon or Investments in respect thereof in lieu of such payments; provided that (i) the aggregate principal amount of Indebtedness of Unrestricted Subsidiaries that is Guaranteed by the Parent Borrower or any Restricted Subsidiary shall not exceed the amount of Investments in Unrestricted Subsidiaries otherwise permitted under this Section 6.04 (it being understood that such amount described in this proviso shall constitute a usage of such other provision of this Section 6.04 while such Guarantee is outstanding) and (ii) if the Guaranteed Indebtedness is subordinated to the Loan Obligations, the Guarantee of such Indebtedness is subordinated to the Loan Obligations on the same terms;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(f) notes and other non–cash consideration received as part of the purchase price of assets subject to a Disposition pursuant to Section 6.05;

(g) advances or extensions of trade credit in the ordinary course of business;

(h) Investments arising in connection with the Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(i) loans and advances to officers, directors, employees, members of management or consultants of the Parent Borrower and its Restricted Subsidiaries made (i) in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes and (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower in an aggregate amount not to exceed the greater of $25,000,000 and 0.25% of Consolidated Total Assets for all such loans and advances in the aggregate at any one time outstanding;

(j) Asset Swaps consummated in compliance with Section 6.05;

(k) Parent Borrower and/or any Restricted Subsidiary may make Permitted Acquisitions;

(l) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, sale leaseback transactions, Restricted Payments and Affiliate transactions permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.07, respectively;

(m) advances of payroll payments to employees in the ordinary course of business;

(n) Guarantees by the Parent Borrower and the Restricted Subsidiaries of leases of the Parent Borrower and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(o) Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by Sections 6.02(d), 6.02(e), 6.02(k) and 6.02(r) and (iii) consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the ordinary course of business;

(p) the making, purchase, holding or other acquisition of Investments in Persons who, after giving effect to such Investment will not be a Subsidiary, as long as:

(i) no Event of Default exists or would result at the time such Investment is committed to be made and no payment or bankruptcy Event of Default exists or would result at the time such Investment is actually made; and

(ii) on a Pro Forma Basis for such Investment, (A) the Total Leverage Ratio is less than or equal to 5.50 to 1.00 and (B) the Secured Leverage Ratio is less than or equal to the greater of (x) 4.25 to 1.00 and (y) the Secured Leverage Ratio immediately prior to such Investment;

(q) the Parent Borrower may serve as an account party under a letter of credit or provide cash collateral to support obligations of Insurance Company of Colorado, Inc. as long as such support is required by, and is in the amount required by, applicable insurance regulations;

(r) in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the sum of (i) the greater of $600,000,000 and 6.0% of Consolidated Total Assets at any time outstanding and (ii) any amount available for Restricted Payments under the General RP Basket or payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness under the General RDP Basket that the Borrower has elected to apply to this clause (ii);

(s) (i) any Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that any entity that serves to hold cash balances received from Loan Parties is a Loan Party within the time frames required by this Agreement and (ii) Investments by the Parent Borrower in any Subsidiary or joint venture to enable it to obtain cash management and similar arrangements described in Section 6.01(p);

(t) Investments in respect of any Renewable Diesel Joint Venture in the form of (i) a Guarantee (or Guarantees) permitted by Section 6.01(w), (ii) Liens permitted by Section 6.02(y) and (iii) other Investments in an amount not to exceed the greater of $1,000,000,000 and 10.0% of Consolidated Total Assets at any time outstanding; it being understood that (x) the amount of Investments in the form of assets or other property made pursuant to clause (iii) of this clause (t) shall be the fair market value of such assets or other property (as determined in good faith by the Parent Borrower) and (y) the Parent Borrower and its Restricted Subsidiaries may also invest cash or Permitted Investments to satisfy obligations referred to in clause (i) of this clause (t); provided that as of the date of any such Investment and after giving effect thereto no Event of Default shall exist or result therefrom;

(u) any acquisition of assets or Equity Interests solely in exchange for, or out of the net cash proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower;

(v) endorsements of negotiable instruments and documents in the ordinary course of business;

(w) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Restricted Subsidiaries in connection with such plans;

(x) in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and its Restricted Subsidiaries may (i) make an Investment at any time after the date hereof in an amount not exceed the Available Amount and (ii) make additional Investments; provided that in the case of this clause (ii) if, on a Pro Forma Basis, the Total Leverage Ratio is greater than 4.50 to 1.00 or the Secured Leverage Ratio is greater than 4.25 to 1.00, then the aggregate amount of Investments made per fiscal year pursuant to this Section 6.04(x)(ii) shall not exceed an amount equal to 25% of the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for the immediately preceding fiscal year; provided further, that the limitation set forth in the immediately preceding proviso shall not apply if, on a Pro Forma Basis after giving to such Investment, the Total Leverage Ratio and the Secured Leverage Ratio do not increase;

(y) Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition or other Investment permitted hereunder substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment;

(z) Investments (i) in subsidiaries in connection with reorganizations and related to Tax planning; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired, and (ii) by any Loan Party in any non-Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;

(aa) (i) Investments of any Restricted Subsidiary acquired after the Effective Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Parent Borrower or any Restricted Subsidiary after the Effective Date, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of any Investment (including committed and undrawn amounts in respect thereof) permitted under clause (i) of this Section 6.04(aa) so long as no such extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification thereof increases the amount of such Investment (or such committed and undrawn amount) except as otherwise permitted by this Section 6.04;

(bb) Investments made in joint ventures or non-wholly-owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements arising in the ordinary course of business; provided that if, on a Pro Forma Basis, the Total Leverage Ratio is greater than 5.50 to 1.00 or the Secured Leverage Ratio is greater than 4.25 to 1.00, then the aggregate amount of Investments made pursuant to this Section 6.04(bb) at any time outstanding shall not exceed an amount equal to the greater of $200,000,000 and 2.0% of Consolidated Total Assets;

(cc) Investments made by any Restricted Subsidiary that is not a Subsidiary Loan Party with the proceeds received by such Person from an Investment made by the Parent Borrower or any Subsidiary Loan Party in such Person under this Section 6.04;

(dd) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(ee) de minimis Investments made in connection with the incorporation or formation of any newly created Subsidiary of the Parent Borrower;

(ff) customary Investments in connection with any Receivables Facility;

(gg) the Farm Credit Equities and any other stock or securities of, or Investments in, each applicable Farm Credit Lender or its investment services or programs; and

(hh) Investments in connection with the Project Ocean Transactions.

For purposes of this Section 6.04 the amount of any Investment shall be the initial amount invested without regard to increase or decreases in value, write ups, write offs or write downs but after giving effect to all payments or repayments of, or returns on, such Investment.

Notwithstanding anything to the contrary contained herein, if any Person (including any Renewable Diesel Joint Venture but excluding any Borrower) in which an Investment is made pursuant to clause (p) or clause (t) above subsequently becomes or is deemed to be a Subsidiary of the Parent Borrower but is less than wholly owned, then at the option of the Parent Borrower, such Person shall be deemed to have been simultaneously designated by the Parent Borrower as an Unrestricted Subsidiary without regard to the requirements set forth in clause (d) above and the definition of “Unrestricted Subsidiary”. Any Investment in such Person on the date of such designation shall not be deemed to have utilized any other amounts available under clause (d) above solely as a result of such deemed designation. Any Investment in such Person after the date of such designation shall be subject to compliance with this Section 6.04.

Section 6.05 Dispositions. Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition except:

(a) Dispositions of inventory (including on an intercompany basis), vehicles, obsolete, used, worn-out or surplus assets or property no longer useful to the business of such Person or economically impracticable to maintain and Permitted Investments in the ordinary course of business;

(b) Dispositions by any Restricted Subsidiary of assets (upon voluntary liquidation or otherwise) to the Parent Borrower or to any Restricted Subsidiary;

(c) Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);

(d) Asset Swaps; provided that if the Total Leverage Ratio or Secured Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements are available, is more than 5.50 to 1.00 or 4.00 to 1.00, respectively, then the net effect of such Asset Swap shall not require the Parent Borrower or applicable Restricted Subsidiary to make a cash payment of an amount in excess of the greater of $100,000,000 and 1.0% of Consolidated Total Assets to the counterparty in connection with such Asset Swap;

(e) Dispositions in connection with any sale-leaseback or similar transaction; provided that the fair market value (as determined by the Parent Borrower in good faith) of all property so disposed of shall not exceed an amount equal to the greater of $250,000,000 and 2.5% of Consolidated Total Assets from and after the Effective Date;

(f) Dispositions permitted by Sections 6.02 (and of the Liens thereunder), 6.03, 6.04 and 6.06;

(g) the issuance of Equity Interests by a Restricted Subsidiary to the Parent Borrower or to another Restricted Subsidiary (and each other equity holder ratably according to their interests) and which, to the extent constituting an Investment, is permitted by Section 6.04;

(h) (i) Dispositions of Investments and accounts receivable (together with any and all other rights and intangibles related thereto) in the ordinary course of business (including, without limitation, in the case of any accounts receivable, in connection with any incentive, supplier finance or other similar program, and, in the case of both Investments and accounts receivable, in connection with the collection, settlement or compromise thereof (including in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable)) or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(i) Dispositions in the ordinary course of business consisting of (i) the abandonment of intellectual property which, in the reasonable good faith determination of the Parent Borrower, is not material to the conduct of the business of the Parent Borrower and Subsidiaries (taken as a whole) and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of the Parent Borrower or its Subsidiaries;

(j) Dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Loan Parties;

(k) terminations of Swap Agreements;

(l) Dispositions identified to the Administrative Agent and the Lenders in writing on or prior to the Effective Date;

(m) Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries;

(n) Dispositions of the Investments entered into under the permissions of Section 6.04(p);

(o) other Dispositions; provided that: no Default exists on the date on which the definitive agreement governing the relevant Disposition is executed and with respect to any Disposition pursuant to this clause (o) for a purchase price in excess of the greater of (x) $100,000,000 and (y) 1.0% of Consolidated Total Assets at least 75% of the consideration shall be cash or Permitted Investments; provided that for purposes of such 75% cash consideration or Permitted Investments requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary) of the Parent Borrower or any applicable Restricted Subsidiary (in each case, as shown on such Person’s most recent balance sheet or in the notes thereto), that are assumed by the transferee of any such assets or in the case of a Disposition of all of the Equity Interests in a Restricted Subsidiary are Indebtedness or other liabilities of such disposed Restricted Subsidiary and, in each case if guaranteed by the Parent Borrower or the other Restricted Subsidiaries for which the Parent Borrower and its Restricted Subsidiaries (other than such Restricted Subsidiary whose Equity Interests have been Disposed of to such purchaser) shall have been released from its obligations, if any, with respect to such Indebtedness or other liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by the Parent Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred eighty (180) days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Parent Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $150,000,000 and 1.5% of Consolidated Total Assets of the Parent Borrower, as of the last day of the most recently ended period of four (4) fiscal quarters for which financial statements have been made available to the Administrative Agent, in each case, shall be deemed to be cash;

(p) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(q) Dispositions of Investments in joint ventures (including the Renewable Diesel Joint Ventures, the Project Ocean JV Entity and any Subsidiary that is not a wholly-owned Restricted Subsidiary) to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(r) the expiration of any option agreement with respect to real or personal property;

(s) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(t) leases, subleases, licenses or sublicenses of property in the ordinary course of business;

(u) Dispositions of (i) non-core assets (which may include real property) acquired in an acquisition permitted under this Agreement to the extent such Disposition was consummated within two (2) years of such acquisition and (ii) of assets acquired in an acquisition permitted under this Agreement to the extent required to be made to comply with the order of any Governmental Authority or applicable laws;

(v) other Dispositions in an aggregate amount not to exceed the greater of $100,000,000 and 1.0% of Consolidated Total Assets;

(w) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Permitted Investments;

(x) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(y) Dispositions of Receivables Assets to a Receivables Subsidiary or a Person that is not a Subsidiary of the Parent Borrower in connection with any Receivables Facility; and

(z) Dispositions in connection with the consummation of the Project Ocean Transactions;

provided that all Dispositions permitted pursuant to clauses (e), (o) and (u) above shall be made for fair value (as determined by the Parent Borrower in good faith) and all Dispositions permitted pursuant to clauses (e), (o) (to the extent required thereunder) and (u) above shall be made for at least 75% cash consideration;

provided further that any (x) sale leaseback transaction and (y) Capital Lease Obligation or purchase money indebtedness that is permitted pursuant to Section 6.01 that, in each case of the foregoing clauses (x) and (y), is consummated substantially simultaneously with a Permitted Acquisition or similar Investment and relates to assets acquired in such Permitted Acquisition or similar Investment shall not be restricted by this Section 6.05 and shall not constitute a Disposition.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness. (a) The Parent Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, except:

(i) such Person may declare and make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(ii) Restricted Subsidiaries may declare and pay dividends with respect to their Equity Interests (provided that if such Restricted Subsidiary is not wholly-owned by the Parent Borrower, such dividends must be made to the holders of its Equity Interests ratably according to their interests or in the case of the Parent Borrower and its Restricted Subsidiaries, on a greater than ratable basis) and, solely with respect to German Subsidiaries, may make other payments in accordance with domination and profit and loss pooling agreements (Beherrschungs – und Ergebnisabführungsverträge) within the meaning of Section 291 AktG as well as distribute profits and compensate losses in connection therewith;

(iii) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.03, 6.04, 6.05 or 6.07;

(iv) repurchases by Parent Borrower of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;

(v) the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Parent Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (v) in any fiscal year does not exceed (x) an amount equal to the greater of $25,000,000 and 0.25% of Consolidated Total Assets (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding four fiscal years (not including any fiscal year ending prior to 2010) which was not expended by Parent Borrower for Restricted Payments in such fiscal years (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (v) in such fiscal year) plus (z) an amount equal to the cash proceeds from the sale of Equity Interests to directors, officers, members of management, employees or consultants of the Parent Borrower or of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in such fiscal year;

(vi) the repurchase of Equity Interests of the Parent Borrower that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(vii) repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes;

(viii) the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that (x) as of the date of any such Restricted Payment and after giving effect thereto, no payment or bankruptcy Event of Default shall exist or would result therefrom or (y) no payment or bankruptcy Event of Default shall exist or would result therefrom on the date of declaration of such Restricted Payment and such Restricted Payment is made within sixty (60) days after such declaration; provided further that, with respect to Restricted Payments made pursuant to this Section 6.06(a)(viii) using clause (b) of the definition of Available Amount, the Secured Leverage Ratio shall not exceed, on a Pro Forma Basis, 4.25 to 1.00;

(ix) the Parent Borrower may make additional Restricted Payments not to exceed an amount equal to (A) the sum of (I) an amount of Restricted Payments; provided that (1) (x) as of the date of any such Restricted Payment and after giving effect thereto, no Default shall exist or would result therefrom or (y) no Default shall exist or would result therefrom as of the date of declaration of such Restricted Payment and such Restricted Payment is made within sixty (60) days after such declaration and (2) if the Total Leverage Ratio on a Pro Forma Basis is greater than 4.50 to 1.00 or the Secured Leverage Ratio on a Pro Forma Basis is greater than 3.00 to 1.00, then the aggregate amount of Restricted Payments made under this clause (x) in respect of a fiscal year (including the Restricted Payment in question) shall not at any time exceed 25% of the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for the immediately preceding fiscal year (this clause (I), the “General RP Basket”) and (II) any amount available for payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness under the General RDP Basket that the Borrower has elected to apply to this clause (A)(II) minus (B) solely to the extent the amount of Restricted Payments permitted to be made under the General RP Basket was capped pursuant to clause (2) of the proviso thereto on the date of application to Section 6.04(r) or the General RDP Basket, the amount available under clause (2) of the proviso to the General RP Basket that the Borrower has elected to apply to Section 6.04(r) or the General RDP Basket;

(x) any Restricted Payments in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests of the Parent Borrower (other than (A) Disqualified Equity Interests, (B) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (C) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans)) (it being understood that such amounts will not increase the Available Amount); and

(xi) Restricted Payments in connection with the consummation of the Project Ocean Transactions.

(b) Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any payment in respect of any purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness prior to the scheduled maturity thereof (including any refinancing or replacement thereof) having an individual outstanding principal amount in excess of the Threshold Amount (such Indebtedness, collectively, “Restricted Indebtedness”), or any other payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness prior to the scheduled maturity thereof, except:

(i) replacements, refinancings, amendments, restatements, amendments and restatements, supplements, modifications, extensions, renewals, restatements or refunding of Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) (A) payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness, in each case in exchange for, or out of the net proceeds of, the substantially concurrent sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower (it being understood such amounts will not increase the Available Amount), or (B) the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests);

(iii) payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness, in an aggregate amount not to exceed an amount equal to (A) the sum of (I) the greater of $200,000,000 and 2.0% of Consolidated Total Assets and (II) any amount available for Restricted Payments under the General RP Basket that the Borrower has elected to apply to this clause (A)(II) minus (B) the amount available under clause (A)(I) that the Borrower has elected to apply to Section 6.04(r) or the General RP Basket; provided that (x) at the time of any such payment or other distribution, no Default shall have occurred and be continuing or would result therefrom or (y) no Default shall exist or would result therefrom on the date such Person provides notice of such payment or distribution and such payment or distribution shall be made within ninety (90) days after such notice (this clause (iii), the “General RDP Basket”);

(iv) payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness if, on a Pro Forma Basis, the Secured Leverage Ratio is less than 4.25 to 1.00;

(v) payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Restricted Indebtedness, in an aggregate amount not to exceed the Available Amount; provided that (x) as of the date of such payment or distribution and after giving effect thereto no Default shall exist or result therefrom or (y) no Default shall exist or would result therefrom on the date such Person provides notice of such payment or distribution and such payment or distribution shall be made within ninety (90) days after such notice;

(vi) payment-in-kind interest with respect to Restricted Indebtedness permitted by this Agreement;

(vii) payments or distributions on account of intercompany Subordinated Indebtedness not prohibited by the subordination terms applicable thereto;

(viii) payments as part of an “applicable high yield discount obligation” catch- up payment with respect to Restricted Indebtedness permitted by this Agreement; and

(ix) any payments or distributions in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests of the Parent Borrower (other than (A) Disqualified Equity Interests, (B) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (C) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans)).

Notwithstanding the foregoing provisions of Sections 6.06(a) and (b), the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of such dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement. Notwithstanding the foregoing provisions of Section 6.06(b), the Parent Borrower and its Restricted Subsidiaries may make regularly scheduled payments and mandatory prepayments of principal and payments of interest, fees, expenses and indemnification or similar obligations in respect of Restricted Indebtedness when due, and in the case of Subordinated Indebtedness, to the extent not prohibited by the subordination provisions thereof (if applicable).

Section 6.07 Transactions with Affiliates. Such Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of the greater of $50,000,000 and 0.50% of Consolidated Total Assets, except:

(a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Parties or their Restricted Subsidiaries;

(c) any Restricted Payment permitted by Section 6.06;

(d) the payment of reasonable and customary fees and expenses to directors of such Borrower and the other Restricted Subsidiaries and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Parent Borrower and the Subsidiaries;

(e) sales or issuances of Equity Interests to Affiliates of the Parent Borrower which are otherwise permitted or not restricted by the Loan Documents;

(f) loans and other transactions by and among such Borrower and/or the Subsidiaries to the extent permitted or not restricted under this Article VI;

(g) the consummation of and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(h) transactions with joint ventures (including the Renewable Diesel Joint Ventures) for the purchase or sale of goods and services entered into in the ordinary course of business;

(i) employment and severance arrangements (including options to purchase Equity Interests of the Parent Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between such Borrower and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;

(j) the existence of, and the performance of obligations of such Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which such Borrower or any of its Restricted Subsidiaries is a party as of or on the Effective Date and identified on Schedule 6.07, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Effective Date will be permitted to the extent that its terms are not more disadvantageous to the Lenders than the terms of the agreements on the Effective Date;

(k) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or amalgamated into such Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition, merger or amalgamation, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Parent Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition, merger or amalgamation);

(l) transactions in which such Borrower or any of its Restricted Subsidiaries delivers to the Administrative Agent an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by such Borrower or such Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate;

(m) transactions effected as part of a Receivables Facility transaction;

(n) transactions approved by disinterested members of the board of directors or the audit committee or other appropriate committee responsible for reviewing proposed transactions with Affiliates in accordance with the conflict of interest, related party or similar policies of the Parent Borrower as in effect from time to time; and

(o) transactions in connection with the consummation of the Project Ocean Transactions.

Section 6.08 Amendment of Material Debt Documents. The Parent Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under Restricted Indebtedness (other than intercompany Indebtedness among the Parent Borrower and/or any of its Restricted Subsidiaries) in any manner materially adverse to the interest of the Lenders taken as a whole that has not been approved by the Administrative Agent; provided that it is understood and agreed that the foregoing limitation shall not prohibit any Permitted Refinancing Indebtedness in respect thereof or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Indebtedness, in each case, that is otherwise permitted by Section 6.01.

ARTICLE VII

Financial Covenants

Until the Date of Full Satisfaction, the Parent Borrower covenants and agrees with the Lenders that:

Section 7.01 Interest Coverage Ratio. As of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Effective Date, the Parent Borrower shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 7.02 Total Leverage Ratio. As of the last day of each fiscal quarter commencing with the first full fiscal quarter following the Effective Date, the Parent Borrower shall not permit the Total Leverage Ratio to exceed 5.50 to 1.00.

ARTICLE VIII

Events of Default

Section 8.01 Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or any Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and such failure with respect to such reimbursement obligations shall continue unremedied for a period of three (3) days;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been materially inaccurate when made or deemed made; provided that, inaccuracy in any material respect of any representation or warranty made in connection with a Borrowing of Revolving Loans or an issuance, amendment, extension or renewal of a Letter of Credit shall not constitute an Event of Default for purposes of any Term Lender or Term Loan, or result in the availability of any remedies for the Term Lenders, unless and until the Required RC Lenders have actually declared all Revolving Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before the date that the Required RC Lenders declare an Event of Default related to such inaccuracy;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a) or in Article VI or in Article VII of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Parent Borrower;

(f) any Borrower or any Restricted Subsidiary shall fail to make any payment in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable notice or grace period (which notice has been given or grace period has expired), the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and such failure, event or condition shall not have been waived or cured before the Commitments are terminated and Loans accelerated; provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) Guarantees of Indebtedness that are satisfied promptly on demand or (iii) with respect to Indebtedness incurred under any Swap Agreement, events of default, termination events or equivalent events pursuant to the terms of the relevant Swap Agreement with respect to which any Loan Party or any Restricted Subsidiary is not a “defaulting party” or the sole “affected party” (as such terms may be defined in such Swap Agreement) or equivalent;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver-manager, interim-receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, arrangement or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, receiver-manager, interim-receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by insurance or indemnity as to which the insurer or indemnitor has not denied coverage) shall be rendered against any Borrower, any Restricted Subsidiary (other than any judgment against an Immaterial Subsidiary) or any combination thereof and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment by reason of a pending appeal, payment or otherwise is not in effect;

(k) (i) an ERISA Event shall have occurred or (ii) a Canadian Pension Termination Event shall have occurred; and in each case in clauses (i) and (ii) above, such event, together with all other such events, if any, would reasonably be expected to result in a Material Adverse Effect;

(l) other than with respect to items of Collateral with a book not exceeding the greater of $200,000,000 and 2.0% of Consolidated Total Assets in the aggregate, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) in connection with a release of such Collateral in accordance with the terms of this Agreement (including during a Collateral Suspension Period) or (ii) that results from either (x) the Administrative Agent no longer having possession of certificates representing Equity Interests, promissory notes or other instruments actually delivered to it and pledged under the Security Documents or (y) a Uniform Commercial Code filing or PPSA filing having lapsed because a Uniform Commercial Code continuation statement or PPSA renewal statement or amendment was not filed in a timely manner;

(m) any of this Agreement or the Guaranty Agreement (other than in respect of an Immaterial Subsidiary) shall for any reason cease to be in full force and effect in accordance with its terms after its date of execution, or any Borrower or any other Loan Party shall so state in writing, in each case other than in connection with a release of any Guarantee in accordance with the terms of this Agreement; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and commitments with respect to any Ancillary Facility, and thereupon the Commitments and commitments with respect to any Ancillary Facility shall terminate immediately, and (ii) declare the Loans then outstanding and the obligations under any Ancillary Facility then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and the obligations under any Ancillary Facility then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the obligations under any Ancillary Facility then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower. In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived; provided that, any court of competent jurisdiction may (a) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (b) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case, in accordance with the requirements of applicable law. Other than with respect to (i) any Event of Default with respect to which a Responsible Officer of any Loan Party has actual knowledge at the time of the occurrence or during the continuation of the applicable Event of Default and fails to give timely notice of such Event of Default, (ii) any payment Event of Default with respect to principal or interest and (iii) any Event of Default resulting in the invalidity of any Loan Document, in each case, that directly results in material impairment in the rights and remedies of the Secured Parties taken as a whole (clauses (i) through (iii), the “Excluded Defaults”), any other Default or Event of Default that is not an Excluded Default that has occurred hereunder (any such other Default or Event of Default, an “Initial Default”) shall be deemed cured and not to “exist” or be “continuing” if (x) with respect to any Initial Default that occurs due to a failure by the Parent Borrower or any of its Restricted Subsidiaries to take any action (including taking any action by a specified time or failing to timely satisfy any guarantee or collateral requirements), the Parent Borrower or such Restricted Subsidiary, as applicable, takes such action or provides such guarantee or collateral, as applicable, or (y) with respect to any Initial Default that occurs due to the taking of any action by the Parent Borrower or any of its Restricted Subsidiaries that is not then permitted under this Agreement, on the earlier to occur of (A) the date such action would be permitted to be taken hereunder pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that any Initial Default resulting from the failure to deliver a notice of Default or Event of Default shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured unless the Parent Borrower or such Restricted Subsidiary had actual knowledge of such Default or Event of Default at the time that it failed to timely deliver such notice. If any Initial Default is cured (a “Cured Default”), any other Default or Event of Default that resulted from (x) the making or deemed making of any representation or warranty by any Loan Party or (y) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which such subsequent Default or Event of Default would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default.

Section 8.02 Performance by the Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents which constitutes an Event of Default, the Administrative Agent may, at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party. In such event, each Borrower shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in

Section 2.13(c) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.

Section 8.03 Adjustment for Ancillary Facilities.

(a) If a notice is served by the Administrative Agent in accordance with Section 8.01 or any event with respect to a Borrower described in Section 8.01(g) or (h) occurs and is continuing (the “Ancillary Facility Adjustment Date”), each Revolving Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Outstandings) their claims in respect of the Revolving Loans and participations in Letters of Credit and any amounts outstanding to them under each Ancillary Facility to the extent necessary to ensure that after such transfers, the Revolving Outstandings of each Revolving Lender bear the same proportion to the aggregate Revolving Outstandings of all the Lenders as such Lender’s Revolving Exposure bears to the aggregate Revolving Exposure of all the Lenders, each as of such Ancillary Facility Adjustment Date.

(b) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause (a) of this Section 8.03, then each Revolving Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Section 8.03 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.

(d) All calculations to be made pursuant to this Section 8.03 shall be made by the Administrative Agent based on information provided to it by the Revolving Lenders and Ancillary Lenders and the Administrative Agent’s Spot Rate.

Section 8.04 Limitations on Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, none of the Administrative Agent, the Required Lenders, the Required RC Lenders or the Required TLA Lenders may take any of the actions described in this Article VIII with respect to any Default or Event of Default resulting from any action, inaction, omission or the occurrence of any event, in each case, that is reported publicly or otherwise disclosed to the Lenders more than two (2) years following such date of disclosure or public report, from and after which time any such Default or Event of Default shall be deemed not to “exist” or be “continuing”; provided that, it is understood and agreed that a press release, a filing with the SEC or a posting to the Approved Electronic Platform for the Credit Facilities shall constitute such a public report or disclosure; provided further, that no such two-year limitation and deemed cure shall apply if (x) prior to the expiration of such two-year period, the Administrative Agent has commenced any remedial action with respect to such Default or Event of Default or has provided the Parent Borrower with a reservation of rights letter with respect to such Default or Event of Default or (y) a Responsible Officer of a Loan Party had actual knowledge of the occurrence of such Default or Event of Default and failed to provide notice thereof.

ARTICLE IX

The Administrative Agent

Section 9.01 Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of any Borrower.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Other than in the case of a sub-agency delegation as set forth in Section 9.05, in no event shall the Administrative Agent (in its capacity as such) be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of Commitments or Loans by the Lenders or disclosure of confidential information by the Issuing Banks or Lenders, in each case, to any Disqualified Institution.

Section 9.04 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent (other than a Disqualified Institution or an Affiliate thereof). The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties (other than a Disqualified Institution or an Affiliate thereof). The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent (other than a Disqualified Institution or an Affiliate thereof), and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Successor Agent. Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this Section 9.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if a payment or bankruptcy Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if a payment or bankruptcy Event of Default exists. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (other than with respect to its obligations under Section 10.12). The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties (other than a Disqualified Institution or an Affiliate thereof) in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent or any agent in any other capacity.

Section 9.07 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Other Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their capacity as such. Bank of America, N.A., BNP Paribas, Citibank, N.A. and PNC Bank, National Association are hereby each appointed a Syndication Agent hereunder and each entity named as a Documentation Agent in the preamble to this Agreement is hereby each appointed Documentation Agent hereunder, and each Lender hereby authorizes such entities to act as Syndication Agent or to act as Documentation Agent, as applicable, in accordance with the terms of this Agreement and the other Loan Documents. Any Syndication Agent or any Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, neither the entities set forth in this Section 9.08 above in their capacity as Syndication Agent or Documentation Agent, as applicable, shall have any obligations but shall be entitled to all benefits of this Article IX, Section 10.03 and the last paragraph of Section 10.01. Any Syndication Agent or Documentation Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Parent Borrower. The provisions of this Article IX (other than in the case of Section 9.01, 9.02, 9.05, 9.06, 9.10, 9.13 and 9.15 and this sentence of Section 9.08) are solely for the benefit of the Administrative Agent, each Syndication Agent, each Documentation Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than with respect to Section 9.01, 9.02, 9.05, 9.06, 9.10, 9.13 and 9.15 and this sentence of Section 9.08 as to which the Loan Parties shall have the benefit and the right to enforce).

Section 9.09 Powers and Immunities of Issuing Bank. Neither the Issuing Bank nor any of its Related Parties shall be liable to the Administrative Agent or any Lender for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Issuing Bank (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that the Issuing Bank shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 9.10 Permitted Release of Collateral and Subsidiary Loan Parties; Intercreditor Agreements.

(a) Automatic Release.

(i) If any Collateral is the subject of a Disposition (other than to another Loan Party or to a Restricted Subsidiary that is required to become a Loan Party as a result of such Disposition) which is permitted under Section 6.05, the Liens in the Collateral granted under the Loan Documents shall automatically terminate and the Collateral will be disposed of free and clear of all such Liens.

(ii) Upon the occurrence of a Collateral Suspension Period, the Liens in the Collateral granted under the Loan Documents shall automatically terminate.

(iii) If any Collateral is the subject of a Disposition from one Loan Party to another Loan Party and as a result of such Disposition such assets would no longer be required to be Collateral pursuant to the terms hereof and/or the Agreed Security Principles, such Liens in such Collateral granted under the Loan Documents shall be automatically released.

(b) Written Release. The Administrative Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an authorized officer of the Parent Borrower certifying in writing to the Administrative Agent that the proposed Disposition of Collateral is permitted under Section 6.05. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Parent Borrower without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.10 or the provisions of Section 10.02.

(c) Other Authorized Release and Subordination. The Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Administrative Agent to secure the Obligations with respect to any property which is permitted to be subject to a Lien of the type described in clauses (d) (to the extent such property constitutes cash or Permitted Investments), (e), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r)(i)(A), (r)(ii), (u), (v), (w) (to the extent such Lien arises in connection with Indebtedness permitted by clause (h), or, if utilized for Indebtedness of the type specified in clause (f) or (h) of Section 6.01, (v) of Section 6.01), (x), (y), (aa), (ff), (gg) or (hh) of Section 6.02, (ii) release the Administrative Agent’s Liens upon the Date of Full Satisfaction, (iii) release and/or modify the Administrative Agent’s Liens on the Collateral of the Foreign Subsidiary Loan Parties existing prior to the Effective Date that shall no longer constitute Foreign Subsidiary Loan Parties and/or Collateral as of the Effective Date and (iv) release any Liens granted to or held by the Administrative Agent under any Security Document during a Collateral Suspension Period, pursuant to Section 5.10(a); provided that any subordination or release of property pursuant to clause (i) above in reliance on Section 6.02(w) shall be limited to property which may secure Indebtedness of the type specified in Section 6.01(f), or property securing Indebtedness permitted under or of the type permitted under Section 6.01(h) as of the date of the acquisition of the Person owning such property; provided further that if as of the date of the requested release under clause (i) or, solely with regard to the condition in clause (A), clause (iii) above: (A) any Borrower is subject to a proceeding of the type described in clauses (g) or (h) of Section 8.01, or (B) the Administrative Agent is applying the proceeds of Collateral in accordance with Section 2.18(f), then the Administrative Agent shall not release its Liens until the Date of Full Satisfaction.

(d) Authorized Release of Subsidiary Loan Party. If the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower requesting the release of a Subsidiary Loan Party, certifying that the Administrative Agent is authorized to release such Subsidiary Loan Party because either: (1) all of the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been disposed of to a non-Loan Party in a transaction permitted by Section 6.05 (or with the consent of the Required Lenders pursuant to Section 10.02(b)) or (2) such Subsidiary Loan Party is or shall become an Excluded Subsidiary, including as a result of becoming an Unrestricted Subsidiary in accordance with the designation provisions of the definition of the term “Unrestricted Subsidiary”; provided that if any wholly owned Subsidiary Loan Party ceases to be a wholly owned Restricted Subsidiary of the Parent Borrower pursuant to this clause (2) as a result of a transaction with a Person that is an Affiliate of the Parent Borrower prior to giving effect to such transaction, the release of such Subsidiary Loan Party from its obligations pursuant to this clause (2) shall only be permitted if such Equity Interests have been disposed of in a transaction the primary purpose of which (as determined by the Parent Borrower) is not for evading the guaranty and collateral requirements of the Loan Documents; provided further that no such release shall occur if such Subsidiary Loan Party continues to be a guarantor in respect of any Existing Senior Notes, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans of any Loan Party or any Permitted Refinancing Indebtedness in respect of any of the foregoing; then the Administrative Agent is irrevocably authorized by the Secured Parties to, and the Administrative Agent shall, without any consent or further agreement of any Secured Party, release the Liens granted to the Administrative Agent to secure the Obligations in the assets of such Subsidiary Loan Party and the Equity Interests of such Subsidiary Loan Party and release such Subsidiary Loan Party from all obligations under the Loan Documents. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Parent Borrower without the consent or further agreement of any Secured Party; and

(e) Intercreditor Agreements. The Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them. Each Lender and Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

Section 9.11 Perfection by Possession and Control. The Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Administrative Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Administrative Agent in accordance with the terms and provisions hereof.

Section 9.12 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.13 Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, each Borrower, the Administrative Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies under the Guaranty Agreement and the other Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 9.14 Certain Canadian Matters. For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Administrative Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Attorney and the Custodian.

Section 9.15 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.15 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each party hereto hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent the Administrative Agent or any of its Affiliates receives funds from (or at the direction of) any Borrower or any other Loan Party in respect of the Obligations or such erroneous Payment is made with or on account of the proceeds of a payment made by (or at the direction of) the Borrowers or any other Loan Party to the Administrative Agent or any of its Affiliates for the purpose of satisfying an Obligation in accordance with the terms of this Agreement.

(d) Each party’s obligations under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.16 Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender and/or an Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender and each Issuing Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender and/or an Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Lenders or the Issuing Banks on the Effective Date.

(c) The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders and Issuing Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders and/or the Issuing Banks, as applicable, by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders and/or Issuing Banks, or any formal or informal committee or ad hoc group of such Lenders and/or Issuing Banks, including at the direction of a Loan Party.

Section 9.17 Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”); provided that such Communications are subject to the confidentiality obligations in Section 10.12 and shall be made subject to the acknowledgment and acceptance by such Lender or Issuing Bank that such information is being disseminated on a confidential basis (on the terms set forth in Section 10.12) in accordance with the standard arrangement processes of the Administrative Agent or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information.

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT, ANY LOAN PARTY, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM; PROVIDED THAT, NOTHING IN THIS SECTION 9.18(c) SHALL RELIEVE ANY LOAN PARTY OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY AN INDEMNITEE, TO THE EXTENT SO PROVIDED IN SECTION 10.03(b), AGAINST ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 9.17, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.18 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED IN SECTION 9.17 ABOVE) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY (AS DEFINED IN SECTION 9.17 ABOVE) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL; PROVIDED THAT NOTHING IN THIS SECTION 9.18(c) SHALL RELIEVE ANY LOAN PARTY OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY AN INDEMNITEE, TO THE EXTENT SO PROVIDED IN SECTION 10.03(b), AGAINST ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X

Miscellaneous

Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and (to the extent permitted by the applicable notice provision) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i) if to the Parent Borrower or any other Loan Party, to it at 5601 N. MacArthur Blvd. Irving, Texas, 75038, Attention of Robert Day, Executive Vice President and Chief Financial Officer; email: Bob.Day@darlingii.com, with a copy to Martijn van Steenpaal, Senior Vice President and Treasurer (Telecopy: 972.281.4812); email: mvansteenpaal@darlingii.com.

(ii) if to the Administrative Agent from the Borrowers, to the address or addresses separately provided to the Borrowers in writing.

(iii) if to the Administrative Agent from the Lenders, to the address or addresses separately provided to the Lenders in writing.

(iv) if to the Administrative Agent, for any update to the list of Disqualified Institutions: to JPMDQ_Contact@jpmorgan.com, with a copy (which shall not constitute notice) to the contacts set forth in clause (ii) above.

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent and the Borrower; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under the Loan Documents by, any agent hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 10.02 Waivers; Amendments.

(a) No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Subject to Section 2.14(a), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) pursuant to an Incremental Assumption Agreement executed in accordance with the terms and conditions of Section 2.20 and (ii) in the case of this Agreement and any circumstance other than as described in clause (i) pursuant to an agreement or agreements in writing entered into by or with the consent of the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto in each case with the consent of the Required Lenders; provided that no such agreement shall, (A) without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (1) increase the Commitment of any Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (2) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), extend the scheduled date of any interim amortization of any Loan or reduce any fees payable hereunder, (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees thereon), (3) postpone the scheduled date of payment of any interest on any Loan or LC Disbursement (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, (4) postpone the final scheduled date of payment of the principal amount of any Loan or LC Disbursement, (5) postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender), or (6) change the currency in which any Loan or Commitment of any Lender is denominated without the written consent of such Lender (it being understood that designations of additional Alternative Currencies in accordance with the definition thereof shall not constitute a change of currency for purposes of this clause (6)) and (B) without the written consent of each Lender (1) change any of the provisions of this Section or the definition of “Required Lenders,” “Required TLA Lenders” or “Required RC Lenders” (or for the avoidance of doubt any provision that requires the consent of all Lenders or all directly affected Lenders) (2) release all or substantially all of the value of the Guarantees of the Obligations by the Subsidiary Loan Parties (it being understood that the Foreign Collateral Reallocation shall not be deemed a release of Guarantees), (3) release all or substantially all of the Collateral from the Liens of the Security Documents (it being understood that (A) the determination that any assets acquired after the Effective Date shall not constitute Collateral and (B) the Foreign Collateral Reallocation, in each case, shall not be deemed a release of Collateral); provided that, during a Collateral Suspension Period, (x) the Administrative Agent may release all or substantially all of the of the Collateral from any Lien granted to or held by the Administrative Agent under the Security Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral following a Collateral Suspension Period or (4) change Section 2.18(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of the Required Lenders and each Lender participating in such transaction); provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (2) notwithstanding the terms of clause (ii) above, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of (x) the Revolving Lenders (but not the Term A Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and the Required RC Lenders or (y) the Term A Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and the Required TLA Lenders.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02(b)) or any other Loan Document to the contrary:

(i) this Agreement and the other Loan Documents may be amended to effect an incremental facility or refinancing facility pursuant to Section 2.20 or 2.22 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility);

(ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent;

(iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days after the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and

(iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; and

(v) Schedule 2.01 may be amended by the mutual written agreement of the Parent Borrower and any Issuing Bank (with notice to the Administrative Agent) solely in order to establish, increase or decrease the Issuing Bank Sublimit of such Issuing Bank in accordance with Section 2.05(i), the definition of Issuing Bank and/or the definition of “Issuing Bank Sublimit”.

Section 10.03 Expenses; Indemnity; Limitation of Liability; Etc.

(a) Expenses. Each Borrower shall pay, within thirty (30) days after a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel (limited to one primary counsel for the Administrative Agent and the Lenders, taken as a whole, and one additional counsel in each relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the

Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of counsel (limited to one counsel to the Administrative Agent and the Lenders, taken as a whole, one additional counsel in each jurisdiction in which any Collateral is located or any proceedings are held and, in the case of an actual or perceived conflict of interest, one additional counsel to the Lenders, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder.

(b) Indemnity. EACH BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (LIMITED TO ONE COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE, AND ONE ADDITIONAL COUNSEL IN EACH JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED OR ANY PROCEEDINGS ARE HELD AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE SYNDICATION OF THE COMMITMENTS OR THE LOANS, THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS, ANY ACQUISITION PERMITTED HEREBY OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION, ACTION, SUIT, ARBITRATION OR ADMINISTRATIVE, JUDICIAL OR REGULATORY ACTION OR PROCEEDING IN ANY JURISDICTION RELATING TO ANY OF THE FOREGOING (EACH, A “PROCEEDING”), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER OR NOT SUCH PROCEEDING IS BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY OR ITS OR THEIR RESPECTIVE AFFILIATES, CREDITORS OR ANY OTHER PERSON; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL

MISCONDUCT OF, OR A MATERIAL BREACH OF ANY OBLIGATION UNDER THE LOAN DOCUMENTS BY, SUCH INDEMNITEE AS DETERMINED BY A FINAL, NON- APPEALABLE JUDGEMENT OF A COURT OF COMPETENT JURISDICTION OR ANY DISPUTE SOLELY AMONG THE INDEMNITEES (OTHER THAN A COMMITMENT PARTY, AN ARRANGER OR THE ADMINISTRATIVE AGENT ACTING IN THEIR RESPECTIVE CAPACITY AS SUCH) AND NOT ARISING OUT OF ANY ACT OR OMISSION OF THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES OR RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS OR VIOLATION OF ENVIRONMENTAL LAWS THAT FIRST OCCURS AT A PROPERTY OWNED OR LEASED BY PARENT BORROWER OR ITS SUBSIDIARIES AFTER SUCH PROPERTY IS TRANSFERRED TO AN INDEMNITEE OR ITS SUCCESSORS OR ASSIGNS BY WAY OF A FORECLOSURE, DEED–IN–LIEU OF FORECLOSURE OR SIMILAR TRANSFER. NOTWITHSTANDING THE FOREGOING, EACH INDEMNITEE SHALL BE OBLIGATED TO REFUND AND RETURN ANY AND ALL AMOUNTS PAID BY THE BORROWERS OR ANY OTHER LOAN PARTY UNDER THIS SECTION 10.03(b) TO SUCH INDEMNITEE FOR ANY SUCH FEES, EXPENSES OR DAMAGES TO THE EXTENT SUCH INDEMNITEE IS NOT ENTITLED TO PAYMENT OF SUCH AMOUNT IN ACCORDANCE WITH THE TERMS HEREOF.

(c) Lender’s Agreement to Pay. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) Payment. Unless otherwise specified, all amounts due under this Section 10.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender under each Credit Facility with respect to which such Borrower is a Borrower, except as otherwise permitted under Section 6.03 (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit and any Secured Party related to any Lender), Participants (to the extent provided in clause (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Secured Parties and other Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment.

(i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees except to any natural person, any Defaulting Lender or any Disqualified Institution (it being understood assignments to the Parent Borrower and its Subsidiaries shall be made in accordance with clause (e) below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for (1) an assignment of (w) any Revolving Commitment among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Sections 8.01(a), (b), (g) or (h) exists, an assignment to any other assignee; and provided further that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within twelve (12) Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) to the extent the assignment relates to the Revolving Facility, any Issuing Bank that has issued Letters of Credit in an aggregate face amount in excess of $5,000,000; provided that no consent of such Issuing Bank shall be required for an assignment of any Revolving Commitment among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of the Term Facility and (2) $5,000,000 in the case of the Revolving Facility unless each of the Parent Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The amount transferred to a new lender or transferee in relation to a Loan or Commitment made to a Dutch Borrower shall be at least €100,000 (or its equivalent in another currency).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including with respect to any Ancillary Facility), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the Class and amount of Obligations owing to such Lender).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.04 and any written consent to such assignment required by clause (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) Participations.

(i) Any Lender may, without the consent of any other Person, sell participations to one or more banks or other entities (except natural persons, the Parent Borrower and any Subsidiary) (except as set forth in Section 10.04(f) below) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 (including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, or in the case of documentation in respect of Canadian withholding tax, delivered to the Canadian Borrower)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers solely for United States federal tax purposes, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a

Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii) Notwithstanding the preceding provisions of this Section 10.04(c), any Participant that is a Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender (a “Voting Participation Seller”), (ii) has been designated as a voting Participant (a Farm Credit Lender so designated, a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Farm Credit Lender (including any existing Voting Participant) to the Parent Borrower and (iii) receives, prior to becoming a Voting Participant, the consent of the Parent Borrower to become a Voting Participant (such consent is not required for an assignment to an existing Voting Participant and such consent not to be unreasonably withheld, delayed or conditioned), shall be entitled to vote in respect of Voting Participant’s interest in the relevant Loan as if such Voting Participant were a Lender on all matters subject to a vote by the relevant Lenders in respect of such Loan subject to the Voting Participation, and the voting rights of the Voting Participation Seller (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis; provided that no Voting Participant shall have any voting rights under this Section 10.04(c) if their respective Voting Participation Seller is no longer a Lender under this Agreement or is a Defaulting Lender; provided further that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the Voting Participation Seller to, and acknowledged by, the Administrative Agent (which the Administrative Agent shall do reasonably promptly), then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the Voting Participation Seller to, and acknowledged by, the Administrative Agent (which the Administrative Agent shall do so reasonably promptly), such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (c), and the voting rights of the Voting Participation Seller shall not be correspondingly reduced by the amount of such Voting Participant’s participation (and, in connection with the foregoing, the Voting Participation Seller shall also give the Borrower notice of any such failure and, if applicable, any subsequent funding at the time it so notifies the Administrative Agent). Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.04 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Parent Borrower. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant. The Voting Participation Seller shall reasonably promptly upon request of the Administrative Agent or the Parent Borrower update or confirm there has been no change in the information set forth in Schedule 10.04 or delivered in connection with any Voting Participant Notice. The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 10.04, delivered in connection with any Voting Participant Notice or otherwise furnished pursuant to this clause (c)(iii)

and, unless and until notified thereof in writing by the Voting Participation Seller and acknowledged by the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), may assume that there have been no changes in the identity of Voting Participants, the corresponding applicable percentage of the relevant commitments, the contact information of the participants or any other information furnished to the Parent Borrower or the Administrative Agent pursuant to this clause (c)(iii). None of the Borrowers, the Administrative Agent nor any of their respective Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor, as to whether any Voting Participation Seller or Voting Participant is a Farm Credit Lender. The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant (except to the extent of a sale of a participation otherwise in compliance with the terms of this Section 10.04(c)).

(d) Pledge. Any Lender may, in accordance with applicable law, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Dutch Auction/Open Market Purchases. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to the Parent Borrower or any Subsidiary (collectively, “Affiliated Lenders”) on a non-pro rata basis (i) through “Dutch auctions” open to all Lenders holding the relevant Term Loans, on a pro rata basis or (ii) through open market purchases, in each case with respect to clauses (i) and (ii), without the consent of the Administrative Agent or any other Person; provided that:

(i) with respect to any assignment to an Affiliated Lender, no Default has occurred or is continuing at the time of acceptance of bids for the “Dutch auction” or entry into a binding agreement with respect to open market purchases;

(ii) the assigning Lender and Affiliated Lender purchasing such Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment and assumption consistent with the terms of this Section 10.04(e);

(iii) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender;

(iv) any Term Loans assigned to any Affiliated Lender shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v) any purchases or assignments of Loans by an Affiliated Lender made through “Dutch auctions” shall be conducted pursuant to procedures to be established by the Administrative Agent and the Parent Borrower that are consistent with this Section 10.04(e); and

(vi) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to any Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment or purchase permitted by this Section 10.04(e).

(f) Disqualified Institutions; Non-Qualified Persons.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or participate in all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by any Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Parent Borrower’s prior written consent in violation of clause (f)(i) above or to any Affiliate of a Disqualified Institution, or if any Person becomes a Disqualified Institution or an Affiliate thereof after the applicable Trade Date, the Parent Borrower may upon notice to the applicable Disqualified Institution or Affiliate and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution or Affiliate and cause the relevant Borrower to repay all Loan Obligations owing to such Disqualified Institution or Affiliate in connection with such Revolving Commitment, (B) in the case of any outstanding Term Loans held by Disqualified Institutions or their respective Affiliates, purchase or prepay (or cause the relevant Borrower to purchase or prepay) such Term Loan by paying the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliate paid to acquire such Term Loans and (z) the most recent trading price of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder on such Loans and/or (C) require such Disqualified Institution or Affiliate to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more assignees at the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliates paid to acquire such Revolving and/or Term Loans and (z) the most recent trading price of such Revolving and/or Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder in respect thereof; provided that if any Lender (including any Disqualified Institution or Affiliate thereof) does not execute and deliver an Assignment and Assumption to the Administrative Agent by the later of (a) the date the replacement Lender executes and delivers such Assignment and Assumption to the Administrative Agent and (b) the date as of which the Disqualified Institution or Affiliate shall be paid by the assignee lender (or, at its option, a Borrower) the amount required pursuant to this Section 10.04(f)(ii), then such Disqualified Institution or such Affiliate shall be deemed to have executed and delivered such Assignment and Assumption and consented to the Administrative Agent effectuating any assignment in full of such Lender’s interests hereunder and taking any such actions as appropriate to facilitate the foregoing.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions or any of their Affiliates (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by or on behalf of the Borrowers or their respective Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any waiver, amendment or consent, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution or its Affiliates, as applicable, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Institution or its Affiliates, as applicable, party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Institution or its Affiliates, as applicable, does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Parent Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) to each Lender requesting the same and such lenders may so provide the DQ List to any potential assignees or participants on a confidential basis.

(v) For the avoidance of doubt, the provisions in Section 10.04(f)(ii), (iii) and (iv) applicable to Affiliates of Disqualified Institutions shall not apply to Bona Fide Debt Funds, unless such Bona Fide Debt Fund is otherwise a Disqualified Institution pursuant to the definition thereof.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Assumption, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

Section 10.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, (A) the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) the Loan Parties shall be entitled to rely on such Electronic Signature purportedly given on behalf of the Administrative Agent, any Lender, any Swingline Lender or any Issuing Bank without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and

(ii) upon the request of any Loan Party, the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original and (ii) each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record).

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Loan Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each party exercising rights under this Section 10.08 shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not effect the validity of such right. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles;.

(b) Jurisdiction. EACH LENDER, EACH LOAN PARTY AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCLUDING THE ENFORCEMENT OF THE SECURITY DOCUMENTS TO THE EXTENT SUCH SECURITY DOCUMENTS EXPRESSLY PROVIDE OTHERWISE), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF SUCH PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE

EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF SUCH PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) Venue. Each Loan Party and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Loan Party and each other party to this Agreement irrevocably appoints the Parent Borrower as its agent for service of process and consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Issuing Bank and the Lenders shall be responsible for the compliance with this Section 10.12 by its Related Parties), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Parent Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood the DQ List may be shared in accordance with Section 10.04(f)(iv)) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations under a Swap Agreement, (g) with the written consent of the Parent Borrower (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12 or (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential Information relating to the Loan Parties received by it from such Person. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and any customary information about this Agreement required for league table or similar credit. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW. Notwithstanding anything in this Section 10.12 to the contrary, (x) to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Lender receives any Information, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such Information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such Information so received and (y) in no event shall any disclosure of any Information be made to a Person that is a Disqualified Institution at the time of disclosure (except to the extent set forth in clauses (c) or (f)(i) (solely with respect to the DQ List as set forth above) above).

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any individual from voluntarily disclosing or providing any Information within the scope of this Section 10.12 regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.13 Maximum Interest Rate.

(a) Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge applicable Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based on the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to any Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

(b) Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 10.13 shall govern and prevail and neither any Borrower nor the sureties, guarantors, successors, or assigns of any Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the applicable Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, each Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

(c) Chapter 346 of the Texas Finance Code. The provisions of Chapter 346 of the Finance Code of Texas are specifically declared by the parties hereto not to be applicable to this Agreement or to the transactions contemplated hereby.

(d) Canadian Interest Limitation. Notwithstanding anything in this Section 10.13 or otherwise in this Agreement, the provisions of this clause (d) shall apply to the Canadian Loan Parties. If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Canadian Borrower. Any amount or rate of interest referred to in Section 2.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro- rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the date this Agreement is terminated and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 10.14 Limitation of Liability. To the extent permitted by applicable law (i) (x) the Borrower and any Loan Party shall not assert, the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) and (y) the Administrative Agent and any Lender shall not assert, and the Administrative Agent and each Lender hereby waives, any claim against any Loan Party or any of their Subsidiaries and any Related Party of any of the foregoing Persons, in each case of the foregoing clauses (x) and (y), for any Liabilities arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent that any such damages are the result of gross negligence, bad faith or willful misconduct by such Lender-Related Person (in the case of clause (x)) or such Loan Party or its Subsidiaries or Related Parties (in the case of clause (y)) (in each case, as determined by a final and nonappealable decision of a court of competent jurisdiction), and (ii) none of Loan Parties, the Administrative Agent, any Lender, or any of their respective Related Parties shall assert, and each Borrower (and, by the execution of the Loan Documents to which it is a party, each other Loan Party), the Administrative Agent and each Lender hereby waives, any Liabilities against the Administrative Agent, any Lender, any Loan Party or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.14 shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, to the extent so provided in Section 10.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

Section 10.15 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower, any other Loan Party, any of the Parent Borrower’s shareholders or any other Person.

Section 10.16 No Fiduciary Relationship. The relationship between the Loan Parties on the one hand and the Administrative Agent, each other agent party hereto and each Lender on the other is solely that of debtor and creditor, and neither the Administrative Agent, nor any other agent party hereto nor any Lender has any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Loan Parties on the one hand and the Administrative Agent, each other agent party hereto and each Lender on the other to be other than that of debtor and creditor. In addition, the Administrative Agent, each other agent party hereto and each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated hereby.

Section 10.17 Construction. Each Loan Party, the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.18 USA Patriot Act and Canadian Anti-Money Laundering Legislation.

(a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(b) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Borrowers, their respective Affiliates, directors, officers and employees, the Transactions and any other transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c) If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(iii) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

Section 10.19 Parallel Debt (Covenant to pay the Administrative Agent).

(a) Notwithstanding any other provision of this Agreement, each Parallel Debt Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Parallel Debt Loan Party to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document (the “Parallel Debt”).

(b) The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Parallel Debt Loan Party under this Section 10.19.

(c) Any amount due and payable by a Parallel Debt Loan Party to the Administrative Agent under this Section 10.19 shall be decreased to the extent that the other Secured Parties have received payment in full or in part (which payment has not been rescinded or otherwise required by any Governmental Authority to be restored or returned) of the corresponding amount under the other provisions of the Loan Documents, and any amount due and payable by a Parallel Debt Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received payment in full or in part (which payment has not been rescinded or otherwise required by any Governmental Authority to be restored or returned) of the corresponding amount under this Section 10.19. For the absence of doubt, the Administrative Agent shall not demand payment from a Parallel Debt Loan Party under the Parallel Debt to the extent that such Parallel Debt Loan Party’s corresponding obligations under the Loan Documents have been irrevocably repaid or, in the case of Guarantee obligations, discharged.

Section 10.20 Belgian Loan Documents.

For the purposes of the Loan Documents governed by Belgian law, each Secured Party appoints the Administrative Agent as its representative in accordance with (A) Article 5 of the Belgian Act of 15 December 2004 on financial collateral arrangements and several Tax dispositions in relation to security collateral arrangements and loans of financial instruments; and (B) Article 3 of Book III, Title XVII of the Belgian Civil Code, which appointment is hereby accepted.

With regard to the Belgian Civil Code provisions: (i) each party hereto agrees to waive Article 5.74, Article 5.90, second paragraph and Article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under Article 5.74, Article 5.90, second paragraph or Article 5.239, §2 of the Belgian Civil Code, (ii) each party hereto expressly and irrevocably waives (for itself and on behalf of any of its Affiliates) to the fullest extent legally permitted: (A) any non-contractual claim or right it may have against any party hereto pursuant to article 6.3, §1 of the Belgian Civil Code in respect of any breach by any party hereto of any of its obligations under any Loan Document, and (B) any non-contractual claim and right it may have against any Auxiliaries of each other party hereto pursuant to article 6.3, §2 of the Belgian Civil Code in connection with any Loan Document, and (iii) each party hereto agrees that the foregoing clauses (i) and (ii) shall apply to each Loan Document governed by Belgian law, without prejudice to the rights of the Loan Parties as expressly set forth herein and therein. For the purposes hereof, “Auxiliary” means any person or entity who performs (in whole or in part) any obligation of a party hereto, is engaged in relation to the performance of any obligation under any Loan Document, or represents a party hereto in connection with any Loan Document (whether in its own name and/or for its own account, or in the name and/or for the account of a party hereto), including auxiliaries (“hulppersonen/auxiliaires”) of a party hereto as referred to in article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a Party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment. Each Person who become a Lender after the date of this Agreement expressly waives any priority of ranking such Person may have in connection with the Loan Documents pursuant to the Belgian Act of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier) and/or Articles 81ter to 81undecies of the Belgian Mortgage Act (Hypotheekwet/Loi hypothécaire).

Where this Agreement refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.

Section 10.21 Additional Borrowers; Removal of Subsidiary Borrowers.

(a) The Parent Borrower may designate any wholly-owned Subsidiary as a Borrower under any Revolving Commitments or any Incremental Facility (an “Additional Borrower”); provided that the Administrative Agent shall be reasonably satisfied that, with respect to any such Subsidiary which is not a Domestic Subsidiary, the applicable Lenders to such Additional Borrower may make loans and other extensions of credit to such Subsidiary in such person’s jurisdiction of organization in compliance with applicable laws and regulations, without being required or qualified to do business in such jurisdiction and without being subject to any unreimbursed or unindemnified Taxes or other expense. Such wholly-owned Subsidiary shall become an Additional Borrower and a party to this Agreement, and all references to the “Borrowers” and “Subsidiary Borrowers” shall also include such Additional Borrower, as applicable, upon (i) the applicable Additional Borrower becoming a party to this Agreement by delivering to the Administrative Agent (x) an executed counterpart to the U.S. Security Agreement (to the extent is a Domestic Subsidiary) or a Foreign Collateral Document (to the extent such Subsidiary is not a Domestic Subsidiary) and (y) an executed counterpart to a joinder agreement in form and substance reasonably acceptable to the Administrative Agent to each of this Agreement and the Guaranty Agreement (it being agreed that the Lenders hereby authorize the Administrative Agent to execute and deliver any such joinder agreement), (ii) the Administrative Agent shall have received documents, certificates and other deliverables with respect to the applicable Additional Borrower consistent in scope with such items delivered pursuant to Sections 4.01(b), (c) (or (d) in the case of a Dutch Subsidiary Borrower) and (e), as applicable, on the Effective Date with respect to the other Loan Parties and (iii) the Lenders being provided with ten (10) Business Days’ prior notice (or such shorter period of time as the Administrative Agent shall reasonably agree) of any Additional Borrower being added pursuant to this Section 10.21. This Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 10.21. Notwithstanding any other provision of this Agreement to the contrary (including Section 10.02), any such deemed amendment may be memorialized in writing by the Administrative Agent with the Parent Borrower’s consent, but without the consent of any other Lenders, and furnished to the other parties hereto.

(b) The Parent Borrower may remove any Subsidiary as a Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Borrower, cash collateralization of all Obligations or Foreign Loan Party Obligations, as applicable, in respect of any Letters of Credit issued for the account of such Borrower and repayment in full of all other amounts owing by such Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment or cash collateralization shall be in accordance with the other terms of this Agreement) (a “Termination Letter”). The delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (x) any Obligation or Foreign Loan Party Obligation, as applicable, of such Borrower that remains unpaid at the time of such delivery, (y) the Obligations of the Parent Borrower or any other Loan Party with respect to any such unpaid Obligations or Foreign Loan Party Obligations, as applicable or (z) any Obligation or Foreign Loan Party Obligation, as applicable, of any other Loan Party.

Section 10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the arrangers and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.24 Net Short Lenders. Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders, the Required TLA Lenders or the Required RC Lenders, as applicable, have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required by the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank, a Lead Arranger or Affiliate of a Lead Arranger or a Revolving Lender that becomes a party hereto) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without the written consent of the Parent Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrowers or other Loan Parties or any instrument issued or guaranteed by any of the Borrowers or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than 5.0% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrowers or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrowers or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than 5.0% of the components of such index. In connection with any such determination, each Lender (other than any Lender that is a Regulated Bank, a Lead Arranger or Affiliate of a Lead Arranger or a Revolving Lender that becomes a party hereto) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrowers and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Net Short Lender or make any calculations, investigations or determinations with respect to whether any Lender is a Net Short Lender or prospective Net Short Lender or (y) have any liability with respect to or arising out of the voting in any amendment or waiver by any such entity (other than to exclude from the calculation of Required Lenders, the Required TLA Lenders or the Required RC Lenders, as applicable, the interests of any such Net Short Lender).

Section 10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered QFC Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered QFC Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered QFC Party or a BHC Act Affiliate of a Covered QFC Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered QFC Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered QFC Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI

Collection Allocation Mechanism

Section 11.01 Implementation of CAM.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VIII and (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Loan Party in respect of each such Credit Facility and each LC Reserve Account established pursuant to Section 11.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Credit Facility.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Security Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

Section 11.02 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed by any Borrower or with the proceeds of a Revolving Loan, each Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds and in dollars, an amount equal to such Revolving Lender’s Applicable Percentage (as notified to such Lender by the Administrative Agent) of such Letter of Credit’s undrawn face amount (or, in the case of any Letter of Credit denominated in a currency other than dollars, the Dollar Equivalent thereof) or (to the extent it has not already done so) such Letter of Credit’s unreimbursed drawing (or, in the case of any Letter of Credit denominated in a currency other than dollars, the Dollar Equivalent thereof), together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Revolving Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Revolving Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in clauses (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of the Parent Borrower or any other Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the LC Reserve Account of each Revolving Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing (or in the case of any drawing under a Letter of Credit denominated in a currency other than dollars, the Dollar Equivalent of such drawing), deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Revolving Lenders under Section 2.05(e) (but not of the Parent Borrower and the other Borrowers under Section 2.05(f), respectively). In the event any

Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 11.02, the Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 11.01. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent and the Issuing Bank, any Revolving Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Revolving Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Revolving Lender of any amounts from its LC Reserve Account as contemplated by clauses (a), (b), (c) and (d) of this Section 11.02, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Revolving Lender that has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in clause (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

[Signature Pages Begin on the Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DARLING INGREDIENTS INC., as Parent Borrower

By:	/s/ Martijn van Steenpaal
Name:	Martijn van Steenpaal
Title:	Senior Vice President and Treasurer

DARLING INTERNATIONAL CANADA INC., as Canadian Borrower

By:	/s/ Martijn van Steenpaal
Name:	Martijn van Steenpaal
Title:	Senior Vice President and Treasurer

DARLING INTERNATIONAL NL HOLDINGS B.V., as Dutch Parent Borrower

By:	/s/ Martijn van Steenpaal
Name:	Martijn van Steenpaal
Title:	Authorized Signatory

DARLING INGREDIENTS INTERNATIONAL HOLDING B.V., as Dutch Subsidiary Borrower

By:	/s/ Martijn van Steenpaal
Name:	Martijn van Steenpaal
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Revolving Lender, an Issuing Bank and Swingline Lender

By:	/s/ Sean Bodkin
Name:	Sean Bodkin
Title:	Executive Director

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Lender

By:	/s/ Scott Blackman
Name:	Scott Blackman
Title:	SVP

[Signature Page to Third Amended and Restated Credit Agreement]

BNP PARIBAS, as a Revolving Lender,

By:	/s/ Claudia Zarate
Name:	Claudia Zarate
Title:	Managing Director

By:	/s/ Alan Vitulich
Name:	Alan Vitulich
Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, N.A. as a Revolving Lender

By:	/s/ Nelson Costello
Name:	Nelson Costello
Title:	Authorized Signer

[Signature Page to Third Amended and Restated Credit Agreement]

PNC Bank, National Association, as a Revolving Lender

By:	/s/ Janine Z Tweed
Name:	Janine Z Tweed
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

COÖPERATIEVE RABOBANK U.A. NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Shane Bownds
Name:	Shane Bownds
Title:	Managing Director

By:	/s/ Joshua Leonard
Name:	Joshua Leonard
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as a Revolving Lender

By:	/s/ Mike Tkach
Name:	Mike Tkach
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

TRUIST BANK, as a Revolving Lender

By:	/s/ Steve Curran
Name:	Steve Curran
Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

COMERICA BANK, as a Revolving Lender

By:	/s/ John Smithson
Name:	John Smithson
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

Commerce Bank, as a Revolving Lender

By:	/s/ Josh Boesen
Name:	Josh Boesen
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC Bank USA, N.A., as a Revolving Lender

By:	/s/ Andrew Laughlin
Name:	Andrew Laughlin
Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

Capital Farm Credit, ACA, as agent/nominee for Capital Farm Credit, PCA as a Farm Credit Term A Lender

By:	/s/ Amy Draznin
Name:	Amy Draznin
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

Schedule 1.09

Agreed Security Principles

[See attached.]

Schedule 1.09

Agreed Security Principles

General Principles

1.1 These Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from certain Loan Parties in certain jurisdictions. In particular:

(a) general statutory limitations, “earnings stripping”, “controlled foreign corporation”, capital maintenance, liquidity maintenance, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims, regulatory restrictions and similar principles may limit the ability of a Restricted Subsidiary to provide a guarantee or security or may require that the guarantee and/or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant Restricted Subsidiary may provide having regard to applicable law;

(b) a factor in determining whether or not security shall be taken or guarantees shall be granted is the applicable burden, difficulty, consequences or cost which shall not be disproportionate to the benefit to the Secured Parties (or any other beneficiary of the security) of obtaining such security or guaranty as reasonably determined by the Parent Borrower and the Administrative Agent. For these purposes “cost” includes, but is not limited to, any adverse consequence, income or corporate tax cost, registration taxes payable on the creation or for the continuance of any security, notary costs, stamp, intangibles or other tax, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of security or guarantor, or any of their respective direct or indirect owners, subsidiaries or affiliates;

(c) any guaranty or security otherwise required to be provided shall be limited to the extent that such provision of guarantees or security would require a governmental (including regulatory) consent, approval, license or authorization or to the extent such provision of guarantees or security would require consent of a third party under the terms of any applicable contract, instrument or constitutional document;

(d) guarantees should not be granted and security shall not be created or perfected to the extent that it would reasonably be expected to result in the directors, officers, employees, managers or similar persons of the relevant grantor of such guarantee or security, as applicable, being provided in contravention of any statutory duty in such capacity or their fiduciary duties and/or which would reasonably be expected to result in a material risk of personal, civil or criminal liability on the part of any such person;

(e) any assets the subject of third party contracts or agreements (including shareholder agreements, joint venture agreements, license arrangements and leases) which would prevent or prohibit those assets from being subject to legal, valid, binding and enforceable security (or assets which, if charged, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the group in respect of those assets or which require any member of the group to take any action materially adverse to the interests of the group or any member thereof) will be excluded from the security created by any relevant security document;

(f) the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such duty, fee, taxes and duties (as reasonably determined by the Parent Borrower and the Administrative Agent);

(g) where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security (as reasonably determined by the Parent Borrower and the Administrative Agent), security will be granted over the material assets only;

(h) the giving of a guarantee, the granting of security or the perfection of the security granted will not be required to the extent that it would have a material adverse effect on the tax arrangements of any Borrower or any Guarantor;

(i) the consent of certain supervisory boards, works councils or other external bodies or persons may be required to enable a Guarantor to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that commercially reasonable efforts have been used by the relevant member of the Group for a maximum period of thirty (30) days (provided that the relevant member of the Group is satisfied that such efforts will not involve placing commercial relationships with third parties in jeopardy) to obtain the relevant consent (in each case if the Administrative Agent, taking into account the Parent Borrower’s view on any potential impact on relationships with third parties, reasonably requests the Parent Borrower to do so);

(j) no perfection action will be required in nations, countries or other jurisdictions in which a Guarantor is not located but perfection action may be required in the jurisdiction of incorporation of one Guarantor in relation to pledge of the Equity Interests of such Guarantor by another Guarantor located in another jurisdiction;

(k) no action will be required to be taken in relation to the guarantees or security when any Secured Party assigns, transfers, pledges, participates or sub-participates any of its interests in the Credit Facilities other than, as part of primary syndication, the Parent Borrower will (and will procure that each relevant Loan Party will) execute such documents and take such steps, as reasonably requested by the Administrative Agent acting reasonably to perfect a transfer of rights or obligations to a new Lender and the cost of any such action shall be for the account of the Lenders;

(l) information, such as lists of assets, will be provided if and only to the extent required by local law to be provided to perfect or register the relevant security and will be provided annually with the annual financial statements upon request at any time after acceleration;

(m) no real property security or collateral will be required and no title investigations, review documentation (including in relation to leases, trade receivables or inventory), reviews of registers (including in relation to intellectual property), surveys or other due diligence of any kind will be required and no title insurance will be required; and

(n) no security will be required over hedging agreements.

2.	Guarantees and Security

2.1 Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the relevant Guarantor under the Loan Documents, in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

2.2 No Foreign Subsidiary of the Parent Borrower (or a Subsidiary that is a Disregarded Domestic Person) shall be required to give a guarantee or pledge any of its assets (including shares in a subsidiary) as security for an obligation of a United States Person (as defined in the United States Internal Revenue Code of 1986, as amended). Furthermore, not more than sixty-five percent (65%) of the total combined voting power of all classes of shares entitled to vote of any such subsidiary may be pledged directly or indirectly as security for an obligation of a United States Person. These principles also apply with respect to any entity that (i) was not a guarantor and/or an entity whose shares were pledged on or after the Effective Date and (ii) becomes a United States Person and/or a Foreign Subsidiary following any guarantee or pledge of assets or shares. These principles also apply to any relevant provision under the Loan Documents (including any relevant hedging agreement) as applicable under the Credit Agreement.

2.3 No Foreign Subsidiary or a Subsidiary that is a Disregarded Domestic Person shall be required to give a guarantee of any of the Obligations or grant a security interest in any of its assets; provided that the Specified Foreign Subsidiaries may be required to give a guarantee of the Foreign Obligations or grant security as set forth in Section 2.4 below.

2.4 The only security that will be required to be provided by any Specified Foreign Subsidiary will be a pledge of the equity interests held by such Specified Foreign Subsidiary as the shareholder of any other Specified Foreign Subsidiary. The Specified Foreign Subsidiaries shall not be required to guarantee any Obligations other than the Foreign Obligations.

3.	Terms of Security Documents

3.1 Security shall (to the extent legally possible, subject to the general principles herein) be created in favor of the Administrative Agent on behalf of or as trustee for the Secured Parties (provided that “Parallel Debt” provisions may be used where necessary and such provisions will be contained in the Credit Agreement and not the individual security documents, unless agreed by the Parent Borrower and the Administrative Agent as being required to avoid an amendment to the Credit Agreement), to secure all liabilities under the Credit Facilities (to the extent permitted by local law and subject to the provisions of these Agreed Security Principles).

3.2 The following principles will be reflected in the terms of any security taken as part of this transaction:

(a) security will not be enforceable in respect of the Loan Obligations until an Event of Default has occurred and is continuing and the Loans have been accelerated; and

(b) each of the Administrative Agent and the other Secured Parties should only be able to exercise any power of attorney granted to it under the security documents during the continuance of an Event of Default.

3.3 Other than with respect to security documents governed by the laws of the United States or any state thereof (which will be substantially in the form of those in existence in connection with the Existing Credit Agreement immediately prior to the Effective Date (as in effect on the Effective Date (as amended, restated, amended and restated, supplemented or otherwise modified and/or confirmed as of the Effective Date))), the security documents should only operate to create security rather than to impose new commercial obligations; accordingly they should not contain any additional representations and warranties, covenants, undertakings, boiler plate or other terms not contained in the Credit Agreement (such as in respect of title, insurance, information or the payment of costs) unless these are provisions strictly required for the creation or perfection of the security and are no more onerous than the terms of the Credit Agreement and the security documents applicable to the Domestic Loan Parties or are required by local law.

3.4 The security documents should not operate so as to prevent transactions which are not otherwise prohibited under the Credit Agreement or to require additional consents or authorizations with respect to such transactions.

3.5 The Administrative Agent and the Parent Borrower shall negotiate the form of each security document in good faith in accordance with the terms set out herein. Notwithstanding anything to the contrary, any guarantee and security arrangements agreed by the Administrative Agent and the Parent Borrower from time to time (including the identity and category of assets subject or not subject to security) shall be deemed to satisfy all relevant obligations to provide guarantees in respect of the Obligations and security therefor.

4.	Bank Accounts

4.1 No Loan Party shall be required to grant security over its bank accounts and no Loan Party shall be required to take any actions with respect to its bank accounts.

5.	Real Estate

5.1 No legal mortgage or similar local security will be given over real property.

5.2 No fixed security will be given over leasehold interests.

6.	Fixed Assets

6.1 If a Guarantor grants security over its fixed assets, it shall be free to deal with those assets in the ordinary course of its business (unless otherwise restricted in the Credit Agreement) until an Event of Default has occurred and is continuing and the Loans have been accelerated under the Credit Agreement.

6.2 If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

7.	Insurance Policies

7.1 No loss payee or other endorsement shall be made on any insurance policy.

8.	Intellectual Property

8.1 If a Guarantor grants security over its intellectual property, it shall be free to deal with those assets in the ordinary course of its business (including, without limitation, allowing its intellectual property to lapse if permitted by the Loan Documents) subject to the provisions of the Credit Agreement until an Event of Default has occurred and is continuing and the Loans have been accelerated under the Credit Agreement.

8.2 No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until an Event of Default has occurred and is continuing and the Loans have been accelerated under the Credit Agreement.

8.3 The security documents will not provide for registration of the security over intellectual property outside of the jurisdiction of incorporation of the Guarantor unless otherwise agreed by the Administrative Agent and such Guarantor.

9.	Intercompany Receivables

9.1 If a Guarantor grants security over its intercompany receivables, it shall be free to deal with those receivables in the ordinary course of its business until an Event of Default has occurred and is continuing and the Loans have been accelerated under the Credit Agreement.

9.2 If required by local law to perfect the security, notice of the security will be served on the Administrative Agent within five (5) Business Days of the security being granted.

9.3 If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Trade Receivables and Inventory

10.1 If a Guarantor grants security over its trade receivables and/or its inventory, it shall be free to deal with those receivables and/or inventory in the ordinary course of its business until an Event of Default has occurred and is continuing and the Loans have been accelerated under the Credit Agreement.

10.2 No notice of security may be served until the occurrence of an Event of Default which is continuing and the Loans have been accelerated under the Credit Agreement.

10.3 If required under local law, security over trade receivables and inventory will be registered subject to the general principles set out in these Agreed Security Principles.

10.4 No security shall be granted over receivables secured by or governed by Dutch law which cannot be secured under the terms of the relevant underlying contract.

11.	Shares / Quotas / Equity Interests

11.1 The security document will be governed by the laws of the person whose shares, quotas or Equity Interests are being secured and not by the law of the country of the person granting the security.

11.2 Until an Event of Default has occurred and is continuing and five (5) Business Days’ notice has been given to the relevant securing person, that securing person will be permitted to retain dividends and other payments to which they may be entitled as shareholders, quotaholders or other equityholders and to exercise voting rights to any shares, quotas or Equity Interests pledged by it in any manner not otherwise prohibited by the Credit Agreement and the company whose shares, quotas or Equity Interests have been pledged will, subject to the terms of the Credit Agreement, be permitted to pay dividends (provided that in Germany voting rights will remain with the securing person at all times).

11.3 To the extent required pursuant to the terms of the Loan Documents and the Agreed Security Principles and not previously entered into prior to the Effective Date, as soon as reasonably practicable following execution of the share pledge (and only to the extent the relevant shares are certificated and it is customary in the relevant jurisdiction to do so), the share certificate and a stock transfer form executed in blank will be provided to the Administrative Agent and where necessary to provide the holder of such certificate power to transfer ownership of the Equity Interests represented thereby, the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent.

11.4 Any Loan Documents entered into prior to the Effective Date will be amended or otherwise modified, to the extent necessary, to reflect the general principles set out in these Agreed Security Principles as amended, restated, amended and restated, supplemented or otherwise modified or confirmed as of the Effective Date.

12.	Releases / Termination

12.1 No security document shall conflict with, or impose additional conditions, restrictions or obligations with respect to, the provisions of the Credit Agreement regarding releases of security interests, Loan Parties and/or their assets (including Equity Interests owned by such Loan Parties).

12.2 Each security document shall provide that the security granted thereby shall terminate in accordance with the applicable provisions of the Credit Agreement (and such security document shall not conflict with such termination provisions), it being understood that additional documentation may be necessary or desirable to evidence or effectuate such termination in the applicable jurisdiction.

EXHIBIT A

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Third Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	DARLING INGREDIENTS INC., DARLING INTERNATIONAL CANADA INC., DARLING INTERNATIONAL NL HOLDINGS B.V., DARLING INGREDIENTS INTERNATIONAL HOLDING B.V. [AND] [ADD ADDITIONAL BORROWERS IF APPLICABLE].

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement identified below

5.	Credit Agreement:	The Third Amended and Restated Credit Agreement, dated as of June 25, 2025, among Darling Ingredients Inc., Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders parties thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other agents parties thereto.

[1]	Select as applicable.

6.	Assigned Interest:

Facility/Loans Assigned	Aggregate Amount of Commitment/Loans for all Lenders			Amount of Commitment/Loans Assigned			Percentage Assigned of Commitment/Loans[2]
Revolving Facility		[	][3]		[	]		%

Farm Credit Term A Facility	$			$				%

[Ancillary Facility]		[	][4]		[	]		%

Effective Date:         , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Specify currency.
[4]	Specify currency.

[Consented to and][5] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:][6]

DARLING INGREDIENTS INC.

By:
Name:
Title:

[Consented to:][7]

[ISSUING BANK]

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

DARLING INGREDIENTS INC.

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies all requirements to be an assignee under Section 10.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder) and that it is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered or made available pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email (including in “.pdf” or “.tif” files) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

EXHIBIT B

Form of Guaranty Agreement

[See attached]

B-1

Execution Version

FOURTH AMENDED AND RESTATED GUARANTY AGREEMENT

This FOURTH AMENDED AND RESTATED GUARANTY AGREEMENT, dated as of June 25, 2025 (this “Guaranty Agreement”), is made by and among the Parent Borrower (as defined below), each of the undersigned Subsidiary Loan Parties, any Subsidiary Loan Party hereafter added as a Guarantor (as defined below) and the Agent (as defined below). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below).

WHEREAS, DARLING INGREDIENTS INC., a Delaware corporation (the “Parent Borrower”), has entered into that certain Second Amended and Restated Credit Agreement, dated as of January 6, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, the other Borrowers party thereto, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as the administrative agent, and in connection therewith, the Parent Borrower and certain of the Parent Borrower’s Subsidiaries, from time to time prior to the date hereof, entered into that certain Third Amended and Restated Guaranty Agreement, dated as of September 18, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Guaranty Agreement”);

WHEREAS, the Parent Borrower and the other applicable parties thereto have agreed to amend and restate the Existing Credit Agreement pursuant to that certain Third Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as the administrative agent (the “Agent”); and

WHEREAS, in connection with the Credit Agreement, the Parent Borrower, the Agent and the Subsidiary Loan Parties party hereto have agreed to amend and restate the Existing Guaranty Agreement as set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, (x) each of the Parent Borrower and the undersigned Subsidiary Loan Parties (together with any Subsidiary Loan Party hereafter added as a “Guarantor” pursuant to a Subsidiary Joinder Agreement, each a “Guarantor” and, collectively, the “Guarantors”) hereby irrevocably and unconditionally guarantees to the Secured Parties (the “Guaranteed Secured Parties”) the full and prompt payment and performance of the Guaranteed Indebtedness (as defined below) and (y) each party hereto hereby agrees to amend and restate the Existing Guaranty Agreement as set forth herein.

1. As used in this Guaranty Agreement, the following terms have the following meanings:

“Adjusted Maximum Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty Agreement determined in accordance with the provisions hereof; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Contributing Guarantor for purposes of Section 2, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.

“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty Agreement (including, without limitation, in respect of Section 2).

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Agent; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Adjusted Maximum Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty Agreement in respect of the obligations guarantied, as applicable.

“Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor.

“Guaranteed Indebtedness” means all of the Obligations, as defined in the Credit Agreement and the other Loan Documents, including (a) any increases, extensions and rearrangements of the Obligations under any amendments, restatements, amendment and restatements, supplements or other modifications of the documents and agreements creating the Obligations and (b) any and all post-petition interest and expenses (including attorneys’ fees in accordance with the terms and conditions of the Credit Agreement) arising in connection with any proceeding under any bankruptcy, insolvency, or other similar law whether or not allowed in such proceeding; provided that the Guaranteed Indebtedness shall be limited, with respect to each Guarantor, to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 544 or 548 of the United States Bankruptcy Code or under any applicable state or local law relating to fraudulent transfers or conveyances or under other local law limitations set forth in any applicable Subsidiary Joinder Agreement; provided further that notwithstanding anything herein to the contrary, with respect to any Foreign Subsidiary Loan Party or any Subsidiary Loan Party that is a Disregarded Domestic Person, (i) “Guaranteed Indebtedness” shall only mean the Foreign Obligations and with respect to clauses (a) and (b) above, shall only include such amounts as they relate to the Foreign Obligations and (ii) notwithstanding any other provision of this Guaranty Agreement to the contrary, the Guaranteed Indebtedness and any guarantee of Obligations or Foreign Obligations shall be subject to the limitations set out in Section 9 and Section 10 of this Guaranty Agreement or any other limitations as reasonably agreed by the Agent and such Foreign Subsidiary Loan Party in accordance with the Agreed Security Principles and set forth in any applicable Subsidiary Joinder Agreement; provided further that for purposes of determining any guarantee obligations of any Guarantor under this Guaranty Agreement, the definition of “Obligations” (and for the avoidance of doubt “Foreign Obligations”) shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

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“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Subsidiary Joinder Agreement” means a subsidiary joinder agreement substantially in the form attached as Exhibit A hereto.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

2. The Guarantors together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty Agreement. Accordingly, in the event any payment or distribution is made by a Guarantor under this Guaranty Agreement (a “Funding Guarantor”) that exceeds its Fair Share, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

3. This instrument shall be an absolute, continuing, irrevocable and unconditional guaranty of payment and performance, and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the Date of Full Satisfaction in accordance with the terms and conditions of the Credit Agreement. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Borrower may have against any Guaranteed Secured Party or any other party, or which any Guarantor may have against any Borrower, any Guaranteed Secured Party or any other party, shall be available to, or shall be asserted by, any Guarantor against any Guaranteed Secured Party or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof until the Date of Full Satisfaction in accordance with the terms and conditions of the Credit Agreement.

4. If a Guarantor becomes liable for any Indebtedness owing by any Borrower to any Guaranteed Secured Party by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of the Guaranteed Secured Parties hereunder shall be cumulative of any and all other rights that any Guaranteed Secured Party may ever have against such Guarantor. The exercise by any Guaranteed Secured Party of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

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5. Upon the occurrence and during the continuance of an Event of Default arising from any Borrower’s default in payment of its Obligations, or any part thereof, when such Obligations become due, whether by its terms, by acceleration, or otherwise, the Guarantors of such defaulted Obligations to the extent constituting Guaranteed Indebtedness shall, jointly and severally, promptly pay the amount due thereon to the Agent, without notice or demand, in the currency required by the Credit Agreement, and it shall not be necessary for the Agent or any other Guaranteed Secured Party, in order to enforce such payment by any Guarantor, first to institute suit or exhaust its remedies against any Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any Collateral which shall have been given to secure such Guaranteed Indebtedness. In the event such payment is made by a Guarantor, then such Guarantor shall be subrogated to the rights then held by the Agent and any other Guaranteed Secured Party with respect to the Guaranteed Indebtedness to the extent the Guaranteed Indebtedness was discharged by such Guarantor and, in addition, upon payment by such Guarantor of any sums to the Agent or any other Guaranteed Secured Party hereunder, all rights of such Guarantor against the applicable Borrower, any other Guarantor or any collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment until the Date of Full Satisfaction in accordance with the terms and conditions of the Credit Agreement. All payments received by the Agent hereunder shall be applied by the Agent to payment of the applicable Guaranteed Indebtedness in the order provided for in Section 2.18(f) of the Credit Agreement.

6. If acceleration of the time for payment of any amount payable by any Borrower under its Obligations is stayed upon the insolvency, bankruptcy, reorganization or any similar proceeding of such Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness relating to such Obligations shall nonetheless be payable by the applicable Guarantors hereunder forthwith on demand by the Agent or the Required Lenders.

7. Each Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event which affects the Guaranteed Indebtedness, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Guarantor:

(a) the taking or accepting of Collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any Collateral now or hereafter securing any or all of the Guaranteed Indebtedness;

(b) any partial release of the liability of any Guarantor hereunder, or the full or partial release of any other guarantor from liability for any or all of the Guaranteed Indebtedness;

(c) any disability of any Borrower, or the dissolution, insolvency, bankruptcy, or any similar proceeding of any Borrower, any Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness;

(d) any renewal, extension, modification, waiver, amendment, restatement, amendment and restatement or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness;

(e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by the Agent or any other Guaranteed Secured Party to any Borrower, any Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness;

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(f) any neglect, delay, omission, failure, or refusal of the Agent or any other Guaranteed Secured Party to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness;

(g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness;

(h) any payment by any Borrower or any other party to the Agent or any other Guaranteed Secured Party is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason the Agent or any other Guaranteed Secured Party is required to refund any payment or pay the amount thereof to someone else;

(i) the settlement or compromise of any of the Guaranteed Indebtedness;

(j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Indebtedness;

(k) any impairment of any Collateral securing any or all of the Guaranteed Indebtedness;

(l) the failure of the Agent or any other Guaranteed Secured Party to sell any Collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law;

(m) any change in the corporate existence, structure, or ownership of any Borrower or any Guarantor; or

(n) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Borrower or any other Guarantor,

(in any case other than upon the Date of Full Satisfaction or the release of such Guarantor in accordance with the terms of the Loan Documents).

8. Each Guarantor represents and warrants to the Agent and the Lenders that the representations and warranties in Sections 3.01, 3.02 and 3.03 of the Credit Agreement to the extent relating to such Guarantor are true and correct in all material respects as of the date hereof and on each date the representations and warranties hereunder are restated pursuant to any of the Loan Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

9. The following limitations shall apply to any Guarantor which is incorporated under the laws of the Federal Republic of Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) (only for the purposes of this Section 9, the “German Guarantor”):

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(a) The enforcement of the guarantee granted by the German Guarantor hereunder (the “GmbH Collateral”) shall be limited as follows:

(1) The enforcement of the GmbH Collateral shall be limited if and to the extent that such GmbH Collateral secures obligations of a shareholder of the German Guarantor or an affiliated company (verbundes Unternehmen) of such shareholder within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (other than any of the German Guarantor’s direct or indirect subsidiaries) and that, in such case, the enforcement of the GmbH Collateral (i) would cause the German Guarantor’s assets less the German Guarantor’s liabilities (the “Net Assets”) to be less than its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or (ii) (if the German Guarantor’s Net Assets are already less than its registered share capital) would cause such deficit to be further increased (Vertiefung der Unterbilanz).

(2) For the purposes of such calculation the Net Assets shall be determined in accordance with the German Commercial Code (Handelsgesetzbuch) save that the following balance sheet items shall be adjusted as follows:

(i) if the registered share capital of the German Guarantor is not fully paid up (nicht voll eingezahlt), the relevant amount which is not paid up shall be deducted from the registered share capital;

(ii) the amount of any increase after the date of this Guaranty Agreement of the German Guarantor’s registered share capital out of capital reserves of such German Guarantor (Kapitalerhöhung aus Kapitalrücklagen) which has been effected without the prior written consent of the Agent shall be deducted from the registered share capital;

(iii) any loan provided to such German Guarantor, insofar as such loan qualifies as equity or subordinated shareholder loan, shall be disregarded; and

(iv) liabilities in relation to loans granted to, and other contractual liabilities incurred by, the German Guarantor in breach of any term of the Credit Agreement shall be disregarded.

(3) In addition, the German Guarantor shall, to the extent legally permissible, realize in a situation where, after enforcement of the GmbH Collateral, the German Guarantor would not have Net Assets in excess of its registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is lower than the market value of the asset unless the relevant asset is necessary for the business of the German Guarantor (Sicherungsabtretung) its respective claim for the purchase price or other proceeds from the realization to the Agent or any nominee appointed by the Agent.

(4) The enforcement of the GmbH Collateral shall initially be excluded pursuant to clause (a)(1) above if no later than ten (10) Business Days following a demand by the Agent to enforce the GmbH Collateral, the managing directors on behalf of the German Guarantor have confirmed in writing to the Agent (the “Management Determination”):

(i) to what extent the GmbH Collateral granted by the German Guarantor is an up-stream or cross-stream security as described in clause (a)(1) above; and

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(ii) which amount of such cross-stream and/or up-stream security cannot be enforced as it would cause the Net Assets of the German Guarantor to be less than (or fall further below) its registered share capital (taking into account the adjustments set out in clause (a)(2) above and the realization duties set out in clause (a)(3) above).

and such confirmation is supported by a calculation which is satisfactory to the Agent, acting reasonably.

Notwithstanding the above, the Agent shall in any event be entitled to enforce the GmbH Collateral for any amounts where such enforcement would, in accordance with the Management Determination, not cause the German Guarantor’s Net Assets to be less than (or to fall further below) the amount if its registered share capital (in each case as calculated and adjusted in accordance with clause (a)(2) above.

(5) Following the Agent’s receipt of a Management Determination, any further enforcement of the GmbH Collateral shall be excluded pursuant to clause (a)(1) above for a period of no more than twenty (20) Business Days only.

If the Agent receives within such twenty (20) Business Days period (i) an up-to-date balance sheet together with (ii) a determination in each case prepared by auditors of international standard and reputation appointed by the German Guarantor either confirming the Management Determination (the “Auditors Determination”), the further enforcement of the GmbH Collateral shall be limited, if and to the extent such enforcement would, in accordance with the Auditor’s Determination cause the German Guarantor’s Net Assets to be less than (or to fall further below) the amount of its registered share capital in each case as calculated and adjusted in accordance with clause (a)(2) above. If the German Guarantor fails to deliver an Auditor’s Determination within twenty (20) Business Days after receipt of the Management Determination, the Agent shall be entitled to enforce the GmbH Collateral without any limitation or restriction.

(6) The limitations set out in this Section 9(a) shall not apply (or, as the case may be, shall cease to apply):

(i) if and to the extent the relevant GmbH Collateral secures any amounts borrowed under the Credit Agreement which are lent, on-lent or otherwise passed on to such German Guarantor or any of its subsidiaries from time to time; or

(ii) if and to the extent the enforcement of the GmbH Collateral will result in a fully valuable recourse claim (vollwertiger Rückgriffanspruch) of the German Guarantor within the meaning of section 30 paragraph 1 sentence 2 of the German Limited Liability Companies Act (GmbH); or

(iii) if and to the extent a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) is or becomes effective with the German Guarantor as dominated entity, unless the German Guarantor evidences by deliver to the Agent, within two (2) weeks following a payment demand of a Secured Party in relation to the GmbH Collateral, a legal opinion prepared by a reputable law firm acceptable to the Agent (acting reasonably) that the payment of the relevant German Guarantor would result in a violation of section 30 or 31 of the German Limited Liability Companies Act (“GmbHG”) irrespective of whether the German Guarantor is a dominated company under a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführunugsvertrag); or

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(iv) if and to the extent for any other reason (including, without limitation, as a result of a change in the relevant rules of law) the deficit (Unterbilanz) referred to in clause (a)(1) above does not constitute a breach of the German Guarantor’s obligations to maintain its registered share capital pursuant to sections 30 et seq. GmbHG, each as amended, supplemented and/or replaced from time to time.

(b) If, prior to the date of enforcement of the GmbH Collateral of the German Guarantor, a final (rechtskräftig) judgement of the Federal High Court of Justice (Bundesgerichtshof) or a Higher Regional Court (Oberlandesgericht) has been passed in relation to section 30 GmbHG which states that the mere existence of a domination agreement (Beherrschungsvertrag) and/or a profit absorption agreement (Gewinnabführungsvertrag) without a fully recoverable recourse claim (vollwertiger Gegenleistungs- oder Rückgriffsanspruch) is not sufficient in order to avoid a violation of section 30 GmbHG, the limitation set out in Section 9(a)(6)(iii) above shall no longer apply.

(c) The provisions of this Section 9 shall apply mutatis mutandis in relation to the general partner of a German Guarantor which is established under the laws of the Federal Republic of Germany as a limited liability partnership (Kommanditgesellschaft) with a German limited liability company (Gesellschaft mit beschränkter Haftung) as its sole general partner (Komplementär) (GmbH & Co. KG).

10. The following limitations shall apply with respect to any Guarantor organized under the laws of Belgium (each a “Belgian Guarantor”):

(a) The Guaranteed Indebtedness shall not include any liability which would constitute unlawful financial assistance as determined in Articles 5:152 or 7:227 of the Belgian Companies and Associations Code.

(b) The Guaranteed Indebtedness, in relation to each Belgian Guarantor and only to the extent the Guaranteed Indebtedness relates to obligations of another Loan Party that is not a Subsidiary of the Belgian Guarantor, shall be limited to the greater of the following amounts:

(1)	an amount equal to 85% (eighty-five per cent.) of the Net Assets of such Belgian Guarantor calculated on the basis of the last audited financial statements available on the date hereof;

(2)

an amount equal to 85% (eighty-five per cent.) of the Net Assets of such Belgian Guarantor calculated on the basis of the last audited financial statements available on the date on which the demand is made under the Loan Documents; and

(3)

the aggregate amount of (a) the amounts borrowed by such Belgian Guarantor and/or its Subsidiaries under the Credit Agreement, outstanding at any given time and (b) any amounts borrowed under the Credit Agreement that have been on-lent or otherwise passed on by the relevant Loan Party to such Belgian Guarantor and/or its Subsidiaries, which has not been repaid or returned.

For purposes of this Section 10, “Net Assets” means the aggregate amount of the assets of such Belgian Guarantor, as determined in accordance with article 5:142 paragraph 3 or article 7:212 paragraph 2 of the Belgian Companies and Associations Code, as shown in the audited financial statements referred to above and as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium.

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To the extent any Belgian Guarantor guarantees the obligations of a Subsidiary, the limitations set out in paragraph (b) above shall not apply.

11. Each Guarantor acknowledges the following:

(a) It has, independently and without reliance upon the Agent or any Lender and based upon such documents and information as it has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.

(b) It is not relying upon the Agent or any Lender to provide (and neither the Agent nor any Lender shall have any duty to provide) any information concerning the financial condition and assets of any Borrower to it either now or in the future.

12. Each Guarantor covenants and agrees that, until the Date of Full Satisfaction, it will comply with all covenants set forth in the Credit Agreement that are applicable to such Guarantor.

13. When an Event of Default exists and is continuing and subject to the terms and conditions of the Credit Agreement, the Agent and each other Guaranteed Secured Party shall, to the fullest extent permitted by law, have the right to set-off and apply against each applicable Guarantor’s Guaranteed Indebtedness constituting Loan Obligations, at any time and without notice to any Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Agent and each other Guaranteed Secured Party to any Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not the Agent or any other Guaranteed Secured Party shall have made any demand under this Guaranty Agreement. Each Guaranteed Secured Party agrees promptly to notify the Borrowers in writing (with a copy to the Agent) after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Agent and other Guaranteed Secured Parties hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or any other Secured Party may have.

14. (a) Each Guarantor agrees that any and all Liens (including any judgment liens), upon any such Guarantor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any such Guarantor’s assets securing payment of the Guaranteed Indebtedness or any part thereof, regardless of whether such Liens that are in favor of a Guarantor, the Agent or any other Guaranteed Secured Party presently exist or are hereafter created or attached. Without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), no Guarantor shall (i) file suit against any other Guarantor or exercise or enforce any other creditor’s right it may have against any other Guarantor or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, receivership, bankruptcy, reorganization, rearrangement, debtor’s relief or other insolvency proceeding) to enforce any obligations of any other Guarantor to such Guarantor or any Liens held by such Guarantor on assets of any other Guarantor.

(b) In the event of any liquidation, receivership, bankruptcy, reorganization, rearrangement, debtor’s relief or other insolvency proceeding involving any Guarantor as debtor, the Agent shall have the right to prove and, to the extent permitted by applicable law, vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Date of Full Satisfaction. The Agent may apply any such dividends, distributions and payments against such Guaranteed Indebtedness in accordance with the Credit Agreement.

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15. Except for modifications made pursuant to the execution and delivery of a Subsidiary Joinder Agreement or as otherwise provided in the Credit Agreement, no amendment or waiver of any provision of this Guaranty Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Guarantors and the Agent (with the consent of the Required Lenders to the extent required by the Credit Agreement). No failure on the part of the Agent or any other Guaranteed Secured Party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16. This Guaranty Agreement is for the benefit of the Guaranteed Secured Parties and their successors and permitted assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Guaranteed Indebtedness so assigned, may be transferred with such Guaranteed Indebtedness. This Guaranty Agreement is binding on each Guarantor and their successors and assigns.

17. Each Guarantor recognizes that the Agent and the Lenders are relying upon this Guaranty Agreement and the undertakings of each Guarantor hereunder and under the other Loan Documents to which each is a party in making extensions of credit to the Borrowers under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty Agreement and the other Loan Documents to which each Guarantor is a party is a material inducement to the Agent and the Lenders in entering into the Credit Agreement and continuing to extend credit thereunder. Each Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement or any other Loan Document to which it is a party other than as may be set forth herein or in the other Loan Documents.

18. Any notice or demand to any Guarantor under or in connection with this Guaranty Agreement or any other Loan Document to which it is a party shall be deemed effective if given to the Guarantor (care of the Parent Borrower) in accordance with the notice provisions in the Credit Agreement.

19. Except as otherwise specifically provided in the Credit Agreement, each Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Borrower of additional indebtedness and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.

20. THIS GUARANTY AGREEMENT, TOGETHER WITH ANY SUBSIDIARY JOINDER AGREEMENT, EMBODIES THE FINAL, ENTIRE AGREEMENT OF EACH GUARANTOR, THE AGENT AND THE OTHER GUARANTEED SECURED PARTIES WITH RESPECT TO EACH GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY AGREEMENT, TOGETHER WITH ANY SUBSIDIARY JOINDER AGREEMENT, IS INTENDED BY EACH GUARANTOR, THE AGENT AND THE OTHER GUARANTEED SECURED PARTIES AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY AGREEMENT, AND NO COURSE OF DEALING AMONG ANY GUARANTOR, AGENT AND ANY OTHER GUARANTEED SECURED PARTY, NO COURSE OF

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PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS AMONG ANY GUARANTOR, THE AGENT AND ANY OTHER SECURED PARTY.

21. This Guaranty Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of (x) this Guaranty Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Guaranty Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”) transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Guaranty Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, (A) the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) the Loan Parties shall be entitled to rely on such Electronic Signature purportedly given on behalf of the Agent, any Lender, any Swingline Lender or any Issuing Bank without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Loan Party, the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, (i) the Guarantors, the Agent, the Lenders and any holder of the Obligations, by their acceptance of the benefits of this Guaranty Agreement, hereby agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Guaranty Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original and (ii) each other party hereto or to any Loan Document and/or Ancillary Document may, at its option, create one or more copies of this Guaranty Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record).

22. This Guaranty Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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23. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCLUDING THE ENFORCEMENT OF THE SECURITY DOCUMENTS TO THE EXTENT SUCH SECURITY DOCUMENTS EXPRESSLY PROVIDE OTHERWISE), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF SUCH PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF SUCH PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

24. Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided however that each Qualified Keepwell Provider shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or under any other local law limitation set forth in any applicable Subsidiary Joinder Agreement, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 24 shall remain in full force and effect until the Date of Full Satisfaction. Each Qualified Keepwell Provider intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25. EACH GUARANTOR SHALL INDEMNIFY THE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (LIMITED TO ONE COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE, AND ONE ADDITIONAL COUNSEL IN EACH JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED OR ANY PROCEEDINGS ARE HELD AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL TO THE INDEMNITEES, TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE SYNDICATION OF THE COMMITMENTS OR THE LOANS, THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS, ANY OTHER ACQUISITION PERMITTED UNDER THE CREDIT AGREEMENT OR ANY OTHER TRANSACTIONS CONTEMPLATED THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE PARENT BORROWER OR ANY

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OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION, ACTION, SUIT, ARBITRATION OR ADMINISTRATIVE, JUDICIAL OR REGULATORY ACTION OR PROCEEDING IN ANY JURISDICTION RELATING TO ANY OF THE FOREGOING (EACH, A “PROCEEDING”), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER OR NOT SUCH PROCEEDING IS BROUGHT BY A GUARANTOR OR ITS RESPECTIVE AFFILIATES, CREDITORS OR ANY OTHER PERSON; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF, OR A MATERIAL BREACH OF ANY OBLIGATION UNDER THE LOAN DOCUMENTS BY, SUCH INDEMNITEE AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION OR ANY DISPUTE SOLELY AMONG THE INDEMNITEES (OTHER THAN A COMMITMENT PARTY, AN ARRANGER OR THE AGENT ACTING IN THEIR RESPECTIVE CAPACITY AS SUCH) AND NOT ARISING OUT OF ANY ACT OR OMISSION OF THE PARENT BORROWER OR ANY OF ITS AFFILIATES OR RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS OR VIOLATIONS OF ENVIRONMENTAL LAWS THAT FIRST OCCUR AT A PROPERTY OWNED OR LEASED BY PARENT BORROWER OR ITS SUBSIDIARIES AFTER SUCH PROPERTY IS TRANSFERRED TO AN INDEMNITEE OR ITS SUCCESSORS OR ASSIGNS BY WAY OF A FORECLOSURE, DEED–IN–LIEU OF FORECLOSURE OR SIMILAR TRANSFER. NOTWITHSTANDING THE FOREGOING, EACH INDEMNITEE SHALL BE OBLIGATED TO REFUND AND RETURN ANY AND ALL AMOUNTS PAID BY THE GUARANTORS OR ANY OTHER LOAN PARTY UNDER THIS SECTION 25 TO SUCH INDEMNITEE FOR ANY SUCH FEES, EXPENSES OR DAMAGES TO THE EXTENT SUCH INDEMNITEE IS NOT ENTITLED TO PAYMENT OF SUCH AMOUNT IN ACCORDANCE WITH THE TERMS HEREOF.

26. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Canadian Loan Party’s Obligations, to the extent such Obligations are secured, shall be several obligations and not joint or joint and several obligations.

27. Each Guarantor hereby irrevocably and unconditionally undertakes to pay to the Agent as creditor in its own right and not as representative of the other Secured Parties, its Parallel Debt. Section 10.19 (Parallel Debt (Covenant to pay the Administrative Agent)) of the Credit Agreement is incorporated herein by reference and shall be deemed to be part of the Guaranty Agreement and the terms thereof shall constitute valid and binding agreements of each Guarantor, enforceable against such Guarantor. For the avoidance of doubt, this is the section referred to as section 24 in the definition of “Secured Obligations” in the Security Documents governed by the law of the Netherlands.

28. This Guaranty Agreement amends and restates, supersedes and replaces the Existing Guaranty Agreement in its entirety; provided that (a) all obligations created by the Existing Guaranty Agreement are continued in full force and effect under (and as amended and restated by) this Guaranty Agreement, (b) this Guaranty Agreement shall not extinguish the obligations for the payment of money outstanding under the Existing Guaranty Agreement and (c) nothing contained herein shall be construed as a substitution or novation of the obligations outstanding under the Existing Guaranty Agreement or a novation of the Existing Guaranty Agreement. With respect to the Security Documents governed by the law of the Netherlands, each Guarantor affirms and confirms that (i) it was its intention at the time of entering into such Security Documents (and it is still its intention and agreement with the Administrative

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Agent) that the security rights created pursuant to such Security Document secure the Obligations as amended, restated, amended and restated and/or supplemented from time to time including by way of the Credit Agreement and (ii) that any amount owed by the Loan Parties under the Credit Agreement are part of the definition of “Secured Obligations” (as defined in such Security Documents).

[signature pages to follow]

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EXHIBIT C

Form of Security Agreement

[See attached]

C-1

Execution Version

FOURTH AMENDED AND RESTATED SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED SECURITY AGREEMENT, dated as of June 25, 2025 (this “Agreement”), by and among DARLING INGREDIENTS INC., a Delaware corporation (the “Parent Borrower”), the undersigned Subsidiaries and any other Subsidiary who may become a party hereto pursuant to the execution and delivery of a Subsidiary Joinder Agreement (together with the Parent Borrower, each a “Debtor” and, collectively, the “Debtors”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Secured Parties (the “Agent”).

R E C I T A L S:

The Parent Borrower entered into that certain Second Amended and Restated Credit Agreement, dated as of January 6, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, the other Borrowers party thereto, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as the administrative agent, and in connection therewith, the Parent Borrower and certain of the Parent Borrower’s Subsidiaries, from time to time prior to the date hereof, entered into that certain Third Amended and Restated Security Agreement, dated as of September 18, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Security Agreement”).

The Parent Borrower and the other applicable parties thereto have agreed to amend and restate the Existing Credit Agreement pursuant to that certain Third Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”) and the Agent.

In connection with the Credit Agreement, the Agent, the Parent Borrower and the other Loan Parties party hereto have agreed to amend and restate the Existing Security Agreement as set forth herein. The execution and delivery of this Agreement is a condition to the Agent’s and the Lenders’ entering into the Credit Agreement and the Lenders’ making the extensions of credit thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to extend credit under the Credit Agreement, the parties hereto hereby agree to amend and restate the Existing Security Agreement in its entirety as follows:

ARTICLE 1.

Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Secured Parties” has the meaning specified in Section 5.3.

“Collateral” has the meaning specified in Section 2.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyrights” means all of the following: (a) all works of authorship, copyrights, works protectable by copyright, copyright registrations and copyright applications, including those identified for each Debtor on Schedule 3.4; (b) all renewals, extensions and modifications thereof; (c) all income, royalties, damages, profits and payments relating to or payable under any of the foregoing; (d) the right to sue for past, present or future infringements of any of the foregoing; and (e) all other rights and benefits relating to any of the foregoing throughout the world.

“Copyright Security Agreement” means, with respect to a Debtor, a security agreement substantially in the form of Annex A attached hereto pursuant to which such Debtor grants to the Agent, for the benefit of the Secured Parties, a security interest in the Copyrights for purposes of recording such security interest with any copyright office of a governmental unit.

“Excluded Swap Obligation” means, with respect to any Debtor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee by such Debtor of, or the grant by such Debtor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Debtor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Debtor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Debtor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Infringement” or “Infringe” means infringement, misappropriation, dilution or other impairment or violation.

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“Intellectual Property” means all intellectual property whether arising under United States, multinational or foreign laws or otherwise, including without limitation, the Copyrights, Patents and Trademarks.

“Intellectual Property License” means any agreement, whether written or oral, pursuant to which (a) any Debtor grants any right under any Copyright, Patent or Trademark or (b) any Debtor is granted any right under any Copyright, Patent or Trademark, including those listed on Schedule 3.4.

“Intellectual Property Security Agreements” means, collectively, any Copyright Security Agreement, any Patent Security Agreement and any Trademark Security Agreement.

“Obligations” means, with respect to each Debtor, all “Obligations” (as such term is defined in the Credit Agreement) ; provided that the obligations secured by this Agreement shall be limited, with respect to each Debtor, to an aggregate amount equal to the largest amount that would not render such Debtor’s obligations hereunder and under the other Loan Documents subject to avoidance under Section 544 or 548 of the United States Bankruptcy Code or under any applicable state law relating to fraudulent transfers or conveyances; provided further that the obligations secured by this Agreement shall not include, with respect to any Debtor, any Excluded Swap Obligations of such Debtor.

“Patent Security Agreement” means, with respect to a Debtor, a security agreement substantially in the form of Annex A attached hereto pursuant to which such Debtor grants to the Agent, for the benefit of the Secured Parties, a security interest in the Patents for purposes of recording such security interest with any patent office of a governmental unit.

“Patents” means all of the following: (a) all patents, patent applications and patentable inventions, including those identified for each Debtor on Schedule 3.4, and all of the inventions and improvements described and claimed therein; (b) all continuations, divisions, renewals, extensions, modifications, substitutions, continuations-in-part or reissues of any of the foregoing; (c) all income, royalties, profits, damages, awards and payments relating to or payable under any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all other rights and benefits relating to any of the foregoing throughout the world.

“Pledged Shares” means, with respect to a Debtor, the Equity Interests identified for such Debtor on Schedule 2.1(c) or (d) attached hereto (as may be amended, supplemented or otherwise modified pursuant to a Subsidiary Joinder Agreement) or on Schedule 1 to an amendment to this Agreement in the form of Exhibit A.

“Registered Intellectual Property” means all registrations and applications for registration of Trademarks, Patents and Copyrights with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement in substantially the form of Exhibit B.

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“Trademarks” means all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing appear, all registrations and recordings thereof and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including those identified for each Debtor on Schedule 3.4; (b) all reissues, extensions and renewals thereof; (c) all income, royalties, damages and payments now or hereafter relating to or payable under any of the foregoing, including damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

“Trademark Security Agreement” means, with respect to a Debtor, a security agreement substantially in the form of Annex A attached hereto pursuant to which such Debtor grants to the Agent, for the benefit of the Secured Parties, a security interest in the Trademarks and the Trademark Licenses for purposes of recording such security interest with the trademark office of any governmental unit.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

Section 1.2 Other Definitional Provisions. Terms used herein that are defined in the Credit Agreement and are not otherwise defined herein shall have the meanings therefor specified in the Credit Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any definition of or reference to any agreement or other documentation herein shall be construed as referring to such agreement or documentation as from time to time the same may be amended, restated, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time. References to “Articles,” “Sections,” “subsections,” “Exhibits” and “Schedules” shall be to Articles, Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. Terms used herein, which are defined in the UCC, unless otherwise defined herein or in the Credit Agreement, shall have the meanings given to such terms in the UCC.

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ARTICLE 2.

Security Interest

Section 2.1 Security Interest. As security for the prompt payment and performance in full when due of its Obligations (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges to the Agent, and grants to the Agent for the benefit of the Secured Parties a continuing security interest in, all of the Debtor’s right, title and interest in and to the following personal property, whether now owned or hereafter arising or acquired and wherever located (collectively with respect to any Debtor or all Debtors, as the context requires, the “Collateral”):

(a) all accounts, money, documents, chattel paper, instruments (including or in addition to, the promissory notes described on Schedule 2.1(a)), commercial tort claims (including commercial tort claims identified in Schedule 2.1(b)), deposit accounts, general intangibles (including all supporting obligations, all Intellectual Property and Intellectual Property Licenses and all right, title and interest in all documentation executed and delivered in connection with any acquisition consummated under the permissions of the Credit Agreement), all goods and all products and proceeds of any of the foregoing; and

(b) all investment property, including, the following:

i. all of the Equity Interests issued by, and all other ownership interest in, the Domestic Subsidiaries described on Schedule 2.1(c) and each other Restricted Subsidiary (that is not either (A) a Foreign Subsidiary, (B) a Disregarded Domestic Person or (C) otherwise Excluded Collateral) hereafter created or acquired and owned by the Debtor;

ii. all of the Equity Interests described on Schedule 2.1(d) and the Debtor’s right, title and interest in any Equity Interests issued by any Restricted Subsidiary that is a Specified Foreign Subsidiary; provided that, to the extent such pledge secures all of the Obligations and not just the Foreign Obligations, the voting Equity Interest in any such Specified Foreign Subsidiary pledged hereunder shall not exceed 65% of the outstanding voting Equity Interests of such Specified Foreign Subsidiary;

iii. all commodity accounts and securities accounts; and

iv. all products and proceeds of the foregoing;

(c) all equipment, fixtures, inventory and other goods and all accessions thereto and all products and proceeds thereof; and

(d) all books and records pertaining to the Collateral.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to, and the term “Collateral” (and any component terms thereof) shall not include, any Excluded Collateral.

Section 2.2 Debtor Remains Liable. Notwithstanding anything to the contrary contained herein: (a) each Debtor shall remain liable under the documentation included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Agent of any of its rights or remedies hereunder shall not release any Debtor from any of its duties or obligations under such documentation; (c) the Agent shall not have any obligation under any of such documentation included in the Collateral by reason of this Agreement; and (d) the Agent shall not be obligated to perform any of the obligations of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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ARTICLE 3.

Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement and the Credit Agreement, as applicable, each Debtor represents and warrants to the Agent and the Lenders that:

Section 3.1 Location of Equipment and Inventory; Third Parties in Possession. As of the date hereof, all of such Debtor’s equipment and inventory (other than such property which is in transit, property under repair, railcars, containers and vehicles for the collection of raw materials held by customers in the ordinary course of business and other property that has a book value in the aggregate which is less than $100,000,000) are located at the places specified in Schedule 3.1.

Section 3.2 Other Investment Property. As of the date hereof, none of the Collateral consisting of interests in a partnership or limited liability company are evidenced by a certificate, except as set forth on Schedule 2.1(c), nor has any such interest been designated a “security” governed by the provisions of Article 8 of the UCC unless evidenced by a certificate.

Section 3.3 Office Locations; Fictitious Names; Predecessor Companies; Tax and Organizational Identification Numbers. As of the date hereof, each Debtor’s chief executive office is listed on Schedule 3.1 and each Debtor’s jurisdiction of organization is located at the place or places identified for such Debtor on Schedule 3.3 (if applicable, as modified in accordance with Section 4.2). Within the last four (4) completed calendar months prior to the date hereof, each Debtor has not had any other chief executive office except as disclosed on Schedule 3.1 or jurisdiction of organization except as disclosed on Schedule 3.3. Schedule 3.1 also sets forth, as of the date hereof, all other places where such Debtor keeps its books and records relating to the Collateral and all other locations where such Debtor has a place of business that conducts business that is material to the operations of the Debtors, taken as a whole. Such Debtor does not do business and has not done business during the past five (5) completed calendar years prior to the date hereof under any legal name, except as disclosed on Schedule 3.3. Schedule 3.3 sets forth a list of all legal names of all of such Debtor’s predecessor companies, including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise), and the chief executive office and jurisdiction of organization of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean, with respect to a Debtor, any entity whose assets or equity interests were acquired by such Debtor or who was merged with or into such Debtor, in each case, within the last four (4) months prior to the date hereof. Each Debtor is a registered organization and its United States Federal Income Tax identification number (if applicable) and organizational identification number (if applicable) are each identified on Schedule 3.3 (if applicable, as modified in accordance with Section 4.2).

Section 3.4 Intellectual Property. Schedule 3.4 lists all material Registered Intellectual Property owned by such Debtor in its own name on the date hereof, noting in each case the relevant registration, application or serial number and the jurisdiction of registration or application. Schedule 3.4 lists all Intellectual Property Licenses pursuant to which such Debtor is granted any exclusive right under any Registered Intellectual Property, noting in each case the

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title of each Intellectual Property License, the counterparty to such Intellectual Property License and the date of such Intellectual Property License. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each Debtor owns or has the right to use all Intellectual Property that is necessary to its business as currently conducted or as proposed to be conducted, free of all Liens, except for Liens permitted by Section 6.02 of the Credit Agreement and (b) to the knowledge of such Debtor, the use of such Intellectual Property by such Debtor does not Infringe upon the rights of any other Person and the Intellectual Property owned by any Debtor is not being infringed by any other Person. On the date hereof, to the knowledge of such Debtor, all material Registered Intellectual Property owned or exclusively licensed by such Debtor is valid, unexpired and enforceable, and is not being Infringed by any other Person. On the date hereof, to the knowledge of such Debtor, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of, or such Debtor’s rights in, any Intellectual Property owned by such Debtor in any respect, and such Debtor knows of no valid basis for the same, in each case that could reasonably be expected to result in a Material Adverse Effect. On the date hereof, to the knowledge of such Debtor, no action or proceeding is pending, threatened, or imminent seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Debtor’s interest therein, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.5 Perfected Security Interests. (a) Subject to the limitations set forth in clause (b) of this Section 3.5, the security interests granted pursuant to this Agreement (i) will constitute valid perfected security interests in the Collateral (with respect to perfection, as to which perfection may be obtained by the filing or other actions described in this Section 3.5(a)) in favor of the Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing of financing statements naming each Debtor as debtor and the Agent as secured party and describing the Collateral in the applicable filing offices; (B) in the case of instruments and certificated securities, upon the earlier of “possession” or “control” (each as defined in the UCC) by the Agent thereof and the filing of the financing statements referred to in clause (A), and/or (C) in the case of Registered Intellectual Property included in the Collateral, the completion of the filing, registration and recording of fully executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, as the case may be, (x) with respect to Patents and Trademarks, in the United States Patent and Trademark Office within the three-month period commencing as of the date hereof or, in the case of Patents or Trademarks acquired after the date hereof, within the three-month period commencing as of the date of such acquisition, (y) with respect to Copyrights, in the United States Copyright Office within the one-month period commencing as of the date hereof or, in the case of Copyrights acquired after the date hereof, within the one-month period commencing as of the date of such acquisition and (z) otherwise as may be required pursuant to the laws of any other jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted by Section 6.02 of the Credit Agreement.

(b) Notwithstanding anything to the contrary herein, no Debtor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the Uniform Commercial Code as enacted in the relevant jurisdictions of formation or incorporation of such Debtors, (ii) filings with the United States Patent and Trademark

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Office and/or the United States Copyright Office with respect to Registered Intellectual Property and (iii) in the case of Collateral that constitutes instruments, certificated securities or negotiable documents, possession or control by the Agent in the United States; provided that (x) foreign filings and agreements may be required by the Agent in the case of any Collateral located in a jurisdiction in which a Loan Party is then organized, (y) a foreign pledge or security agreement may be required, in the reasonable discretion of the Agent; provided that no such agreement shall be required to be governed by the laws of a jurisdiction other than the one in which a Loan Party is then organized and (z) any commercial tort claim of a Debtor where the amount in controversy is equal to or exceeds $100,000,000, individually, shall be required to be perfected. Additionally, no Debtor shall be required to obtain and deliver to the Agent (x) any control or similar agreements with respect to such Debtor’s deposit accounts, securities accounts or commodities accounts or (y) any waivers, subordinations or acknowledgments from any third party who has possession or control of any Collateral, including any agent, landlord, warehousemen, shipper, consignee, processor or bailee.

Section 3.6 Commercial Tort Claims. As of the date hereof, Schedule 2.1(b) identifies all of such Debtor’s commercial tort claims where the amount in controversy is equal to or exceeds $100,000,000, individually.

ARTICLE 4.

Covenants

Each Debtor covenants and agrees with the Agent that until the Date of Full Satisfaction, in accordance with terms and provisions of the Credit Agreement:

Section 4.1 Further Assurances; Exceptions to Perfection. Subject to Section 3.5(b) hereof and Section 5.09 of the Credit Agreement, at any time and from time to time, upon the reasonable request of the Agent, and at the Debtor’s sole expense, each Debtor shall, promptly execute and deliver all such further documentation and take such further action as the Agent may reasonably deem necessary or appropriate to preserve, perfect and protect its security interest in the Collateral and carry out the provisions and purposes of this Agreement and to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. In furtherance of the foregoing, each Debtor hereby authorizes the Agent to file, in the offices of the appropriate governmental unit or units, financing statements naming it as debtor and the Agent as secured party and indicating the Collateral as “all assets” or “all personal property of such Grantor whether now owned or hereafter acquired” or words of similar effect or being of an equal or lesser scope or with greater detail, in substantially the form attached as Exhibit C (as such Exhibit C may be modified for the applicable information of each Debtor), and in the case of United States Registered Intellectual Property included in the Collateral, Intellectual Property Security Agreements substantially in the form of Annex A, in each case as the Agent may reasonably deem appropriate.

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(a) Specific Required Actions.

Without limiting the generality of the foregoing provisions of this Section 4.1, each Debtor shall:

i. execute and deliver short form Intellectual Property Security Agreements substantially in the form of Annex A, as applicable, describing all its Registered Intellectual Property included in the Collateral; and

ii. subject to Section 3.5(b) hereof and Section 5.09 of the Credit Agreement, execute and deliver to the Agent such other documentation as the Agent may reasonably require to perfect, protect and maintain the validity, effectiveness and priority of the Liens intended to be created by this Agreement.

(b) Exceptions to Perfection. Notwithstanding anything to the contrary contained herein, if no Event of Default has occurred and is continuing:

i. a Debtor may retain for collection checks representing proceeds of accounts received in the ordinary course of business;

ii. a Debtor may retain any money received or held in the ordinary course of business;

iii. a Debtor may retain and utilize all dividends and interest paid in respect to any of the Pledged Shares or any other investment property;

iv. a Debtor may retain any documents received and further negotiated; and

v. a Debtor shall not be required to deliver to the Agent any notes or instruments unless the aggregate amount payable under all such notes and instruments which have not been delivered to the Agent exceeds $100,000,000, in which event only the notes or instruments which cause the aggregate amount payable to exceed the $100,000,000 amount shall be delivered to the Agent;

If an Event of Default occurs and is continuing and the Agent requests, then, subject to Section 3.5(b) hereof and Section 5.09 of the Credit Agreement, the Debtors shall take such action as the Agent may reasonably request to perfect and protect the security interests of the Agent in all of the Collateral, including the delivery to the Agent of all Collateral the possession of which is necessary to perfect the security interest of the Agent therein. Each Debtor agrees, upon the occurrence and during the continuation of an Event of Default, that if any proceeds of any Collateral (including payments made in respect of accounts or payment intangibles) shall be received by such Debtor after the Agent’s request under this paragraph, such Debtor shall promptly deliver such proceeds to the Agent with any necessary endorsements, and until such proceeds are delivered to the Agent, such proceeds shall be held in trust by such Debtor for the benefit of the Agent and shall not be commingled with any other funds or property of such Debtor.

Section 4.2 Corporate Changes. Each Debtor will furnish to the Agent prompt written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization or (iii) in its identity or type of organization or corporate structure, such notice, in each case, to be subject to Section 5.09(e) of the Credit Agreement. Each Debtor agrees to take (and hereby authorizes the Agent to take) all action reasonably deemed necessary by the Agent to protect the Agent’s security interest in all of the Collateral having at least the priority described in Section 3.5(a) and required by the terms and provisions of the Credit Agreement.

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Section 4.3 Voting Rights; Distributions, etc. So long as no Event of Default has occurred and is continuing (and the Parent Borrower has not been given at least three (3) Business Days prior written notice to the contrary), each Debtor shall be entitled to exercise any and all voting and other consensual rights (including the right to give consents, waivers and notifications) pertaining to any of the Pledged Shares or any other investment property.

Section 4.4 Additional Investment Property and Instruments. Each Debtor agrees that such Debtor will: (a) not permit any Restricted Subsidiary to issue any Equity Interests, any notes or other securities or instruments in addition to or in substitution for any of the Collateral unless permitted by or not prohibited by the Credit Agreement; and (b) promptly deliver to the Agent an amendment hereto, duly executed by such Debtor, in substantially the form of Exhibit A (each an “Amendment”), in respect of any and all Equity Interests (including any of the same received from a Restricted Subsidiary created, acquired or designated after the date hereof; provided that a Debtor shall not be required to pledge Equity Interests in (x) a Foreign Subsidiary or a Disregarded Domestic Person that in each case is not a Specified Foreign Subsidiary, (y) any Unrestricted Subsidiary or (z) Equity Interests otherwise constituting Excluded Collateral) and notes or other securities or instruments, together with all certificates evidencing such Equity Interests, and subject to the terms of Section 4.1(b)(v), all such notes or other instruments representing or evidencing the same. Such Debtor hereby (a) authorizes the Agent to attach each Amendment to this Agreement and (b) agrees that all such Equity Interests, notes or other securities or instruments listed on any Amendment delivered to the Agent shall for all purposes hereunder constitute Collateral. If any of the Collateral consists of interests in a partnership or limited liability company, such Debtor shall not permit such interest to become a “security” governed by the provisions of Article 8 of the UCC unless such interest is certificated and delivered to the Agent.

Section 4.5 Intellectual Property Covenants.

(a) Whenever such Debtor shall acquire or file an application for any Registered Intellectual Property included in the Collateral or obtain rights thereto or becomes entitled to the benefit of any Registered Intellectual Property, such Debtor shall promptly provide the Agent with written notice thereof describing any such new Registered Intellectual Property, and upon the reasonable request of the Agent, shall promptly execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent’s security interest in any such Registered Intellectual Property, including forms substantially in the form of Annex A, as applicable.

(b) Such Debtor shall: (i) take reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Registered Intellectual Property owned by such Debtor; (ii) file applications to register all new material Copyrights, Patents and Trademarks owned by such Debtor as such Debtor may reasonably deem appropriate; (iii) preserve and maintain all rights in all material Intellectual Property owned by such Debtor; and (iv) use commercially reasonable efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies under this Agreement with respect to the Intellectual Property owned by such Debtor; provided that, in the case of clauses (i), (ii) and (iii), such covenants shall not apply if such Debtor has determined in its reasonable business judgment that such Intellectual Property is no longer necessary for or desirable in the conduct of such Debtor’s business.

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(c) In the event that such Debtor obtains knowledge that any material Intellectual Property owned by such Debtor is Infringed by a third party, such Debtor shall (i) take such actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property (including, where appropriate in such Debtor’s reasonable business judgment, suing for Infringement and/or seeking injunctive relief) and (ii) promptly notify the Agent after such Debtor obtains knowledge of such Infringement.

(d) Such Debtor will promptly notify the Agent if such Debtor obtains knowledge that any material Registered Intellectual Property owned by such Debtor may become forfeited, abandoned or dedicated to the public, or of any adverse determination by any Governmental Authority regarding such Debtor’s rights in, or the validity, enforceability, ownership or use of, any material Registered Intellectual Property owned by such Debtor, including, without limitation, such Debtor’s right to register or to maintain the same.

Section 4.6 Chattel Paper and Letters of Credit. Upon the Agent’s reasonable request following an Event of Default that is continuing, such Debtor will place a legend on any chattel paper included in the Collateral indicating that Agent has a security interest in such chattel paper.

Section 4.7 Commercial Tort Claims. Each Debtor will promptly give notice to the Agent of any commercial tort claim where the amount in controversy is equal to or exceeds $100,000,000 and will supplement Schedule 2.1(b) hereto and otherwise grant to the Agent a perfected security interest in any such commercial tort claim that arises after the date hereof.

Section 4.8 Timing of Actions and Deliverables. Notwithstanding anything to the contrary herein, all actions and deliverables required under this Agreement shall be deemed taken or delivered “promptly” if such actions or deliverables are taken or delivered upon the later of (i) the next delivery date of the financials contemplated by Sections 5.01(a) and 5.01(b) of the Credit Agreement and (ii) the date expressly requested by the Agent acting in its reasonable discretion.

ARTICLE 5.

Rights of the Agent

Section 5.1 POWER OF ATTORNEY. EACH DEBTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE AGENT AND ANY OFFICER OR AGENT THEREOF, WITH FULL POWER OF SUBSTITUTION, AS ITS TRUE AND LAWFUL ATTORNEY IN FACT WITH FULL IRREVOCABLE POWER AND AUTHORITY IN THE NAME OF SUCH DEBTOR OR IN ITS OWN NAME, TO TAKE, ANY AND ALL ACTIONS AND TO EXECUTE ANY AND ALL DOCUMENTATION WHICH THE AGENT AT ANY TIME WHEN AN EVENT OF DEFAULT EXISTS AND IS CONTINUING DEEMS NECESSARY OR DESIRABLE TO ACCOMPLISH THE PURPOSES OF THIS

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AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUCH DEBTOR HEREBY GIVES THE AGENT THE POWER AND RIGHT ON ITS BEHALF AND IN AGENT’S OWN NAME TO DO ANY OF THE FOLLOWING WHEN AN EVENT OF DEFAULT EXISTS AND IS CONTINUING, WITH NOTICE TO THE PARENT BORROWER BUT WITHOUT THE CONSENT OF ANY DEBTOR:

(a) to demand, sue for, collect or receive, in the applicable Debtor’s name or in Agent’s own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents or any other instruments for the payment of money under the Collateral or any policy of insurance;

(b) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral;

(c) (i) to direct account debtors and any other parties obligated on the Collateral to make payment of any and all monies due and to become due thereunder directly to, or otherwise render performance to or for the benefit of, the Agent or as the Agent shall direct; (ii) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with the Collateral; (iv) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral (including any Liens or any supporting obligation securing or supporting the payment thereof); (v) to defend any suit, action or proceeding brought against it with respect to any Collateral; (vi) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (vii) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Agent may determine; (viii) to add or release any guarantor, endorser, surety or other party to any of the Collateral; (ix) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (x) to grant or issue any exclusive or nonexclusive license under or with respect to any of the Intellectual Property included in the Collateral (subject to the rights of any Person under pre-existing Intellectual Property Licenses or other agreements); (xi) to endorse its name on all applications and other documentation necessary or desirable in order for the Agent to use any of the Intellectual Property included in the Collateral; (xii) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); and (xiii) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and the Debtors’ expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent’s security interest therein.

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THIS POWER OF ATTORNEY IS A POWER COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.10. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement and shall not be liable for any failure to do so or any delay in doing so. Neither the Agent nor any Person designated by the Agent shall be liable for any act or omission or for any error of judgment or any mistake of fact or law, except any of the same resulting from its or their gross negligence, willful misconduct or material breach of its obligations under the Loan Documents. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien or supporting obligation given to secure the Collateral.

Section 5.2 Possession; Reasonable Care. The Agent may, from time to time, in its sole discretion, appoint one or more agents to hold physical custody, for the account of the Agent, of any or all of the Collateral that the Agent has a right to possess. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for: (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

Section 5.3 Appointment as Agent; Swap Obligations; Deposit Obligations.

(a) JPMorgan Chase Bank, N.A. is hereby appointed to act as Agent hereunder and under each applicable Security Document and by their acceptance of the benefits hereof and thereof, each Secured Party hereby consents to such appointment and agrees to the terms hereof and to each other Security Document. The Agent shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with the Credit Agreement, this Agreement and the other Security Documents to which the Agent is a party in its capacity as such. In furtherance of the foregoing provisions of this Section 5.3, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agent for the benefit of the applicable Secured Parties in accordance with the terms of the Credit Agreement, this Agreement and the other Security Documents.

(b) The Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to an agreement representing Swap Obligations or Deposit Obligations, unless it shall have received written notice in form and substance satisfactory to the Agent from a Debtor or any such Secured Party as to the existence and terms of the applicable Swap Obligations or Deposit Obligations.

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(c) The obligations of the Agent to the holders of Swap Obligations or Deposit Obligations (the “Additional Secured Parties”), as applicable, hereunder and under any other Security Document shall be limited solely to (i) holding the Collateral for the benefit of the applicable Additional Secured Parties, for so long as (A) any Swap Obligations or any Deposit Obligations, as applicable, remain outstanding and (B) any Swap Obligations or any Deposit Obligations, as applicable, are secured by such Collateral and (ii) distributing any proceeds received by the Agent from the sale, collection or realization of the Collateral to the applicable Secured Party in respect of any Swap Obligations or any Deposit Obligations, as applicable, in accordance with the terms of the Credit Agreement, this Agreement and the other Security Documents. No Additional Secured Party shall be entitled to exercise (or to direct the Agent to exercise) any rights or remedies hereunder with respect to any Swap Obligations or any Deposit Obligations, as applicable, including without limitation the right to enforce any security interest in the Collateral, request any action, institute proceedings, give any instructions, make any election, give any notice to account debtors, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof. Neither the Credit Agreement, this Agreement nor any other Security Document shall create any liability of the Agent, any Lender, or the other Secured Party party to a Loan Document to any Additional Secured Party by reason of actions taken with respect to the creation, perfection or continuation of the security interest in the Collateral, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or action with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party or the valuation, use or protection of the Collateral.

(d) The Agent shall not be required to ascertain or inquire as to the performance by the Parent Borrower or any other obligor of any Swap Obligations or any Deposit Obligations, as applicable.

(e) The Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Agent shall have received a written notice of such Event of Default from a source authorized to provide such notice under the documentation applicable to such Event of Default. The Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

ARTICLE 6.

Default

Section 6.1 Rights and Remedies. If an Event of Default exists and is continuing, the Agent shall have the following rights and remedies:

(a) In addition to all other rights and remedies granted to the Agent in this Agreement (including those set forth in Article 5 hereof) or in any other Loan Document or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral). Without limiting the

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generality of the foregoing, the Agent may: (i) without demand or notice to any Debtor, collect, receive or take possession of the Collateral or any part thereof and for that purpose the Agent may (subject to the rights of third parties with respect thereto) enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable and in the event the Agent seeks to take possession of any or all of the Collateral by judicial process, each Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action; (ii) apply the balance of Debtor’s deposit account held at the Agent to Debtor’s Obligation owed to the Agent in its capacity as a Lender; and/or (iii) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, on an “as is” and “with all faults” basis, with a disclaimer of all warranties (including warranties of title, possession, quiet enjoyment and the like and all warranties of merchantability and fitness) and upon such other terms as the Agent may deem commercially reasonable or otherwise as may be permitted by law. Neither the Agent nor any Secured Party shall have any obligation to clean–up or otherwise prepare the Collateral for sale if the Agent determines that it is not beneficial to do so or if its costs to do so outweigh the benefits expected to be received thereby. The Agent shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof. Upon the reasonable request of the Agent, each Debtor shall within ten (10) days (or within such longer number of days as the Agent may approve): (i) assemble its Collateral and (ii) make it available to the Agent at any place or places designated by the Agent that are reasonably convenient to it and the Agent. Each Debtor agrees that the Agent shall not be obligated to give more than ten (10) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters; provided that no such notice shall be required with respect to any Collateral that is perishable, that threatens to decline speedily in value or is a type customarily sold on the recognized market. The Agent shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each Debtor shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys’ fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of its Obligations and the enforcement of the Agent’s rights under this Agreement and arising as a result hereof (in each case, subject to the limitations set forth in the Credit Agreement). Each Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral applied to its Obligations are insufficient to result in the occurrence of the Date of Full Satisfaction. The Agent may apply the Collateral against the Obligations as provided in the Credit Agreement and when applying the Collateral against the Obligations, unless otherwise provided in the Credit Agreement, any Obligations which are purchase money obligations or represent proceeds of loans utilized to acquire the Collateral shall be deemed to be paid last. Each Debtor waives all rights of marshalling, valuation and

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appraisal in respect of the Collateral. Any proceeds received or held by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and then or at any time thereafter applied in whole or in part by the Agent against, the Obligations in the order permitted by the Credit Agreement. Any surplus of such proceeds and interest accrued thereon, if any, held by the Agent and remaining after the Date of Full Satisfaction shall be promptly paid over to the Debtor entitled thereto or to whomsoever may be lawfully entitled to receive such surplus. The Agent shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement.

(b) Upon three (3) Business Days’ prior written notice to the Parent Borrower, the Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.

(c) The Agent may exercise any and all of the rights and remedies of any Debtor under or in respect of the Collateral, including any and all rights to demand or otherwise require payment of any amount under, or performance of any provision of, any of the Collateral and, upon three (3) Business Days’ prior written notice to the Parent Borrower, any and all voting rights and corporate powers in respect of the Collateral. Each Debtor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other documentation as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this clause (c) and to receive the dividends, interest and other amounts which it is entitled to receive hereunder.

(d) The Agent may collect or receive all money or property at any time payable or receivable on account of or in exchange for any of the Collateral but shall be under no obligation to do so.

(e) On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of the Agent’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental unit. Such compliance will not be considered to adversely affect the commercial reasonableness of any sale of any Collateral.

(f) For purposes of enabling the Agent to exercise its rights and remedies under Section 5.1 and this Section 6.1 and enabling the Agent and its successors and permitted assigns to enjoy the full benefits of the Collateral in each case as the Agent shall be entitled to exercise its rights and remedies under Section 5.1 and this Section 6.1, each Debtor hereby grants to the Agent a nonexclusive license (exercisable solely when an Event of Default exists and is continuing and without payment of royalty or other compensation to such Debtor) to use, assign, license or sublicense any of its Intellectual Property included in the Collateral (subject to the rights of any Person under pre-existing Intellectual Property Licenses or other agreements), including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof and further including in such license such rights of quality control and inspection as are reasonably necessary to prevent the Trademarks included in such license from claims of invalidation. This license shall also inure to the benefit of all successors and permitted assigns and transferees of the Agent.

16

(g) If the Agent sells any of the Collateral of a Debtor on credit, such Debtor will be credited only with payments actually made by the purchaser, received by the Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Debtor shall be credited with the proceeds of the sale.

Notwithstanding the foregoing, no amounts received from any Debtor shall be applied to any Excluded Swap Obligations of such Debtor.

Section 6.2 Private Sales. Each Debtor recognizes that the Agent may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in the Securities Act of 1933, as amended from time to time (the “Securities Act”) and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Neither the Agent nor any Secured Party shall be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if such issuer would agree to do so. Each Debtor further agrees to do or cause to be done, to the extent that it may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental units, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ expense.

Section 6.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Debtor acknowledges and agrees that it is not commercially unreasonable for the Agent: (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare any Collateral for disposition or otherwise to complete raw material for work-in-process into finished goods or other finished products for disposition; (b) except as required by applicable law, to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of; (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens on or any adverse claims against the Collateral; (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (e) to advertise dispositions of Collateral through publications or media of

17

general circulation, whether or not the Collateral is of a specialized nature; (f) to contact other persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral; (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral, that have the reasonable capability of doing so, and that match buyers and sellers of assets; (i) to dispose of assets in wholesale rather than retail markets; (j) to disclaim disposition warranties; (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide the Agent a guaranteed return from the collection or disposition of Collateral; (l) to the extent deemed appropriate by the Agent, to obtain the services of brokers, investment bankers, consultants and other professionals (including the Agent and its affiliates) to assist the Agent in the collection or disposition of any of the Collateral; or (m) to comply with any applicable state or federal law requirement in connection with the disposition or collection of the Collateral. Each Debtor acknowledges that this Section 6.3 is intended to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely by not being included in this Section 6.3. Without limitation upon the foregoing, nothing contained in this Section 6.3 shall be construed to grant any rights to any Debtor or to impose any duties upon the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 6.3.

ARTICLE 7.

Miscellaneous

Section 7.1 No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or the other Loan Documents.

Section 7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Debtor, the Agent, the Secured Parties and respective successors and permitted assigns, except (x) that no Debtor may assign any of its rights or obligations under this Agreement without the prior written consent of the Lenders and (y) the Agent may not appoint a successor Agent, in each case, except in accordance with the Credit Agreement.

Section 7.3 AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF

18

THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as contemplated by the execution and delivery of a Subsidiary Joinder Agreement or an Amendment (which, in each case, only needs to be signed by the party thereto), the provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto (with the consent of the number of Lenders required by the Credit Agreement).

Section 7.4 Notices. All notices and other communications provided for in this Agreement shall be given or made in accordance with the Credit Agreement and if to any Debtor, at the address for notices of the Parent Borrower set forth therein.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.6 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 7.7 Survival of Representations and Warranties. All representations, warranties and certifications made in this Agreement or in any documentation delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations, warranties and certifications or the right of the Agent or any Secured Party to rely upon them.

Section 7.8 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”) transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, (A) the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Parent Borrower or any other Loan Party

19

without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) the Loan Parties shall be entitled to rely on the Electronic Signature purportedly given on behalf of the Agent, any Lender, any Swingline Lender or any Issuing Bank without further verification thereof and without any obligation to review the appearance or form of any Electronic Signature and (ii) upon the request of any Loan Party, the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Debtors, the Agent, the Lenders and any holder of Obligations, by their acceptance of the benefits of this Agreement, hereby agree (i) that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Parent Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original and (ii) each other party hereto or to any Loan Document and/or Ancillary Document may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record).

Section 7.9 Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.10 Termination. Upon the Date of Full Satisfaction and/or the effectiveness of the authorization for release set forth in Section 9.10 of the Credit Agreement, the security interests created hereby shall terminate automatically and the Agent shall, upon the written request of any Debtor, execute and deliver to the Debtors proper documentation acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to each Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and has not previously been sold or otherwise applied pursuant to this Agreement.

Section 7.11 Obligations Absolute. All rights and remedies of the Agent hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of any of the Loan Documents or any documents in respect of any Swap Obligations or Deposit Obligations; (b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any of the Loan Documents or any documents in respect of any Swap Obligations or Deposit Obligations; (c) any exchange, release, or nonperfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee or other supporting obligation, for all or any of the Obligations; or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a third party pledgor or surety other than the Date of Full Satisfaction in accordance with the terms and provisions of the Credit Agreement.

20

Section 7.12 Confirmation of Security Interests; No Novation; Release. By signing this Agreement, each Debtor party hereto hereby confirms that (i) the obligations of such Debtor under the Credit Agreement (as amended and restated on the date hereof) and the other Loan Documents (as amended, restated, amended and restated or otherwise modified on the date hereof) (x) are entitled to the benefits of the security interests set forth or created in the relevant Security Documents delivered prior to the date hereof and the other Loan Documents (in each case, as amended, restated, amended and restated, supplemented or otherwise modified in connection with the Credit Agreement (as amended and restated on the date hereof) and as the same may be released, in each case, as expressly set forth in the Credit Agreement (as amended and restated on the date hereof)), and (y) constitute Obligations for purposes of the Credit Agreement (as amended and restated on the date hereof) and this Agreement and all other relevant Security Documents delivered prior to the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified in connection with the Credit Agreement (as amended and restated on the date hereof) and as the same may be released, in each case as expressly set forth in the Credit Agreement (as amended and restated on the date hereof)) and (ii) notwithstanding the effectiveness of the terms of this Agreement and the Credit Agreement (as amended and restated on the date hereof), except as expressly set forth in the Credit Agreement (as amended and restated on the date hereof) and as such Security Documents are amended, restated, amended and restated or otherwise modified as of the date hereof, the relevant Security Documents delivered prior to the date hereof and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party party hereto hereby ratifies and confirms that all Liens granted, conveyed, or assigned to the Agent by such Person pursuant to each relevant Loan Document delivered prior to the date hereof to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations, as may be extended, increased or otherwise modified hereby. It is the intention of each Loan Party party hereto and the Agent, and each Loan Party party hereto and the Agent acknowledge and agree, that this Agreement, the Credit Agreement and any modifications or amendments to the other Loan Documents contemplated hereby shall not constitute a novation of any rights or obligations of any party under the Existing Credit Agreement and/or the other Loan Documents (as defined in the Existing Credit Agreement) for the purpose of any applicable law.

[SIGNATURE PAGES BEGIN ON NEXT PAGE]

21

EXHIBIT D

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the Lenders parties to the

Third Amended and Restated Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Agreement”), among Darling Ingredients Inc., a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate shall have the meanings assigned to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected______________________ of the Parent Borrower8;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent Borrower and its Restricted Subsidiaries during the accounting period covered by [the attached financial statements] [the financials statements made available to the Administrative Agent for the fiscal [quarter][year] ending [DATE]] [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes];

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default which has not been previously disclosed or which has not been cured as of the end of the accounting period covered by [the attached financial statements] [the financial statements made available to the Administrative Agent for the fiscal [quarter][year] ending [DATE]] or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements most recently delivered or made available to the Administrative Agent under the Agreement;

Described below are the exceptions, if any, to this paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Parent Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on such financial statements:

[8]	Must be a Financial Officer.

4. Schedule I attached hereto sets forth financial data and computations evidencing the Parent Borrower’s compliance with the Financial Covenants for the applicable period, all of which data and computations are true, complete and correct in all material respects;9

5. Schedule II attached hereto sets forth the computations necessary to determine the Applicable Rate for the applicable period.

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II attached hereto and [the attached financial statements] [the financial statements made available to the Administrative Agent for the fiscal [quarter][year] ending [DATE]] in support hereof, are made and delivered this_______ day of__________, 20______.

DARLING INGREDIENTS INC.

By:
Name:
Title:

[9]	To commence on the last day of the first full fiscal quarter following the Effective Date.

SCHEDULE I

TO

COMPLIANCE CERTIFICATE

Compliance as of_________ ,____

A. Section 7.01. Interest Coverage Ratio.

1.  Consolidated net income of Parent Borrower and its Restricted Subsidiaries for the period of four (4) consecutive fiscal quarters then ended determined in accordance with GAAP on a consolidated basis:

$

(a)   any extraordinary, nonrecurring, unusual, nonoperating or noncash gains, income, losses, expenses or charges (including costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders);

$

(b) gains, income, losses, expenses or charges of, and payments in connection with, corporate reorganizations;	$

(c)   gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Equity Interests or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

$

(d)   the income (or loss) of any Unrestricted Subsidiary and any other Person who is not a Restricted Subsidiary; provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received by the Subject Person or such subsidiary in the form of dividends, similar distributions or other payments, in each case, paid in cash (or to the extent converted into cash);

$

(e)   the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Consolidated EBITDA to the extent provided in the definition thereof);

$

(f) the cumulative effect of any change in accounting principles during such period;	$

(g)   any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, closed and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

$

(h)   effects of adjustments (including the effects of such adjustments pushed down to the Subject Person) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;

$

(i) any net income or loss (less all fees, expenses and charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Agreements);	$

(j) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;

$

(k)   any compensation charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from (i) the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (iii) in connection with the rollover, acceleration or payout of Equity Interests held by management of Parent Borrower and/or any of its subsidiaries; provided that, to the extent any such charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Parent Borrower as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent Borrower, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Parent Borrower for which this exclusion is modifying Consolidated Net Income;

$

(l) any fees, costs, commissions and expenses incurred during such period (including rationalization, legal, Tax and structuring fees, costs and expenses), or any amortization or write-off thereof for such period in connection with (i) the Project Ocean Transactions, (ii) the Transactions and (iii) any Investment (other than an Investment among the Parent Borrower and its Subsidiaries in the ordinary course of operations), Disposition (other than Dispositions of inventory or Dispositions among the Parent Borrower and its Subsidiaries in the ordinary course of operations), incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of Indebtedness, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (other than the incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of Indebtedness among the Parent Borrower and its Subsidiaries in the ordinary course of operations), and issuance or offering of Equity Interests, Restricted Payments, acquisitions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (in each case including any such transaction proposed or undertaken, but not completed);

$

(m) accruals and reserves that are established or adjusted within 12 months (i) after the Effective Date that are so required to be established or adjusted as a result of the Transactions and (ii) of the date of any Permitted Acquisition or similar Investment, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies;

$

(n)   any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net gains or losses resulting from Swap Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness); and

$

(o) unrealized net losses, charges or expenses and unrealized net gains in the fair market value (as determined by the Parent Borrower in good faith) of any arrangements under Swap Agreements	$

(p) Consolidated Net Income (Line 1 minus the sum of Lines (a) through (o) above)		$

2. Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ended (a) Consolidated Net Income (from Line 1(p) above)	$

(b)   any provision for (or less any benefit from) income, franchise and similar Taxes (including Taxes in lieu thereof) included in determining Consolidated Net Income (including such Taxes arising out of examinations (including interest and penalties))

$

(c) interest expense deducted in determining Consolidated Net Income	$

(d) amortization and depreciation expense deducted in determining Consolidated Net Income	$

(e) to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges, expenses or deductions	$

(f) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)

$

(g) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties	$

(h)   the amount of loss on Dispositions of Receivables Assets in connection with (i) any Receivables Facility (including Dispositions to any Receivables Subsidiary) and (ii) any incentive, supplier finance or similar program entered into in the ordinary course of business

$

(i) the amount of the proceeds of business interruption insurance representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters))

$

(j) earn-out obligations incurred in connection with any acquisition or other Investment permitted pursuant to Section 6.04 of the Credit Agreement and paid or accrued during such period and on similar acquisitions and Investments completed prior to the Effective Date

$

(k) cash distributions actually received by the Parent Borrower and its Restricted Subsidiaries from joint ventures (including any Renewable Diesel Joint Venture) and Unrestricted Subsidiaries	$

(l) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to Tax restructurings,inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs)

$

(m) amount of any expected cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably projected to be realized from any permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions (whether occurring before or after the Effective Date); provided that, (x) such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are (1) reasonably identifiable and factually supportable (in the good faith determination of such Person) and (2) expected to be realized within 18 months of the date of the event or determination giving rise thereto and (y) the aggregate amount of any increases to Consolidated EBITDA for any Subject Period pursuant to clauses (l) and (m) shall not exceed (1) the amount of any such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X of the Securities Act of 1933 plus (2) 10% of Consolidated EBITDA for such applicable Subject Period

$

(n)   equity income from DGD in excess of cash distributions of the type set forth in clause (k) above from DGD; provided that, the amounts added back to Consolidated EBITDA pursuant to this clause (n) shall not exceed 20% of Consolidated EBITDA for such Subject Period, calculated after giving effect to such add back

$

(o) Consolidated EBITDA (sum of Lines (a) through (n) above)		$

3.  Interest Charges for the period of four (4) consecutive fiscal quarters then ended: the aggregate amount of interest, including payments in the nature of interest under Capital Lease Obligations, paid in cash (net of interest income) but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) costs in connection with the Transactions and any annual administrative or other agency fees and (iv) any discount, yield and/or interest component in respect of (A) any Receivables Facility and/or (B) any incentive, supplier finance or similar program entered into in the ordinary course of business

$

4. Interest Coverage Ratio (Line 2(o) divided by Line 3)				to 1.00
Compliance with Interest Coverage Ratio – Is Line 4 greater than or equal to 3.00 to 1.00?		YES		NO

B. Section 7.02.Total Leverage Ratio.
1. Total Indebtedness[10]
(a) all obligations for borrowed money	$

(b) all Guarantees of obligations for borrowed money	$

(c) all Capital Lease Obligations and purchase money indebtedness	$

(d)   all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, bankers acceptances or similar instruments (including Letters of Credit) outstanding as of such date, in each case which have been drawn as of such date of determination and which have not been reimbursed within three (3) Business Days after such drawing

$

(e) unrestricted cash and Permitted Investments	$

(f) cash and Permitted Investments restricted in favor of the Credit Facilities (which may also include cash and cash equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Credit Facilities)

$

(g)   Sum of Lines (a) through (d) above, in each case (for the avoidance of doubt), after giving effect to the last paragraph of the definition of “Indebtedness”[11] minus the sum of Lines (e) and (f) above

$

2. Consolidated EBITDA (from Line 2(o) above)			$

3. Total Leverage Ratio (Line 1(g) divided by Line 2)
to 1.00
Compliance with Total Leverage Ratio – Is Line 3 less than or equal to 5.50 to 1.00?		YES		NO

[10]	In any event, shall not include any Indebtedness under any Receivables Facilities.
[11]

Last paragraph of the definition of “Indebtedness”: The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of any Person in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the Swap Termination Value with respect to any such Swap Agreement. Notwithstanding the foregoing, (i) any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof, (ii) intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness for purposes hereof, (iii) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations shall not constitute Indebtedness to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (iv) (x) accrued expenses, trade payables, accruals for payroll and similar expenses and obligations, (y) earn-out or similar obligations until such obligation becomes a liability on the balance sheet (other than footnotes thereto) in accordance with GAAP and are not paid within thirty (30) days after the date when due and (z) obligations in connection with purchase price hold-backs in the ordinary course of business, in each case, shall not constitute Indebtedness for purposes hereof and (v) obligations which would otherwise constitute Indebtedness in respect of notes, bonds or similar instruments due to unconditional notice requirements in respect of the redemption thereof shall not constitute Indebtedness for purposes hereof during the period in which such notes are refinanced but remain outstanding due to such unconditional notice requirement (in any event not to exceed two (2) Business Days).

SCHEDULE II

TO

COMPLIANCE CERTIFICATE

Parent Borrower’s Applicable Rate Calculation

A.	Total Leverage Ratio.

1. Total Leverage Ratio (Line B.3 from Schedule I)	to 1.00

B.	Applicable Rate.

Fee Rates and Loans (other than Farm Credit Term A Loans)

Category	Total Leverage Ratio	Term Benchmark/SONIA Spread	ABR/Swingline/C anadian Spread	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 4.75:1.00	2.00%	1.00%	0.30%	2.00%
2	Less than 4.75:1.00 but greater than or equal to 4.00:1.00	1.75%	0.75%	0.25%	1.75%
3	Less than 4.00:1.00 but greater than or equal to 3.25:1.00	1.50%	0.50%	0.225%	1.50%
4	Less than 3.25:1.00 but greater than or equal to 2.50:1.00	1.375%	0.375%	0.20%	1.375%
5	Less than 2.50:1.00 but greater than or equal to 1.50:1.00	1.25%	0.25%	0.175%	1.25%
6	Less than 1.50:1.00	1.00%	0.00%	0.15%	1.00%

Based on the foregoing chart, the Applicable Rate with respect to any (w) Term Benchmark Loan (other than Farm Credit Term A Loans) or SONIA Loan, (x) ABR Loan (other than Farm Credit Term A Loans), Swingline Loan or Canadian Prime Rate Loan, (y) commitment fee rate or (z) letter of credit fee will be set with respect to Category__ as of the Business Day that this Compliance Certificate is delivered.

Farm Credit Term A Loans

Category	Total Leverage Ratio	Term Benchmark Spread	ABR Spread
1	Greater than or equal to 4.75:1.00	2.25%	1.25%
2	Less than 4.75:1.00 but greater than or equal to 4.00:1.00	2.00%	1.00%
3	Less than 4.00:1.00 but greater than or equal to 3.25:1.00	1.75%	0.75%
4	Less than 3.25:1.00 but greater than or equal to 2.50:1.00	1.625%	0.625%
5	Less than 2.50:1.00	1.50%	0.50%

Based on the foregoing chart, the Applicable Rate with respect to any Farm Credit Term A Loan will be set with respect to Category__ as of the Business Day that this Compliance Certificate is delivered.

EXHIBIT E

Form of Incremental Facility Activation Notice

INCREMENTAL FACILITY ACTIVATION NOTICE

[    ], 20[_]

To: JPMorgan Chase Bank, N.A., as Administrative Agent under the Third Amended and Restated Credit Agreement referred to below

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among the Darling Ingredients Inc, a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

This notice is an Incremental Facility Activation Notice referred to in the Credit Agreement to be provided at any time prior to the Date of Full Satisfaction in accordance with the terms and provisions of the Credit Agreement, and the Parent Borrower and each of the [Incremental Term Lenders] [Incremental Revolving Lenders] party hereto hereby notify you that:

1.	The Incremental Facility is an Incremental [Term Facility] [Revolving Facility].

2.	The amount of the [Incremental Term Loan] [Incremental Revolving Commitment] requested by this Incremental Facility Activation Notice is $[ ].[12]

3.

[The amount of the Incremental Term Loan to be made by each Incremental Term Lender is set forth opposite such Incremental Term Lender’s name on the signature pages hereof under the caption “Incremental Term Loan amount”.] [The Incremental Revolving Commitment of each Incremental Revolving Lender is set forth opposite such Incremental Revolving Lender’s name on the signature pages hereof under the caption “Incremental Revolving Commitment.”]

4.

The Business Day on which [such Incremental Term Loans are requested to be made] [Incremental Revolving Commitments are requested to become effective] (the “Increased Amount Date”) pursuant to this Incremental Facility Activation Notice is [     ] [ ], 20[_].

[12]

The amount of Incremental Term Loans and/or Incremental Revolving Commitments requested in an aggregate amount may not exceed the Incremental Amount at such time. The Incremental Term Loans and/or Incremental Revolving Commitments being requested shall be (1) with respect to Incremental Term Loans denominated in dollars, in minimum increments of $15,000,000 and with respect to Incremental Term Loans denominated in an Alternative Currency, in minimum increments of the Dollar Equivalent of $7,500,000, (2) with respect to Incremental Revolving Commitments denominated in dollars, in minimum increments of $10,000,000 and with respect to Incremental Revolving Commitments denominated in an Alternative Currency, in minimum increments of the Dollar Equivalent of $5,000,000 or (3) equal to the remaining Incremental Amount.

5.

The [Incremental Term Loans] [Incremental Revolving Commitments] are to be [on the same terms as] [with terms different from] the outstanding [Term Loans] [Revolving Commitments]. [The terms different from the outstanding [Term Loans] [Revolving Commitments] are:][13]

6.	The proceeds of such [Incremental Term Loans] [Incremental Revolving Commitments] are to be used for [ ].

7.

Attached hereto as Schedule A are pro forma financial statements demonstrating compliance on a Pro Forma Basis with the Financial Covenants after giving effect to such [Incremental Term Loan] [Incremental Revolving Commitments and the Loans to be made thereunder] and the application of the proceeds therefrom.

[Each of the Incremental Term Lenders and the Parent Borrower hereby agree that the amortization schedule relating to this Incremental Term Loan is set forth in Schedule B attached hereto, pursuant to which the maturity date is [     ] [__], 20[_].]

[Each of the Incremental Revolving Lenders and the Borrower hereby agree that the Borrower shall repay all outstanding Incremental Revolving Loans and the Incremental Revolving Commitment will terminate on [     ] [__], 20[_].]

[13]	13 Note that Incremental Term Loans and/or Incremental Revolving Commitments must comply with Section 2.20(d) of the Credit Agreement.

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Incremental Facility Activation Notice as of the date first written above.

DARLING INGREDIENTS INC.

By
Name:
Title:

[DARLING INTERNATIONAL CANADA INC.][14]

By
Name:
Title:

[DARLING INTERNATIONAL NL HOLDINGS B.V.][15]

By
Name:
Title:

[DARLING INGREDIENTS INTERNATIONAL HOLDING B.V.][16]

By
Name:
Title:

[ADDITIONAL BORROWERS][17]

By
Name:
Title:

[INCREMENTAL TERM LENDER]/[INCREMENTAL REVOLVING LENDER]	[Incremental Term Loan Amount]/[Incremental Revolving Commitments] [$ ]

By
Name:
Title:

[14]	Add as applicable.
[15]	Add as applicable.
[16]	Add as applicable.
[17]	Add as applicable.

Schedule A

[Attach pro forma financial statements demonstrating compliance on a Pro Forma Basis with the

Financial Covenants]

Schedule B

Amortization Payment Date	Principal Amount

EXHIBIT F

[Reserved].

EXHIBIT G-1

EXHIBIT G

Form of Tax Exemption Certificate

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among the Darling Ingredients Inc, a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:

F-1

EXHIBIT G-2

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among the Darling Ingredients Inc, a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W- 8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:

G-1

EXHIBIT G-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among the Darling Ingredients Inc, a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten (10) percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

G-2

EXHIBIT G-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among the Darling Ingredients Inc, a Delaware corporation (the “Parent Borrower”), Darling International Canada Inc., Darling International NL Holdings B.V., Darling Ingredients International Holding B.V., the Additional Borrowers party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the same meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

G-3